Exhibit 10.3

AMENDED AND RESTATED PRE-EXPORT FINANCING AGREEMENT

among

USINA MOEMA AÇÚCAR E ÁLCOOL S.A., MONTEVERDE AGRO-ENERGETICA S.A., USINA GUARIROBA LTDA., PEDRO AFONSO AÇÚCAR & BIOENERGIA LTDA., USINA ITAPAGIPE AÇÚCAR E ÁLCOOL LTDA., USINA FRUTAL AÇÚCAR E ÁLCOOL LTDA., AGROINDUSTRIAL SANTA JULIANA LTDA., USINA OUROESTE AÇÚCAR E ÁLCOOL LTDA.
as the Pre-Export Borrowers,

The Pre-Export Lenders from Time to Time Parties Hereto,

and

SUMITOMO MITSUI BANKING CORPORATION,
as Pre-Export Administrative Agent and Pre-Export Collateral Agent

Dated as of May 1, 2018

Sumitomo Mitsui Banking Corporation, ABN AMRO Bank N.V. and ING Bank N.V.
as Pre-Export Joint Lead Arrangers and Pre-Export Bookrunners

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	27
SECTION 2.	AMOUNT AND TERMS OF TERM LOANS	29
2.1	Pre-Export Commitments; Term Loans	29
2.2	Procedure for Pre-Export Loan Borrowing	29
2.3	Pre-Export Commitment Fees, etc	30
2.4	Termination or Reduction of Pre-Export Commitments	30
2.5	Prepayments	30
2.6	Repayment	33
2.7	Continuation of Interest Period	35
2.8	Interest Rates and Payment Dates	35
2.9	Computation of Interest and Fees	36
2.10	Inability to Determine Interest Rate	36
2.11	Pro Rata Treatment and Payments	37
2.12	Requirements of Law	39
2.13	Taxes	40
2.14	Indemnity	43
2.15	Change of Lending Office	43
2.16	Illegality	44
2.17	Replacement of Pre-Export Lenders	44
2.18	Judgment Currency	45
2.19	Notes; Bank Records	45
2.20	Extension Option	46
SECTION 3.	REPRESENTATIONS AND WARRANTIES	49
3.1	No Change	49
3.2	Existence; Compliance with Law	49
3.3	Power; Authorization; Enforceable Obligations	49
3.4	No Legal Bar	50
3.5	Litigation	50

i

3.6	No Default	50
3.7	Ownership of Property; Liens; Insurance	50
3.8	Taxes	50
3.9	Federal Regulations	51
3.10	Investment Company Act; Other Regulations	51
3.11	Subsidiaries	51
3.12	Use of Proceeds	51
3.13	Solvency	51
3.14	Financial Condition	51
3.15	Disclosure	52
3.16	Pari Passu	52
3.17	Sanctions	52
3.18	Choice of Law	53
3.19	Civil Law; No Immunity	53
3.20	The Pre-Export Loans	53
3.21	Security Interests and Liens	53
3.22	Certain Taxes	54
3.23	FATCA	54
3.24	Environmental Matters	54
SECTION 4.	CONDITIONS PRECEDENT	54
4.1	Conditions to Effectiveness and the Initial Pre-Export Loans	54
4.2	Conditions to Each Pre-Export Loan	55
SECTION 5.	COVENANTS	56
5.1	Affirmative Covenants	56
5.2	Export Contracts and Export Receivables Covenants	62
5.3	Negative Covenants	63
5.4	Financial Covenants	66
5.5	Use of Websites	66
SECTION 6.	EVENTS OF DEFAULT	67
SECTION 7.	THE PRE-EXPORT AGENTS	70
7.1	Appointment	70
7.2	Delegation of Duties	70
7.3	Exculpatory Provisions	70

7.4	Reliance by Agents	71
7.5	Notice of Default	71
7.6	Non-Reliance on Agents and Other Pre-Export Lenders	71
7.7	Indemnification	72
7.8	Agent in Its Individual Capacity	72
7.9	Successor Agents	73
7.10	Pre-Export Lead Arrangers and Pre-Export Bookrunners	73
7.11	Agent Communications	73
SECTION 8.	MISCELLANEOUS	74
8.1	Amendments and Waivers	74
8.2	Notices	75
8.3	No Waiver; Cumulative Remedies	76
8.4	Survival of Representations and Warranties	77
8.5	Payment of Expenses	77
8.6	Successors and Assigns; Participations and Assignments	78
8.7	Adjustments; Set-off	81
8.8	Counterparts	82
8.9	Severability	82
8.10	Integration	82
8.11	GOVERNING LAW	82
8.12	Submission To Jurisdiction; Waivers	82
8.13	Acknowledgements	84
8.14	Confidentiality	84
8.15	WAIVERS OF JURY TRIAL	85
8.16	Conversion of Currencies into Dollars	85
8.17	U.S.A. Patriot Act	85
8.18	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	86
SECTION 9.	CO-BORROWER ARRANGEMENTS AND BORROWER REPRESENTATIVE	86
9.1	Status of Co-Pre-Export Borrowers	86
9.2	Appointment of Pre-Export Borrower Representative; Nature of Relationship	87
9.3	Powers	87

9.4	Employment of Agents	88

SCHEDULES:

1          Pre-Export Borrowers Equity Interests
2          Structure Chart prior to Conversion
3          Structure Chart after Conversion
4          Existing Indebtedness

EXHIBITS:

A          Form of Pre-Export Borrower Secretary Certificate
B          Form of Assignment and Acceptance
C          Form of Funding Indemnity Letter
D          Form of Note
E          Form of Compliance Certificate

v

AMENDED AND RESTATED PRE-EXPORT FINANCING AGREEMENT (as amended, amended and restated, supplemented or otherwise modified in accordance with the terms hereof and in effect from time to time, this “Agreement”), dated as of May 1, 2018, among USINA MOEMA AÇÚCAR E ÁLCOOL S.A. (“Usina Moema”), MONTEVERDE AGRO-ENERGETICA S.A., USINA GUARIROBA LTDA., PEDRO AFONSO AÇÚCAR & BIOENERGIA LTDA., USINA ITAPAGIPE AÇÚCAR E ÁLCOOL LTDA., USINA FRUTAL AÇÚCAR E ÁLCOOL LTDA., AGROINDUSTRIAL SANTA JULIANA LTDA., USINA OUROESTE AÇÚCAR E ÁLCOOL LTDA., each organized and domiciled in Brazil (together with any entities that become Pre-Export Borrowers pursuant to the terms hereof, each a “Pre-Export Borrower” and collectively the “Pre-Export Borrowers”), the banks and other financial institutions or entities from time to time parties to this Agreement (the “Pre-Export Lenders”), SUMITOMO MITSUI BANKING CORPORATION (“SMBC”), as a joint lead arranger and as bookrunner, as Pre-Export Administrative Agent for the Pre-Export Lenders, and as a Pre-Export Lender, ABN AMRO Bank N.V. as a joint lead arranger and as a bookrunner (“ABN”) and ING Bank N.V. as a joint lead arranger and as a bookrunner (“ING”).

WHEREAS, the parties agree that this Agreement amends and restates each Existing Pre-Export Loan Agreement (as defined below) solely to the extent related to any Existing Pre-Export Loans (as defined below) that are assigned to the Pre-Export Administrative Agent for the benefit of the Pre-Export Lenders as contemplated under the Framework Agreement (as defined below).

The parties hereto hereby agree as follows:

SECTION 1.          DEFINITIONS

1.1          Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABN”:   as defined in the preamble.

“Adjusted IFRS EBITDA”:  for any period, the result, for the Pre-Export Borrowers and their Subsidiaries (determined on a consolidated basis without duplication in accordance with IFRS), of the following:

(a)          “Gross Profit” (as set forth in the income statement of the consolidated financial statements) minus

(b)          “Selling” (as set forth in the income statement of the financial statements) minus

(c)          “General and Administrative” (as set forth in the income statement of the financial statements) plus (if positive) / minus (if negative)

(d)          “other operating income expenses” (as set forth in the income statement of the consolidated financial statements) plus (if positive) / minus (if negative)

(e)          “Financial Results” (as defined below) plus

(f)          “Depreciation and Amortization” (as set forth in the cash flow statement of the consolidated financial statements) plus

(g)          “Biological Asset Harvested” (as set forth in the cash flow statement of the consolidated financial statements plus (if a loss) / minus (if a gain)

(h)          “Gains or Losses on changes to the fair value less estimated costs to sell biological assets” (as set forth in the cash flow statement of the consolidated financial statements).

As used herein, “Financial Results” means the result of (x) “Gain on Derivative Financial Instruments” (as set forth on the footnote entitled “Finance Income (expense)” in the consolidated financial statements) minus (y) “Losses on Derivative Financial Instruments” (as set forth on the footnote entitled “Finance income expense” in the consolidated financial statements) plus (if a gain) / minus (if a loss) (z) “Exchange rate variation, net” (as set forth on the footnote entitled “Finance income/expense” in the consolidated financial statements); provided, that “Exchange rate variation, net” shall exclude exchange variation arising from the pre-export facility under this Agreement or any other debt facility not denominated in Reais.

“Affiliate”:  with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person.  For purposes of this definition “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Exposure”:  with respect to any Pre-Export Lender at any time, the sum of (a) such Pre-Export Lender’s Loans plus (b) such Pre-Export Lender’s unused Pre-Export Commitments.

“Aggregate Exposure Percentage”:  with respect to any Pre-Export Lender at any time, the ratio (expressed as a percentage) of such Pre-Export Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Pre-Export Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Pre-Export Loan Parties from time to time concerning or relating to bribery or corruption.

“Applicable Margin”:  the per annum rate set forth in the applicable row of the table below:

Total Net Leverage Ratio	Spread
Category 1	2.75%
Category 2	3.00%
Category 3	3.25%
Category 4	3.75%

“Applicable Threshold”: (i) prior to the occurrence of a SugarCo COC Event, $100,000,000 and (ii) after the occurrence of a SugarCo COC Event, $50,000,000.

“Assigned Export Contract”: each Export Contract under which any Assigned Export Receivable arises.

“Assigned Export Receivables”:  the relevant Export Receivables that are assigned by the respective Pre-Export Borrower and Off-Shore SugarCo to the Pre-Export Collateral Agent for the benefit of the Pre-Export Credit Parties from time to time under the Assignment and Security Agreement in accordance with this Agreement and listed on Schedule 1 to the Assignment and Security Agreement.

“Assignee”:  as defined in Section 8.6(c).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit B.

“Assignment and Security Agreement”:  the Assignment and Security Agreement dated on or prior to the Conversion Date, in form and substance reasonably satisfactory to the Pre-Export Collateral Agent.

“Assignor”:  as defined in Section 8.6(c).

“Authorized Agent”:  as defined in Section 8.12(f).

“Authorized Agent Resignation Notice”:  as defined in Section 8.12(f).

“Available Pre-Export Commitment”:  as to any Pre-Export Lender at any time, an amount equal to such Pre-Export Lender’s Pre-Export Commitment then in effect minus:

(a)          the principal amount of its outstanding Pre-Export Loans on such date; and

(b)          for the purposes of Section 2.2 only, in relation to any proposed borrowing or Pre-Export Loan, the principal amount of any Pre-Export Loans that are due to be made by such Pre-Export Lender on or before the proposed Pre-Export Borrowing Date.

“Bail-In Action”:  the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”:  with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“BASEL III”:

(a)          the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III:  A global regulatory framework for more resilient banks and banking systems”, “Basel III:  International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on December 16, 2010, each as amended, supplemented or restated;

(b)          the rules for global systemically important banks contained in “Global systemically important banks:  assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)          any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Basel IV”: the papers prepared by the Basel Committee (i) in January 2016 entitled “Minimum Capital Market Requirements”, (ii) in March 2016 entitled “Revisions to the Standardised Approach for credit risk”, (iii) in June 2016 entitled “Reducing variation in credit risk-weighted assets – constraints on the use of internal model approaches”, and (iv) all other publications considered part of Basel IV, and in each case, as updated from time to time, or any rules, regulations, guidance, interpretations or directives promulgated or issued in connection therewith by any bank regulatory agency (whether or not having the force of law).

“Benefitted Pre-Export Lender”:  as defined in Section 8.76(a).

“BL”:  Bunge Limited, a company incorporated under the laws of Bermuda.

“BNDES”: Banco Nacional de Desenvolvimento Econômico e Social – BNDES.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”:  with respect to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Brazil”:  the Federative Republic of Brazil.

“Brazilian Anti-Corruption Law”:  Brazilian Law No. 12,846, dated August 1, 2013 and Decree No. 8,420, dated March 18, 2015, as amended from time to time, and any regulations issued thereunder or in connection therewith or interpretation thereof by any Governmental Authorities in Brazil.

“Brazilian Civil Code” means Brazilian law No. 10,406 of 10 January 2002, as amended.

“Brazilian Civil Procedure Code” means Brazilian law No. 13,105 of 16 March 2015, as amended.

“Brazilian Security Documents”:  the Mortgage Deeds/Property Fiduciary Sale Agreements, the Equipment Fiduciary Sale/Pledge Agreement and the Sugar Cane Fiduciary Sale/Pledge Agreement.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City and São Paulo, Brazil are authorized or required by law to close; provided, that “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Calculation Period”:  with respect to amounts of principal or interest outstanding and due hereunder, a period equivalent to each Interest Period established for the Pre-Export Loans.

“Capital Stock”:  with respect to any Person, any and all shares, interests, rights to purchase, warrants, options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock or shares, preferred stock or shares and partnership and joint venture interests) of such Person (excluding any debt securities convertible into, or exchangeable for, such equity).

“Cash and Cash Equivalents”:  on any date of determination, the Dollar Equivalent of (a) the amount of cash on the Pre-Export Borrowers’ consolidated balance sheet as of such day plus (b) the amount of cash equivalents on the Pre-Export Borrowers’ consolidated balance sheet as of such day measured in Dollars, in each case, in accordance with the IFRS.

“Casualty Event”:  the damage or destruction, or any taking under power of eminent domain or by any Governmental Authority, or by condemnation or similar proceeding, of any property of any Pre-Export Borrower or any of their respective Subsidiaries that is part of the Collateral for which such Pre-Export Borrower or Subsidiary receives insurance proceeds or proceeds of a condemnation award or other compensation.

“Categories”:  Category 1, Category 2, Category 3 and Category 4, collectively.

“Category 1”, “Category 2”, “Category 3” and “Category 4”; the respective Categories set forth below:

Total Net Leverage Ratio
Category 1	Less than 2.25:1.00
Category 2	Greater than or equal to 2.25:1.00 but less than 2.75:1.00
Category 3	Greater than or equal to 2.75:1.00 but less than 3.25:1.00
Category 4	Greater than or equal to 3.25:1.00

; provided that, notwithstanding anything herein to the contrary, (i) during any period when the Pre-Export Borrowers shall have failed to timely deliver the consolidated financial statements pursuant to Section 5.1(f) or 5.1(g) hereof, or the compliance certificate pursuant to Section 5.1(h) hereof, until such time as the appropriate consolidated financial statements and compliance certificate are delivered, the applicable Category, for purposes of the Applicable Margin and the Pre-Export Commitment Fee Rate shall, at the election of the Pre-Export Administrative Agent (which may be retroactively effective during such period), be  Category 4, regardless of the Total Net Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Pre-Export Administrative Agent in the compliance certificate is shown to be inaccurate (regardless of whether this Agreement or the Pre-Export Commitment is in effect when such inaccuracy is discovered), including through the delivery of audited financial statements in respect of prior periods covered by unaudited quarterly financial statements, and such inaccuracy, if corrected, would have led to the application of a higher or lower Category for any period (an “Applicable Period”) than the Category used to calculate the Applicable Margin and the Pre-Export Commitment Fee Rate for such Applicable Period, then (A) the Pre-Export Borrower Representative shall promptly deliver to the Pre-Export Administrative Agent a corrected compliance certificate for such Applicable Period, (B) the applicable Category for each such Applicable Period shall be determined based on such corrected compliance certificate, and (C) the Pre-Export Borrowers or the Pre-Export Administrative Agent (on behalf of the Pre-Export Lenders), as applicable, shall promptly pay to the other, the accrued additional fees and interest, as applicable, owing or required to be reimbursed as a result of such increased or decreased Applicable Margin and Pre-Export Commitment Fee Rate for such Applicable Period.

“Central Bank of Brazil”:  the Banco Central do Brasil.

“Change in Control”:  the occurrence of any of the following:

(1)          the acquisition by any Person or group, including any group acting for the purpose of acquiring, holding or disposing of securities, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination, of (i) 50% or more of the total voting power of the Voting Stock of Pre-Export Borrower Representative or (ii) solely following the occurrence of a SugarCo COC Event, the Control of Pre-Export Borrower Representative, or

(2) Pre-Export Borrower Representative ceasing to (i) hold 100% of the Voting Stock of each other Pre-Export Borrower or (ii) solely following the occurrence of a SugarCo COC Event, Control each other Pre-Export Borrower; or

(3)          the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of any Pre-Export Borrower and its Subsidiaries, taken as a whole, to any Person that is not a Subsidiary of the Pre-Export Borrower Representative; or

(4)          the first day on which a majority of the members of a Pre-Export Borrower’s Board of Directors are not Continuing Directors.

“Change in Law”:  as defined in Section 2.12.

“Code”:  the United States Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral”:  all the assets, property or collateral pledged, charged, mortgaged, fiduciarily encumbered or assigned (fiduciariamente alienada or fiduciariamente cedida) or otherwise granted, or over or in which a Lien is granted, or purported to be pledged, charged, mortgaged, fiduciarily encumbered or assigned (fiduciariamente alienada or fiduciariamente cedida) or otherwise granted, as collateral security pursuant to any Security Document, such assets, property and collateral to include:

(a)          the Collateral Account;

(b)          the rights of each Pre-Export Loan Party under all Export Contracts to which such Pre-Export Loan Party is a party that have payment obligations that extend at least 12 months after the Pre-Export Maturity Date; and

(c)          all real property and fixed assets of the Pre-Export Loan Parties, including all Sugar Cane and sugar mills and related Equipment;

provided that the Collateral shall not include any Equipment that as of the date hereof is subject to a Lien granted to secure any borrowing from BNDES or any funding provided by BNDES.

“Collateral Account”:  the account in the name of Pre-Export Borrower Representative to be opened prior to the Conversion Date with a bank in New York acceptable to the Pre-Export Collateral Agent, the name, account number and account bank of which shall be disclosed by the Pre-Export Borrower Representative to the Pre-Export Administrative Agent in writing prior to the Conversion Date.

“Collateral Account Control Agreement”:  the control agreement over the Collateral Account dated on or prior to the Conversion Date, in form and substance reasonably satisfactory to the Pre-Export Collateral Agent.

“Connection Income Taxes”:  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Pre-Export Lender” as defined in Section 2.20(c)(i).

“Continuing Directors”:  as of any date of determination, any member of the Board of Directors of a Pre-Export Borrower who (a) was a member of such Board of Directors on the Revolving Closing Date; or (b) was nominated for election, appointed or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of such Pre-Export Borrower’s proxy statement in which such member was named as a nominee for election as a director).

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Conversion”:  the conversion of the Revolving Credit Agreement Commitments to the Pre-Export Commitments following satisfaction of all conditions set forth in Section 2.3 of the Framework Agreement.

“Conversion Date”:  the date, if any, on which Conversion has occurred.

“CRD IV/CRR”:  (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms, and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Credit Agreement Refinancing Indebtedness”: secured or unsecured Indebtedness of the Pre-Export Borrowers in the form of one or more series of term loans, revolving commitments (and corresponding revolving loans) or notes; provided that:

(a)          such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part (and such exchange, extension, renewal, replacement or refinancing occurs substantially concurrently with such incurrence or obtainment), Indebtedness (“Refinanced Debt”) that is existing and currently outstanding Pre-Export Loans or other Credit Agreement Refinancing Indebtedness;

(b)          the Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Refinanced Debt, and the final maturity date of such Credit Agreement Refinancing Indebtedness is not earlier than the maturity date of the Refinanced Debt;

(c)          such Indebtedness may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments hereunder;

(d)          such Indebtedness is not guaranteed by any Person that is not a Pre-Export Loan Party;

(e)          if such Indebtedness is secured, (i) a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of an intercreditor agreement in form and substance reasonably acceptable to the Required Pre-Export Lenders; (ii) any Lien on the Collateral securing such Indebtedness will be pari passu with the Lien of the Pre-Export Credit Parties in such Collateral; and (iii) such Indebtedness is not secured by any asset or property of a Pre-Export Loan Party that does not constitute Collateral; and

(f)          the terms and conditions of such Indebtedness are (x) substantially identical to, or, taken as a whole, not materially more favorable to the lenders or holders providing such Indebtedness than, those applicable to such Refinanced Debt or (y) reflect market terms and conditions at the time of incurrence or issuance thereof, in each case, as determined in good faith by a Responsible Officer of the Pre-Export Borrower Representative; provided that the Pre-Export Borrower Representative will promptly deliver to the Pre-Export Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Pre-Export Borrowers are bound by a confidentiality  obligation with respect thereto, in which case the Pre-Export Borrower Representative will deliver, subject to such confidentiality obligations, a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof); provided, further, that this clause (f) will not apply to:

(i)          terms addressed in the preceding clauses (a) through (e);

(ii)          (w) interest rate, fees, funding discounts and other pricing terms; (x) redemption, prepayment or other premiums; (y) optional prepayment terms; and (z) redemption terms;

(iii)          subordination terms; or

(iv)          covenants or other provisions applicable only to periods after the Pre-Export Maturity Date at the time of incurrence of such Indebtedness.

“Debt Representative”: with respect to any Indebtedness that is secured on a pari passu basis with, or on a junior basis to, the Pre-Export Loans, by a Lien on the Collateral, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debt Service”: on any date of determination, with respect to the Pre-Export Borrowers and their Subsidiaries on a consolidated basis, all regularly scheduled payments or prepayments of principal of Indebtedness that is secured by payments to be made under export contracts and total interest expense (including that portion attributable to capital leases in accordance with IFRS and capitalized interest) (assuming for this purpose that the LIBO Rate and the Applicable Margin for the applicable period are the LIBO Rate and the Applicable Margin on the date of determination), premium payments, debt discount, fees, charges and related expenses with respect to all such outstanding Indebtedness of the Pre-Export Borrowers and their Subsidiaries, in each case to be paid in cash during the twelve month period commencing on such date of determination, but excluding the payment of outstanding Pre-Export Loans hereunder on the Pre-Export Maturity Date.

“Declining Pre-Export Lender”:  as defined in Section 2.20(b)(iii).

“Default”:  any of the events specified in Section 6, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Pre-Export Lender”:  any Pre-Export Lender that (a) has failed to fund any portion of its Pre-Export Loans required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder (unless such Pre-Export Lender has indicated in writing to the Pre-Export Borrower Representative or by public statement that such position is based on such Pre-Export Lender’s good faith determination that a condition precedent to funding a Pre-Export Loan under this Agreement cannot be satisfied),

(b) has notified the Pre-Export Borrower Representative or the Pre-Export Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Pre-Export Lender’s good faith determination that a condition precedent to funding a Pre-Export Loan under this Agreement cannot be satisfied), (c) has otherwise failed to pay over to the Pre-Export Administrative Agent any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (d) (i) is insolvent, (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) has become subject of a Bail-In Action; provided, that a Pre-Export Lender shall not become a “Defaulting Pre-Export Lender” solely as a result of the acquisition or maintenance of an ownership interest in such Pre-Export Lender or Person controlling such Pre-Export Lender or the exercise of control over a Pre-Export Lender or Person controlling such Pre-Export Lender by a Governmental Authority or instrumentality thereof.

“Designated Website”:  as defined in Section 5.5(a).

“Direct Sale”: a direct private sale of equity interests in Usina Moema that is neither (i) carried out on a stock exchange, (ii) in the over-the-counter market nor (iii) an IPO, so long as, with respect to clauses (i) to (iii), such sale of equity interests in Usina Moema carried out on a stock exchange or in the over-the-counter market does not result from a private negotiation.

“Dollar Equivalent”:  on any date of determination (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Reais or any other currency other than Dollars, the equivalent in Dollars of such amount, determined by the Pre-Export Administrative Agent pursuant to Section 8.16 using the Rate of Exchange with respect to such currency on such date in effect under the provisions of such Section.

“Dollars” and “$”:  the lawful currency of the United States.

“Eligible Importer”: any purchaser of Goods from any Pre-Export Borrower or Off-Shore SugarCo which (i) is not located in Brazil and (ii) shall not be located in any High-Risk Country or be a Sanctioned Person.

“Environmental Laws”:  any and all foreign, federal, state, local, provincial or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equipment”:  (i) all the equipment and machinery of the Pre-Export Borrowers and (ii) all proceeds of such equipment and machinery, including whatever funds or property that is hereafter received upon the sale, exchange or disposition of any such equipment and machinery.

“Equipment Fiduciary Sale/Pledge Agreement”: (i) each Equipment Sale Assignment Agreement (Contrato de Constituição de Alienação Fiduciária de Equipamentos) to be entered into by and between the Pre-Export Loan Parties and the Onshore Collateral Agent, as amended from time to time, providing for the fiduciary sale of the Equipment and (ii) each Equipment Pledge Agreement (Contrato de Penhor de Equipamentos) to be entered into by and between the Pre-Export Loan Parties and the Onshore Collateral Agent, as amended from time to time, providing for a first ranking pledge of the Equipment (subject to Permitted Liens), in each case, in form and substance satisfactory to the Pre-Export Lenders and the Onshore Collateral Agent; provided, that the Equipment subject to any such fiduciary sale or pledge shall not include any Equipment that as of the date hereof is subject to a Lien granted to secure any borrowing from BNDES.

“EU Bail-In Legislation Schedule”:  EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”:  any of the events specified in Section 6, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Taxes”:  any of the following Taxes imposed on or with respect to a Recipient, or required to be withheld or deducted from a payment to a Recipient by or on account of any obligation of any Pre-Export Borrower hereunder: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Pre-Export Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to the failure by the Pre-Export Lender to comply with Section 2.13(e) or 2.13(f) and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order”:  Executive Order No. 13224 of September 23, 2011 – Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.

“Existing Pre-Export Loan Agreements”: as defined in the Framework Agreement.

“Existing Pre-Export Loans”:  as defined in the Framework Agreement.

“Export Contract”:  each export contract (a) under which a Pre-Export Borrower or the Off-Shore SugarCo sells and delivers, and an Eligible Importer purchases in free and immediately available Dollars, Goods, (b) solely with respect to an export contract between a Pre-Export Borrower and Off-Shore SugarCo, in form and substance reasonably satisfactory to the Pre-Export Administrative Agent and the Pre-Export Collateral Agent (acting on behalf of the Pre-Export Lenders), (c) that either does not restrict the relevant Pre-Export Borrower or Off-Shore SugarCo from assigning its rights thereunder to the Pre-Export Credit Parties or the relevant Pre-Export Borrower has obtained the consent of the Eligible Importer to such assignment and (d) is governed by the laws of New York.

“Export Receivables”:  all valid and enforceable accounts receivable payable outside of Brazil by an Eligible Importer in immediately available Dollars not subject to any Lien or constraint by any Governmental Authority and arising from the sale of Goods by a Pre-Export Borrower or Off-Shore SugarCo to the relevant Eligible Importer pursuant to an Export Contract.

“Extension Pre-Export Maturity Date”:  means the date falling up to twelve (12) months after the Original Pre-Export Maturity Date as set forth in the Extension Request.

“Extension Request”:  as defined in Section 2.20(a).

“Extension Response Deadline”: as defined in Section 2.20(c)(i).

“FATCA”:  (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable to and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and (b) any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of any law or regulation referred to in paragraph (a) above.

“Fee Letter”:  that certain $700,000,000 Amended and Restated Fee Letter, dated as of April 23, 2018, between Bunge Limited Finance Corp., Bunge Limited and the Pre-Export Joint Lead Arrangers.

“Financial Covenant” and “Financial Covenants”:  as defined in Section 5.4.

“Fixed Asset Coverage Ratio”:  for any date of determination, with respect to the Pre-Export Borrowers on a consolidated basis, the ratio of (a) the Net Debt of the Pre-Export Borrowers at such date secured by the Pre-Export Borrower’s real property, fixed assets and Sugar Cane constituting Collateral to (b) the appraised value (set forth in the most recent appraisal required to be delivered by the Pre-Export Borrowers hereunder) of the Pre-Export Borrowers’ real property, fixed assets and Sugar Cane constituting Collateral.

“Foreign Pre-Export Lender”:  a Pre-Export Lender that is resident or organized under the laws of a jurisdiction other than that in which any Pre-Export Borrower is resident for tax purposes.

“Framework Agreement”: the Framework Agreement, dated as of May 1, 2018, among Bunge Limited Finance Corp., Bunge Limited, the Pre-Export Borrowers and SMBC and the other lenders and agents party thereto.

“Funding Account”:  the account(s) identified by the Pre-Export Borrowers to the Pre-Export Administrative Agent prior to the Conversion Date.

“Funding Indemnity Letter”:  a Funding Indemnity Letter, substantially in the form of Exhibit C.

“Funding Office”:  the office of the Pre-Export Administrative Agent specified in Section 8.2 or such other office as may be specified from time to time by the Pre-Export Administrative Agent as its funding office by written notice to the Pre-Export Borrower Representative and the Pre-Export Lenders.

“Goods”:  Brazilian raw sugar, Brazilian white sugar, Brazilian hydrous ethanol, Brazilian anhydrous ethanol, other sugarcane-based products and any other product agreed to in writing by the Pre-Export Administrative Agent (acting upon the instructions of the Required Pre-Export Lenders).

“Governing Documents”:  the charter and by-laws, articles of incorporation, articles of association, estatuto social, contrato social or other organizational or governing documents of any Person.

“Governmental Approval”:  any permit, consent, license, approval, authorization, exemption, registration, filing, regulation, rule, law, order, opinion or declaration from or with, as the case may be, any Governmental Authority.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Pre-Export Borrower in good faith.

“Hedge Agreements”:  all swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“High-Risk Country”:  any of Cuba, Iran, North Korea, Sudan or Syria.

“IFRS”:  international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indebtedness”:  as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, cédulas de produto rural or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with IFRS, (e) all obligations of such Person created or arising under any conditional sales or other title retention agreement with respect to any property acquired by such Person (including without limitation, obligations under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person with respect to letters of credit and similar instruments, including without limitation obligations under reimbursement agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (h) all Guarantee Obligations of such Person (other than guarantees of obligations of direct or indirect Subsidiaries of such Person).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Pre-Export Borrower under any Pre-Export Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“ING”:   as defined in the preamble.

“Initial Pre-Export Commitment Period”:  the period from and including the Conversion Date and ending on the earlier of (a) the date that is thirty (30) days after the Conversion Date or (b) the date of termination of the Pre-Export Commitments in accordance with the terms hereof.

“Initial Pre-Export Drawdown Date”:  the date during the Initial Pre-Export Commitment Period on which the Initial Pre-Export Loans shall be made to the Pre-Export Borrowers hereunder subject to satisfaction of all conditions precedent set forth in Section 4.1, as requested by the Pre-Export Borrower Representative in the Pre-Export Borrowing Request.

“Initial Pre-Export Loans”:  the initial loans made by the Pre-Export Lenders to the Pre-Export Borrowers during the Initial Pre-Export Commitment Period which must be made on a single date and in an amount of no less than 75% of the Total Pre-Export Commitments as of the Initial Pre-Export Drawdown Date.

“Interest Coverage Ratio”:  on any date of determination, with respect to the Pre-Export Borrowers on a consolidated basis, the ratio of (a) Adjusted IFRS EBITDA (converted to Dollars by using the median Dollars/Reais exchange rate, based on daily observations, set forth on a source reasonably acceptable to the Pre-Export Administrative Agent calculated for the four fiscal quarter period most recently ended to (b) Net Interest Expense for the four fiscal quarter period most recently ended (converted to Dollars by using the median Dollars/Reais exchange rate, based on daily observations, set forth on on a source reasonably acceptable to the Pre-Export Administrative Agent calculated for such four fiscal quarter period).

“Interest Expense”:  with respect to any Person, for any period, the aggregate amount of the interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Indebtedness for that period according to IFRS only to the extent it has a cash effect and:

(a)          including the interest (but not the capital) element of payments in respect of lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(b)          including interest payments in respect of tax refinancing programs offered by Brazilian Governmental Authorities to which the Pre-Export Borrowers may have adhered under Brazilian law;

(c)          including interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of contingent liabilities of such Person if not already included otherwise in any of the other paragraphs of this definition;

(d)          taking no account of any unrealized gains or losses on any derivative instruments other than any derivative instruments which are accounted for on a hedge accounting basis; and

(e)          taking no account of any exchange and monetary variances,

provided that there is no double counting in any calculation hereof.

“Interest Payment Date”:  (a) as to any Pre-Export Loan having an Interest Period of three months or less, the last day of such Interest Period, (b) as to any Pre-Export Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (c) as to any Pre-Export Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Pre-Export Loan, (a) initially, the period commencing on the date of the borrowing with respect to such Pre-Export Loan, and ending on the first three month anniversary of Revolving Closing Date; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Pre-Export Loan, and ending three months thereafter; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)          if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)          no Interest Period may extend beyond the Pre-Export Maturity Date; and

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“IPO”:  initial public offering of equity interests to be further traded on an exchange.

“Judgment Currency”:  as defined in Section 2.18(a).

“LIBO Rate”:  with respect to any Pre-Export Loan denominated in Dollars for each day during each Interest Period the rate per annum equal to the London interbank offered rate administered by ICE Benchmark Administration Limited, or a comparable or successor rate, which rate is approved by the Pre-Export Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Pre-Export Administrative Agent from time to time after consultation with the Pre-Export Borrower Representative) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollars deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that to the extent a comparable or successor rate is approved by the Pre-Export Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice and provided that if any such rate shall as determined above be a negative number the “LIBO Rate” shall be deemed to be zero; provided further, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the rate at which the Pre-Export Administrative Agent offers to place deposits in the currency of such borrowing for such Interest Period to major banks in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien”:  with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, assignment (alienação fiduciária or cessão fiduciária) or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“Market Value”:  with respect to an Assigned Export Contract, (a) if such Assigned Export Contract has a fixed price per metric ton of Goods to be sold thereunder, the amount of the metric tons to be sold thereunder, multiplied by the fixed price according to the price clause set forth therein and (b) if such Assigned Export Contract does not have a fixed price per metric ton of the Goods to be sold thereunder, the amount of metric tons to be sold thereunder, multiplied by the quotation of the relevant Goods as of the date of calculation, being such quotation obtained by the Pre-Export Collateral Agent on the basis of the corresponding market information as provided by the price clause set forth in such Assigned Export Contract, provided, however, that if no specific price clause is contemplated by such Assigned Export Contract, then the quotation shall be obtained by the Pre-Export Collateral Agent (in its sole discretion) from any market rates and price quotations publicly available or prepared by public or private institution reasonably selected by the Pre-Export Collateral Agent and related to the international trade of the relevant Goods.

“Material Adverse Effect”:  (a) a material adverse effect on the business, property, operations, condition (financial or otherwise) or prospects of the Pre-Export Loan Parties taken as a whole or (b) a material impairment of the validity or enforceability of this Agreement or any of the other Pre-Export Loan Documents or the rights or remedies of the Pre-Export Administrative Agent or the Pre-Export Lenders against any Pre-Export Loan Party hereunder or under the other Pre-Export Loan Documents.

“Money Laundering Laws”:  as defined in Section 5.3(h)(i).

“Mortgage Deeds / Property Fiduciary Sale Agreements”:  with respect to each real property described in a schedule to be delivered as a condition to Conversion in accordance with the Framework Agreement and each other real property owned from time to time by any Pre-Export Loan Party, (a) the Mortgage Deed (Escritura de Hipoteca) to be entered into by and between the owner of such real property, as mortgagor, and the Onshore Collateral Agent, as mortgagee, as amended from time to time, providing for a first ranking mortgage over such real property (subject to Permitted Liens) or (b) the Property Fiduciary Sale Agreements (Contrato de Alienação Fiduciária de Imóvel) to be entered into by and between the owner of such real property, as mortgagor, and the Onshore Collateral Agent, as mortgagee, as amended from time to time, providing for the fiduciary sale of such real property, in each case, in form and substance satisfactory to the Pre-Export Lenders and the Onshore Collateral Agent.

“National Monetary Council”:  Conselho Monetário Nacional.

“Net Debt”:  on any date of determination, with respect to any Person, the result of (i) “Third Party Borrowings” (as set forth in the Current and Non-current section of the consolidated financial statements, which for the avoidance of doubt shall include all obligations for borrowed money under credit facilities extended by financial institutions, all obligations evidenced by bonds and all obligations for non-subordinated borrowed money extended by such Person’s unconsolidated Affiliates) minus (ii) such Person’s Cash and Cash Equivalents.

“Net Debt/Total Assets Ratio”:  for any date of determination, with respect to the Pre-Export Borrowers on a consolidated basis, the ratio of (a) the Net Debt of the Pre-Export Borrowers at such date (converted to Dollars by using the closing Dollars/Reais exchange rate set forth on a source reasonably acceptable to the Pre-Export Administrative Agent on the same “as of date” of the financial statements) to (b) the “Total Assets” (as set forth in the balance sheet statement, line “Total Assets” in the consolidated financial statements) of the Pre-Export Borrowers on a consolidated basis in accordance with IFRS at such date (converted to Dollars by using the closing Dollars/Reais exchange rate as of December 31, 2017 set forth on on a source reasonably acceptable to the Pre-Export Administrative Agent).

“Net Interest Expense”:  with respect to any Person, for any period, (a) such Person’s Interest Expense minus (b) such Person’s interest income, excluding any derivatives and exchange and monetary variances.

“Note”:  each promissory note governed by and construed in accordance with the laws of Brazil, substantially in the form and having the content of Exhibit E hereto, duly executed by the relevant Pre-Export Borrower of a Pre-Export Loan, and acknowledged and guaranteed by each other Pre-Export Borrower, and issued to the appropriate Pre-Export Lender(s) and otherwise in compliance with the requirements of Section 2.19.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Pre-Export Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Pre-Export Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Pre-Export Loans and all other obligations and liabilities of the Pre-Export Borrowers to the Pre-Export Administrative Agent or to any Pre-Export Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Pre-Export Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Pre-Export Administrative Agent or to any Pre-Export Lender that are required to be paid by the Pre-Export Borrowers pursuant hereto) or otherwise.

“OECD Country”:  at any time, any nation that is a member of the Organization of Economic Cooperation and Development at such time.

“OFAC”:  as defined in the definition of “Sanctions”.

“Off-Shore SugarCo”: an entity wholly-owned by Usina Moema Acucar e Álcool S.A., to be formed outside of Brazil on or prior to the Conversion Date.

“Offtake Contract Value to Debt Service Coverage Ratio”: for any date of determination, with respect to the Pre-Export Borrowers on a consolidated basis, the ratio of (a) the Debt Service at such date to (b) the sum of (i) 100% of the Market Value of Assigned Export Contracts entered into between Off-Shore SugarCo and Eligible Importers with a fixed price per metric ton of Goods to be sold thereunder, plus (ii) 83% of the Market Value of Assigned Export Contracts entered into between Off-Shore SugarCo and Eligible Importers with a floating price per metric ton of Goods to be sold thereunder.

“Onshore Collateral Agent”: Banco Sumitomo Mitsui Brasileiro S/A.

“Original Pre-Export Maturity Date”:  the Revolving Maturity Date (as defined in the Revolving Credit Agreement immediately prior to Conversion).

“Other Connection Taxes”:  with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Pre-Export Loan Document, or sold or assigned an interest in any Pre-Export Loan or Pre-Export Loan Document).

“Other Taxes”:  any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Pre-Export Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Participant”:  as defined in Section 8.6(b).

“Participant Register”:  as defined in Section 8.6(b).

“Patriot Act”:  as defined in Section 8.17.

“Perfection Requirements”:   the making or the procuring of the appropriate registrations, filings, endorsements, notarizations, stampings, agreements (including assignments of proceeds) and/or notifications required in order to perfect those Liens on the Collateral created or expressed to be created pursuant to this Agreement and the Security Documents, including the requirements set out in Section 5.1(p) (Collateral).

“Performing Pre-Export Lender”:  any Pre-Export Lender that is a Defaulting Pre-Export Lender solely as a result of the occurrence of an event described in clause (d) of the definition of Defaulting Pre-Export Lender that following such event continues to perform all of its obligations under this Agreement and any other Pre-Export Loan Document, and has not been replaced or repaid in accordance with Section 2.17(b).

“Permitted Liens”:  each of:

(a)          customary permitted Liens existing on the Conversion Date that do not affect the rights of the Pre-Export Agents and the Pre-Export Lenders or the value of the Collateral;

(b)          any Lien existing on any property or asset (including, without limitation, Capital Stock) prior to the acquisition thereof by any Pre-Export Borrower or any of their Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary of any Pre-Export Borrower or any of their Subsidiaries after the Conversion Date prior to the time such Person becomes a Subsidiary of any Pre-Export Borrower or any of its Subsidiaries or arising as a result of contractual commitments to grant any Lien on any property or asset (including, without limitation, Capital Stock) existing prior to such acquisition; provided that (i) such Lien is not created in contemplation of, or in connection with, such acquisition or such Person becoming a Subsidiary, as the case may be; and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(c)          Liens for taxes, assessments, governmental charges, levies or claims (including Liens to secure appeal bonds), which are not yet due or can be paid in the future without penalty or are being contested in good faith and by proper proceedings and for which appropriate reserves have been established in accordance with and as required by IFRS;

(d)          Liens in connection with workers’ compensation laws, unemployment insurance laws or similar applicable legislation;

(e)          Liens to secure good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which a Pre-Export Borrower is a party or deposits for the payment of rent, in each case made in the ordinary course of business of such Pre-Export Borrower;

(f)          easements, rights of way, restrictions, defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Pre-Export Borrowers, and any leases and subleases of real property that do not interfere in any material respect with the ordinary conduct of the business of the Pre-Export Borrowers, and which are made on customary and usual terms applicable to similar properties;

(g)          Liens imposed by applicable law in the ordinary course of business, including carriers’, warehousemen’s and mechanics’ liens, statutory landlord’s liens, that do not in the aggregate materially detract from the value of the property subject thereto or interfere in any material respect with the business of the Pre-Export Borrowers;

(h)          Liens granted to secure any borrowing from (i) Banco Nacional de Desenvolvimento Econômico e Social – BNDES or any other Brazilian governmental development bank or credit agency or any financial institution acting as agent for such development bank, but only to the extent acting in its agency capacity therefor or in its capacity as agente de repasse (including borrowings from any Brazilian governmental bank with funds provided by Brazilian governmental regional funds (which shall include, without limitation, Financiadora de Estudos e Projetos – FINEP, Fundo de Desenvolvimento do Nordeste – FDNE and Fundo de Desenvolvimento do Centro Oeste – FCO)), or (ii) any international or multilateral development bank, government-sponsored agency, export-import bank or official export-import credit insurer;

(i)          judgment Liens and other Liens in respect of legal proceedings (including Liens to secure bonds posted in order to obtain stays of judgment, attachments or orders) not triggering any Event of Default provided that each such Lien is being contested in good faith and by proper proceedings and for which appropriate reserves have been established in accordance with and as required by IFRS;

(j)          Liens securing hedging obligations so long as such hedging obligations are entered into for bona fide, non-speculative purposes;

(k)          any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien set forth in this definition, except for the Lien permitted under clause (c) of this definition;

(l)          Liens created solely for the purpose of securing the payment of all or a part of the purchase price of property (including Capital Stock of any Person) acquired, constructed or improved after the date hereof; provided that (i) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the purchase price of the property so acquired, constructed or improved, and (ii) such Liens shall not encumber any property other than the property so acquired, constructed or improved and shall attach to such property within 180 days of the construction, acquisition or improvement of such property;

(m)          any Lien securing Indebtedness for the purpose of financing all or part of cost of the acquisition, construction or development of a project; provided that the Liens in respect of such Indebtedness are limited to assets (including Capital Stock of the project entity) and/or revenues of such project; and provided further that the Lien is incurred before, or within 180 days after the completion of, that acquisition, construction or development and does not apply to any other property of the relevant Person;

(n)          Liens securing Credit Agreement Refinancing Indebtedness;

(o)          Liens on Export Contracts (other than Assignment Export Contracts) and Export Receivables (other than Assigned Export Receivables);

(p)          Liens on cash deposited as collateral in connection with financings where Liens are permitted under clause (o) of this definition;

(q)          Liens on accounts receivable (other than Assigned Export Receivables) and other related assets arising in connection with transfers thereof to the extent such transfers are treated as true sales;

(r)          Liens granted under the Pre-Export Loan Documents;

(s)          Liens on any checking account, saving account, clearing account, futures account, deposit account, securities account, brokerage account, custody account or other account (or on any assets held in such account), securing obligations under any agreement or arrangement related to the opening of or provision of clearing, pooling, zero-balancing, brokerage, settlement, margin or other services related to such account (or on any assets held in such account), which customarily exist on similar accounts (or on any assets held in such accounts) of corporations in connection with the opening of, or provision of clearing, pooling, zero-balancing, brokerage, settlement, margin or other services related, to such accounts; and

(t)          Liens incurred in connection with letters of credit or other similar instruments issued in the normal course of business of any Pre-Export Borrower or any Subsidiary, including without limitation, obligations under reimbursement agreements.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pre-Approved Controlling Shareholder”: as defined in the Framework Agreement.

“Pre-Export Administrative Agent”:  SMBC, together with its Affiliates, in its capacity as the administrative agent for the Pre-Export Lenders under this Agreement and the other Pre-Export Loan Documents, together with any of its successors.

“Pre-Export Agents”:  each of the Pre-Export Administrative Agent, the Pre-Export Collateral Agent and the Onshore Collateral Agent, and “Pre-Export Agent” means all of them, collectively.

“Pre-Export Borrower” and “Pre-Export Borrowers”:  as defined in the preamble hereto.

“Pre-Export Borrower Representative”: Usina Moema Acucar e Álcool S.A.

“Pre-Export Borrowing Date”:  any Business Day specified by the Pre-Export Borrower Representative as a date on which a Pre-Export Borrower requests the Pre-Export Lenders to make Pre-Export Loans hereunder or to take assignments of Existing Pre-Export Loans pursuant to the Framework Agreement.

“Pre-Export Borrowing Request”:  as defined in Section 2.2.

“Pre-Export Borrowing Time”:  as defined in Section 2.2.

“Pre-Export Collateral Agent”:  SMBC, together with its Affiliates, in its capacity as the collateral agent for the Pre-Export Lenders under this Agreement and the other Pre-Export Loan Documents, together with any of its successors.

“Pre-Export Commitment”:  as to any Pre-Export Lender, the obligation of such Pre-Export Lender to either make Pre-Export Loans or to take assignments of Existing Pre-Export Loans pursuant to the Framework Agreement in an aggregate principal amount equal to such Pre-Export Lender’s Revolving Credit Agreement Commitment or the amount specified in the Assignment and Acceptance pursuant to which such Pre-Export Lender became a party hereto, in each case, as the same may be increased or reduced from time to time pursuant to the terms hereof.

“Pre-Export Commitment Fee Rate”:  the per annum rate set forth in the applicable row of the table below:

Total Net Leverage Ratio	Spread
Category 1	0.96%
Category 2	1.05%
Category 3	1.14%
Category 4	1.31%

“Pre-Export Commitment Period”:  the period from and including the Conversion Date and ending on the earlier of (a) the date that is twelve (12) months prior to the Pre-Export Maturity Date or (b) the date of termination of the Pre-Export Commitments in accordance with the terms hereof.

“Pre-Export Credit Parties”:  collectively, the Pre-Export Lenders, the Pre-Export Agents, the Pre-Export Joint Bookrunners and Pre-Export Joint Lead Arrangers, in each of their respective capacities under the Pre-Export Loan Documents, and their successors and permitted assigns.

“Pre-Export Drawdown Date”:  each date during the Pre-Export Commitment Period on which the Pre-Export Loans shall be made to a Pre-Export Borrower hereunder subject to satisfaction of all conditions precedent set forth in Section 4.1 or Section 4.2 (as applicable), as requested by the Pre-Export Borrower Representative in a Pre-Export Borrowing Request.

“Pre-Export Guarantors”: (i) on and after the Initial Pre-Export Drawdown Date, Off-Shore SugarCo and (ii) the Subsidiaries of the Pre-Export Borrower that are not wholly owned by the Pre-Export Borrowers that shall be required to execute and deliver the Pre-Export Guaranty pursuant to Section 5.1(t)(ii).

“Pre-Export Guaranty”: a guaranty agreement in form and substance reasonably acceptable to the Pre-Export Administrative Agent and the Pre-Export Lenders.

“Pre-Export Joint Bookrunners”:  SMBC, ABN and ING as joint bookrunners.

“Pre-Export Joint Lead Arrangers”:  SMBC, ABN and ING as joint lead arrangers.

“Pre-Export Lender Affiliate”: (a) any Affiliate of any Pre-Export Lender, (b) any Person that is administered or managed by any Pre-Export Lender or any Affiliate of any Pre-Export Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Pre-Export Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Pre-Export Lender or by an Affiliate of such Pre-Export Lender or investment advisor.

“Pre-Export Lenders”:  as defined in the preamble hereto.

“Pre-Export Loan”:  any loan made by any Pre-Export Lender pursuant to this Agreement or any assignment of Existing Pre-Export Loan taken by any Pre-Export Lender pursuant to the Framework Agreement.

“Pre-Export Loan Documents”:  this Agreement, the Framework Agreement, each Note, each Security Document, each Assignment and Acceptance, each Pre-Export Borrowing Request, each Fee Letter, the Pre-Export Guaranty and other documents and/or agreements delivered or entered into in connection with the foregoing.

“Pre-Export Loan Parties”: the Pre-Export Borrowers, Off-Shore SugarCo and the Pre-Export Guarantors.

“Pre-Export Maturity Date”:  the Original Pre-Export Maturity Date or, in respect of Consenting Pre-Export Lenders (and Replacement Pre-Export Lenders, if applicable), if the extension option under Section 2.20 has been exercised, the Extension Pre-Export Maturity Date, as applicable.

“Pre-Export Taxes”:  as defined in Section 3.20(b).

“Principal Repayment Date”:  as defined in Section 2.6(a).

“Properties”:  the real properties described in a schedule to be delivered to the Pre-Export Administrative Agent as a condition to the Conversion under the Framework Agreement, including all buildings, structures, improvements and other property related thereto and located on the relevant real properties, and all other properties described in each Mortgage Deed / Property Fiduciary Sale Agreement, except for the land on which sugar cane is grown.

“Rate of Exchange”:  as of the relevant date, the rate of exchange set forth on the relevant page of the Reuters screen on or about 11:00 a.m., New York time, for the purchase of Dollars with Reais or another currency other than Dollars or Reais or another currency other than Dollars with Dollars on such date.

“Reais”, “Brazilian Reais” and “R$”:  the lawful currency of Brazil.

“Recipient”:  (a) any Pre-Export Agent, (b) any Pre-Export Lender and (c) any other recipient of a payment under this Agreement.

“Refinanced Debt”: as defined in the definition of “Credit Agreement Refinancing Indebtedness”.

“Register”:  as defined in Section 8.6(d).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Replacement Pre-Export Lender”: as defined in Section 2.20(e)

“Required Pre-Export Lenders”:  at any time, the holders of more than 50% of the Aggregate Exposure Percentage.

“Requirement of Law”:  as to any Person, the Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  as to any Person, any member of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President of such Person or any other officer of such Person customarily performing functions similar to those performed by any of the above-designated officers.

“Restricted Party”:  any person listed (a) in the Annex to the Executive Order, (b) on the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC or (c) in any successor list to either of the foregoing.

“Restricted Payment”:  any payment or other distribution (whether in cash, securities or other property) by a Person, directly or indirectly, (a) of any dividend or other distribution on its Capital Stock or any interest on its capital, (b) in respect of the purchase, acquisition, redemption, retirement, defeasance or other acquisition for value of any of its Capital Stock or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (c) in respect of the return of any capital, or in the form of an advance of Indebtedness of such Person, to its stockholders, (d) in connection with any distribution or exchange of property in respect of its Capital Stock, warrants, rights, options, obligations or securities to or with its stockholders as such, or (e) in return for any irrevocable equity contributions, other than non-redeemable Capital Stock.

“Revolving Closing Date”:  the date of the Revolving Credit Agreement, which is May 1, 2018.

“Revolving Credit Agreement”:  the Revolving Credit Agreement dated as of May 1, 2018 among Bunge Limited Finance Corp., Bunge Limited and SMBC and the other lenders and agents party thereto.

“Revolving Credit Agreement Commitment”:  with respect to each Revolving Lender under the Revolving Credit Agreement, the amount of such Revolving Lender’s commitment to extend loans under the Revolving Credit Agreement immediately preceding the Conversion.

“Revolving Lender”:  each lender under the Revolving Credit Agreement.

“ROF”:  each electronic registry of the financial terms and conditions of a Pre-Export Loan identified by a code number obtained by or on behalf of a Pre-Export Borrower prior to disbursement of such Pre-Export Loan through the Central Bank of Brazil Information System - SISBACEN, under the Module Registry of Financial Transaction (“Módulo de Registro de Operação Financeira - ROF”), in accordance with the regulations issued by the National Monetary Council and the Central Bank of Brazil.

“Sanctions”:  any applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; (v) Brazil, (vi) the relevant authorities of Switzerland; (vii) the member states of the European Union; or (viii) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (together, “Sanctions Authorities”).

“Sanctions Authorities”:  has the meaning given to it in the definition of “Sanctions”.

“Sanctions List”:  the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Financial Sanctions Targets issued by Her Majesty’s Treasury, or any similar applicable list issued or maintained or made public by any of the Sanctions Authorities.

“Security Documents”:  the Assignment and Security Agreement, the Collateral Account Control Agreement and the Brazilian Security Documents.

“Shipping Documents”:  with respect to any Assigned Export Receivable or any Export Receivable with respect to which the relevant Eligible Importer makes payments thereunder into the Collateral Account, a clean on board ocean bill of lading, an invoice and a bill of exchange or negotiable instrument in the amount of the relevant Export Receivable drawn on the Eligible Importer or otherwise due by such Eligible Importer and all other documentation required for payment of the relevant Assigned Export Receivable under the relevant Assigned Export Contract.

“SMBC”:   as defined in the preamble.

“Solvent”:  with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsequent Pre-Export Commitment Period”:  provided that the Pre-Export Borrowers have borrowed the Initial Pre-Export Loans, the period from and after termination of the Initial Pre-Export Commitment Period in accordance with clause (a) of the definition thereof and ending on the earlier of (a) the date that is twelve (12) months prior to the Pre-Export Maturity Date or (b) the date of termination of the Pre-Export Commitments in accordance with the terms hereof.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of a Pre-Export Borrower.

“Sugar Cane”:  the sugar cane roots located on the areas identified in a schedule to be delivered to the Pre-Export Administrative Agent as a condition to Conversion under the Framework Agreement and all of their products, including whatever funds or property that is hereafter received upon the sale, exchange or disposition of any such sugar cane roots or their products.

“Sugar Cane Fiduciary Sale/Pledge Agreement”:  (i) each Sugar Cane Fiduciary Sale Agreement (Contrato de Constituição de Alienação Fiduciária de Soqueira de Cana-de-açúcar, Produtos e Frutos) to be entered into by and among the Pre-Export Loan Parties and the Onshore Collateral Agent, as amended from time to time, providing for the fiduciary sale of the Sugar Cane and (ii) each Sugar Cane Pledge Agreement (Contrato de Penhor de Soqueira de Soqueira de Cana-de-açúcar, Produtos e Frutos) to be entered into by and among the Pre-Export Loan Parties and the Onshore Collateral Agent, as amended from time to time, providing for a first ranking pledge of the Sugar Cane (subject to Permitted Liens), in each case, in form and substance satisfactory to the Pre-Export Lenders and the Onshore Collateral Agent.

“SugarCo COC Event”:  the occurrence of Bunge Limited ceasing to hold, directly or indirectly, including by way of IPO, beneficial ownership of equity interests representing more than 50.0% of the aggregate voting power of the Voting Stock of each Pre-Export Borrower.

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Net Leverage Ratio”:  on any date of determination, with respect to the Pre-Export Borrowers on a consolidated basis, the ratio of (a) Net Debt of the Pre-Export Borrowers at such date (converted to Dollars by using the closing Dollars/Reais exchange rate set forth on a source reasonably acceptable to the Pre-Export Administrative Agent on the same “as of date” of the financial statements) to (b) Adjusted IFRS EBITDA for the four fiscal quarter period most recently ended (converted to Dollars by using the median Dollars/Reais exchange rate, based on daily observations, as per a source reasonably acceptable to the Pre-Export Administrative Agent calculated for such four fiscal quarter period).

“Total Pre-Export Commitments”:  at any time, the aggregate amount of all Pre-Export Lenders’ Pre-Export Commitments then in effect.

“Total Pre-Export Loans”:  at any time, the aggregate principal amount of the Pre-Export Loans of the Pre-Export Lenders outstanding at such time.

“Transferee”:  any Assignee or Participant.

“United States”:  the United States of America.

“U.S. Tax Obligor”: a Person (a) which is resident for tax purposes in the United States or (b) some or all of whose payments under the Pre-Export Loan Documents are from sources within the United States for U.S. federal income tax purposes.

“Voting Stock”:  with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness as of any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization and any prepayments), including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Withholding Pre-Export Agent”:  the Pre-Export Borrowers and the Pre-Export Administrative Agent.

“Write-Down and Conversion Powers”:  with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2          Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Pre-Export Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein and in the other Pre-Export Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Pre-Export Borrowers not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under IFRS, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”,

(iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein).

(c)          The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)          Notwithstanding any other provision contained herein or in the other Pre-Export Loan Documents, all terms of an accounting or financial nature used herein and in the other Pre-Export Loan Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Pre-Export Loan Documents shall be made, and prepared:

(i)          in accordance with IFRS (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by IFRS; provided, however, that all accounting terms used in the Pre-Export Loan Documents (and all defined terms used in the definition of any accounting term used in the Pre-Export Loan Documents) shall have the meaning given to such terms (and defined terms) under IFRS as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements referred to herein and in the other Pre-Export Loan Documents.  In the event of any change after the date hereof in IFRS, and if such change would affect the computation of any of the financial covenants set forth in any Pre-Export Loan Document, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to the applicable Pre-Export Loan Documents that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Pre-Export Borrowers’ or any of their Subsidiaries’ financial statements at the time, provided that, until so amended such financial covenants shall continue to be computed in accordance with IFRS prior to such change therein; and

(ii)          without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Pre-Export Borrowers or any of their Subsidiaries at “fair value”, as defined therein.

Notwithstanding the foregoing or anything to the contrary set forth herein, to the extent a change in IFRS occurs (whether or not such change is, as of the date hereof, already scheduled to occur after the date hereof) which results in operating leases being treated or classified as capital leases or which reclassifies capital leases using different terminology (e.g., as “finance leases”), such change shall not be given effect under the Pre-Export Loan Documents (including, without limitation, in any computation of financial covenants), and the Pre-Export Borrowers shall continue to provide financial reporting which differentiates between operating leases and capital leases, in each case in accordance with IFRS as in effect on the date hereof.

SECTION 2.          AMOUNT AND TERMS OF TERM LOANS

2.1          Pre-Export Commitments; Term Loans.  (a)  Subject to the terms and conditions hereof, each Pre-Export Lender severally agrees to make (whether by means of any new loan or by taking an assignment of Existing Pre-Export Loans pursuant to the Framework Agreement) (x) each Initial Pre-Export Loan to each applicable Pre-Export Borrower on a single borrowing date during the Initial Pre-Export Commitment Period and (y) further Pre-Export Loans to the Pre-Export Borrowers from time to time during the Subsequent Pre-Export Commitment Period, in an aggregate Dollar principal amount at any one time outstanding for all of such Pre-Export Loans pursuant to this clause (a) which does not exceed the amount of such Pre-Export Lender’s Pre-Export Commitment.  The Pre-Export Borrowers shall not request and no Pre-Export Lender shall be required to make any Pre-Export Loan if, after making such Pre-Export Loan, the Total Pre-Export Loans would exceed the Total Pre-Export Commitments then in effect.

(b)          The Pre-Export Administrative Agent is hereby authorized by the Pre-Export Borrowers and each Pre-Export Lender to register with the Central Bank of Brazil the respective repayment schedule (esquema de pagamento) of each Pre-Export Loan to a Pre-Export Borrower after the conditions precedent set forth in Section 4.1 or Section 4.2 (as applicable) are satisfied and the Pre-Export Borrowers shall provide to the Pre-Export Administrative Agent all documents and information required therefor, including, without limitation, login details and the pin number required therefor.

2.2          Procedure for Pre-Export Loan Borrowing.  The Pre-Export Borrowers may borrow under the Pre-Export Commitments (whether by means of any new loan or by  assignment of Existing Pre-Export Loans pursuant to the Framework Agreement) (x) in respect of the Initial Pre-Export Loans, during the Initial Pre-Export Commitment Period on the Initial Pre-Export Drawdown Date and (y) in respect of all other Pre-Export Loans, during the Subsequent Pre-Export Commitment Period on each other Pre-Export Drawdown Date; provided, that the Pre-Export Borrower Representative shall give the Pre-Export Administrative Agent irrevocable notice (which notice must be received by the Pre-Export Administrative Agent prior to 10:00 a.m., New York City time, three (3) Business Days prior to the requested Pre-Export Drawdown Date) specifying (i) the applicable Pre-Export Borrower borrowing the Pre-Export Loan, (ii) the amount of the Pre-Export Loans to be borrowed and in the event of an assignment of Pre-Export Loans pursuant to the Framework Agreement, the amount of the Pre-Export Loans being assigned, the identity of the assignor of such Pre-Export Loans and the other information required to be provided under the Framework Agreement and (iii) the requested Pre-Export Drawdown Date (such notice shall be referred to herein as the “Pre-Export Borrowing Request”);

provided, further, that the amount of each Pre-Export Loan to be borrowed or the amount of each Existing Pre-Export Loan to be assigned must be in an amount greater than $3,000,000.  Upon receipt of any such Pre-Export Borrowing Request from the Pre-Export Borrower Representative, the Pre-Export Administrative Agent shall promptly notify each Pre-Export Lender thereof.  Each Pre-Export Lender will make its pro rata share of the Pre-Export Loans requested available to the Pre-Export Administrative Agent for the account of the applicable Pre-Export Borrower at the Funding Office prior to 11:00 a.m., New York City time (the “Pre-Export Borrowing Time”), on the applicable Pre-Export Drawdown Date, in each case in funds immediately available in Dollars to the Pre-Export Administrative Agent, and the Pre-Export Administrative Agent shall transfer the amounts to the Funding Account on or before 2:00 p.m., New York City time, on the applicable Pre-Export Drawdown Date.

2.3          Pre-Export Commitment Fees, etc.  (a)  The Pre-Export Borrowers jointly and severally agree to pay to the Pre-Export Administrative Agent, for the account of the Pre-Export Administrative Agent, the Pre-Export Joint Lead Arrangers and for the account of the Pre-Export Lenders, respectively, the fees in the amounts and on the dates previously agreed to in the Fee Letter.

(b)          The Pre-Export Borrowers jointly and severally agree to pay to the Pre-Export Administrative Agent for the account of each Pre-Export Lender (other than a Defaulting Pre-Export Lender that is not a Performing Pre-Export Lender) a commitment fee in Dollars for the period from and including the date hereof to the last day of the Pre-Export Commitment Period, computed at a rate per annum equal to for each day during such period the Pre-Export Commitment Fee Rate on such day, on the amount of the Available Pre-Export Commitment of such Pre-Export Lender on such day, payable quarterly in arrears on the last day of each of March, June, September and December and on the last day of the Pre-Export Commitment Period.

2.4          Termination or Reduction of Pre-Export Commitments.  The Pre-Export Borrower Representative shall have the right, upon irrevocable notice delivered to the Pre-Export Administrative Agent, to terminate the Pre-Export Commitments or, from time to time, to reduce the amount of the Pre-Export Commitments; provided, that no such termination or reduction of Pre-Export Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Pre-Export Loans made on the effective date thereof, the Total Pre-Export Loans would exceed the Total Pre-Export Commitments.  Any such reduction shall be in an amount equal to at least $1,000,000 or any larger whole multiple thereof, and shall reduce permanently the Pre-Export Commitments then in effect. The Pre-Export Commitments shall terminate in their entirety on the last day of the Initial Pre-Export Commitment Period if the Initial Pre-Export Loans have not been made on or before such date.

2.5          Prepayments.  (a)  The Pre-Export Borrowers may at any time and from time to time voluntarily prepay the Pre-Export Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Pre-Export Administrative Agent no later than 10:00 a.m., New York City time, five (5) Business Days prior thereto.  The notice referred to in the preceding sentence shall specify the date and amount of prepayment; provided, that if a Pre-Export Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Pre-Export Borrowers shall also pay any amounts owing pursuant to Section 2.14.

Upon receipt of any such notice the Pre-Export Administrative Agent shall promptly notify each relevant Pre-Export Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Pre-Export Loans shall be in an aggregate principal amount equal to at least $1,000,000 (or the Dollar Equivalent thereof) or any larger whole multiple thereof.  Amounts prepaid may not be re-borrowed.

(b)          If any Pre-Export Borrower incurs any debt obligations for borrowed money after the Initial Pre-Export Drawdown Date, other than Indebtedness permitted pursuant to Sections 5.3(b)(ii) and (iii), such Pre-Export Borrower shall prepay the Pre-Export Loans or, if requested by such Pre-Export Borrower, the Pre-Export Lenders shall assign a pro rata percentage of all of the Pre-Export Loans to the lender or other creditor that provides such debt obligation in an amount equal to the aggregate net cash proceeds of such debt obligations.  Any such prepayment or assignment of Pre-Export Loans pursuant to this Section 2.5(b) shall be made together with accrued interest to the date of such prepayment or assignment on the amount prepaid or assigned, and the Pre-Export Borrowers shall also pay any amounts owing pursuant to Section 2.14.

(c)          If (1) the Pre-Export Borrowers or any of their Subsidiaries dispose of any property or assets (other than any disposition of any property or assets permitted by Section 5.3(f) of this Agreement) or (2) any Casualty Event occurs, in each case which results in the realization or receipt by the Pre-Export Borrowers or such Subsidiaries of net cash proceeds, the Pre-Export Borrowers shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of such realization or receipt by the Pre-Export Borrowers or any Subsidiary of such net cash proceeds, subject to clause (e) of this Section 2.5, an aggregate principal amount of Pre-Export Loans in an amount equal to 100% of all such net cash proceeds realized or received; provided that, at the option of the Pre-Export Borrower, such Pre-Export Borrower may use all or any portion of such net cash proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Pre-Export Borrower within 6 months of such receipt, and such net cash proceeds shall not be required to be prepaid except to the extent not, within 6 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 6-month period but within such 6-month period are contractually committed to be used, then upon the termination of such contract or if such net cash proceeds are not so used within such 6-month period or, if later, 180 days from the entry into such contractual commitment, then such remaining portion shall be required to be prepaid without giving effect to this proviso);

(d)          Each prepayment or assignment of Pre-Export Loans pursuant to clauses (b) and (c) above (A) shall be applied ratably to each Pre-Export Loan then outstanding, (B) shall be applied as a pro rata reduction of the quarterly principal payments and final principal payment required under Section 2.6(a) based on the percentage that the aggregate net cash proceeds from the debt obligations for borrowed money or net cash proceeds from asset disposition or Casualty Event, as applicable, represent of the aggregate outstanding balance of the Pre-Export Loans at the time of such prepayment or assignment of Pre-Export Loans and (C) shall be paid to the applicable Pre-Export Lenders in accordance with their respective pro rata share (or other applicable share provided by this Agreement) of each such Pre-Export Loans.

(e)          The Pre-Export Borrower Representative shall notify the Pre-Export Administrative Agent in writing of any mandatory prepayment of Pre-Export Loans required to be made by the Pre-Export Borrowers pursuant to clauses (b) and (c) above (and any request for the Pre-Export Lenders to assign a pro rata percentage of all of the Pre-Export Loans to the lender or other creditor that provides a debt obligation) at least three (3) Business Days prior to the date of such prepayment (unless otherwise agreed by the Pre-Export Administrative Agent).  Each such notice shall specify the date of such prepayment or assignment, the subsection pursuant to which such prepayment or assignment is being made, and provide a reasonably detailed calculation of the aggregate amount of such prepayment or purchase price of the assignment to be made by the Pre-Export Borrowers or, in the case of an assignment of Pre-Export Loans, to be paid by the lender or other creditor that provides a debt obligation.  The Pre-Export Administrative Agent will promptly notify each applicable Pre-Export Lender of the contents of the Pre-Export Borrower Representative’s prepayment or assignment notice and of such applicable Pre-Export Lender’s pro rata share of the prepayment or assignment.

(f)          If, on any date, the Total Pre-Export Loans outstanding on such date exceed the Total Pre-Export Commitments in effect on such date, the Pre-Export Borrowers immediately shall prepay the Pre-Export Loans in the amount of such excess.  Each such prepayment pursuant to this clause (f) (A) shall be applied ratably to each Pre-Export Loan then outstanding and (B) shall be paid to the applicable Pre-Export Lenders in accordance with their respective pro rata share (or other applicable share provided by this Agreement) of each such Pre-Export Loans.

(g)          On or after the Conversion Date, the Pre-Export Borrower Representative shall provide at least sixty (60) days prior written notice to the Pre-Export Administrative Agent (which shall promptly provide a copy of such notice to each Pre-Export Lender) of a SugarCo COC Event that results from a Direct Sale of a controlling ownership interest in the Pre-Export Borrower Representative to a Controlling Shareholder that is not either (x) a Pre-Approved Controlling Shareholder or (y) a Controlling Shareholder from whom the Revolving Lenders had the opportunity prior to the Conversion Date to request documentation required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations in accordance with Section 2.3(e) of the Framework Agreement.  Following the receipt of such notice, each Pre-Export Lender shall be given a period commencing on the date such notice is received and ending fifteen (15) Business Days prior to the proposed effective date of the SugarCo COC Event to review all documentation and other information about such Controlling Shareholder(s) as has been reasonably requested in writing by such Pre-Export Lender from the Controlling Shareholder(s) that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (as such rules and regulations may apply to a beneficial owner of a bank borrower), including without limitation the Patriot Act.  In the event that any Pre-Export Lender notifies the Pre-Export Borrower Representative and the Pre-Export Administrative Agent in writing prior to the end of such review period that such Controlling Shareholder(s) do not comply with its “know your customer” or anti-money laundering requirements, then the Pre-Export Borrowers shall prepay all Pre-Export Loans owed to such Pre-Export Lender, together with accrued interest to the date of such prepayment on the amount prepaid and any amounts owing pursuant to Section 2.14, on or prior to the effective date of the SugarCo COC Event, and the Pre-Export Commitment of such Pre-Export Lender shall terminate.

2.6          Repayment.

(a)          The Pre-Export Borrowers shall repay to the Pre-Export Administrative Agent for the ratable account of the applicable Pre-Export Lenders (A) subject to Conversion having occurred, on the date that is twelve (12) months prior to the Pre-Export Maturity Date (or on the immediately preceding Business Day if such day is not a Business Day) and on each three-month anniversary thereof (or on the immediately preceding Business Day if such day is not a Business Day), an aggregate principal amount equal to 10.0% of the aggregate principal amount of all Pre-Export Loans outstanding as of such date and (B) the outstanding principal amount of each Pre-Export Loan in full on the Pre-Export Maturity Date (each payment described in clauses (A) and (B) a “Principal Repayment Date”); provided, that for the avoidance of doubt, any amortization of outstanding principal shall commence (x) with respect to Pre-Export Loans made by the Declining Pre-Export Lenders on the date that is twelve (12) months prior to the Original Pre-Export Maturity Date (or on the immediately preceding Business Day if such day is not a Business Day) or (y) with respect to Pre-Export Loans made by the Consenting Pre-Export Lenders and Replacement Pre-Export Lenders on the date that is twelve (12) months prior to the Extension Pre-Export Maturity Date (or on the immediately preceding Business Day if such day is not a Business Day).

(b)          The parties hereto acknowledge and agree that the intended primary mechanism for the repayment of the principal of the Pre-Export Loans shall be through the sale of and export of Goods by the Pre-Export Borrowers and Off-Shore SugarCo directly to the Eligible Importers under Export Contracts and the payment, in each case, by such Eligible Importers in respect of the related Export Receivables directly into the Collateral Account.  The proceeds of such payments made to and all other funds received in the Collateral Account shall be applied against the principal amount of the Pre-Export Loans, interest due thereon and any fees or other payments due under the Credit Documents as set forth in paragraphs (c) and (d) below.  The Pre-Export Borrowers and Off-Shore SugarCo shall be permitted at any time to (i) instruct the relevant Eligible Importers to pay amounts of Export Receivables that are not Assigned Export Receivables into the Collateral Account or (ii) transfer to the Collateral Account any portion of the proceeds received by any Pre-Export Borrower or Off-Shore SugarCo from Eligible Importers in respect of Export Receivables that are not Assigned Export Receivables, so long as, before any payment is made into the Collateral Account by the relevant Eligible Importers or by the relevant Pre-Export Borrower or Off-Shore SugarCo pursuant to clauses (i) and (ii), as the case may be, the Pre-Export Borrowers shall deliver to the Pre-Export Administrative Agent, the Pre-Export Collateral Agent and the Onshore Collateral Agent copies of all documents required by the regulations issued by the National Monetary Council and the Central Bank of Brazil and any other applicable law in connection with payments under a Recebimento Antecipado de Exportação (including, without limitation, the export registry (registro de exportação) relating to the Goods sold in connection with the relevant Export Receivables the proceeds of which are being deposited into the Collateral Account).

(c)          During each Calculation Period, the Pre-Export Collateral Agent shall hold all funds received into the Collateral Account from or on behalf of the Pre-Export Borrowers, Off-Shore SugarCo or any Eligible Importer for application on the Principal Repayment Date, Interest Payment Date or other date on which payments of fees or other amounts are due under the Pre-Export Loan Documents falling during such Calculation Period until the Collateral Account contains an amount equal to the principal and interest on the Pre-Export Loans and other payments falling due during such Calculation Period.

If at any time during any Calculation Period the amounts on deposit in the Collateral Account exceed the aggregate amount of principal and interest on the Pre-Export Loans and other payments falling due during such Calculation Period, then the Pre-Export Borrower Representative shall have the right to request that such excess amounts received in the Collateral Account during the relevant Calculation Period be released in accordance with its written instructions; provided that:

(i)          the Pre-Export Borrower Representative shall have delivered to the Pre-Export Collateral Agent and the Pre-Export Administrative Agent a certificate signed by a Responsible Officer thereof, at least two (2) Business Days prior to the proposed release date setting forth in reasonable detail the calculations evidencing the Pre-Export Borrowers’ compliance with their obligations under this Section 2.6(c) and Section 5.4, in each case, both before and immediately after giving effect to such release;

(ii)          no Default or Event of Default shall have occurred and be continuing at such time or will occur as a result of such release; and

(iii)          the Pre-Export Administrative Agent shall have given its express consent to such release, which consent shall not be unreasonably denied, delayed or withheld (for the avoidance of doubt, the Pre-Export Administrative Agent shall grant its consent without the need to notify or obtain any express or other consent from any of the Pre-Export Lenders if each of the conditions set forth in paragraphs (i) and (ii) of this Section 2.6(c) has been satisfied by the Pre-Export Borrowers).

In the event the Pre-Export Administrative Agent expressly consents pursuant to Section 2.6(c) to a release request from the Pre-Export Borrower Representative in accordance with this Section 2.6(c), then the Pre-Export Administrative Agent shall instruct the other Agents accordingly and take the necessary steps to effect the consented release as soon as reasonably practical.

(d)          In the absence of an Event of Default, on each Principal Repayment Date, Interest Payment Date, and/or other dates on which amounts under the Pre-Export Loan Documents are due, the Pre-Export Collateral Agent shall transfer the funds collected into and still held in the Collateral Account to the Pre-Export Administrative Agent for payment of the principal, interest or other fees or payments due with respect to that Principal Repayment Date, Interest Payment Date and/or other applicable due dates.

(e)          All amounts received in the Collateral Account shall be held therein subject to the rights as provided in the Collateral Account Control Agreement.

(f)          In the event that any installment of principal, interest due thereon, or any other amount in respect of the Pre-Export Loans or any other Obligation is not paid when due, or if any portion of principal or interest due on any Principal Repayment Date and/or Interest Payment Date remains unpaid, the Pre-Export Borrowers shall immediately pay such amount to the Pre-Export Administrative Agent for the benefit of the Pre-Export Credit Parties and the Pre-Export Lenders may demand payment thereof under the Notes.

(g)          To the extent not previously paid, all due and unpaid principal amount of the Pre-Export Loans and all other Obligations then due and payable shall be paid in full in Dollars by the Pre-Export Borrowers on each applicable Principal Repayment Date, Interest Payment Date or other due date, as applicable, irrespective of, and together with, any Indemnified Taxes, Other Taxes and other charges that may arise by reason of the payment of any such amounts not being made with proceeds of Export Receivables.  The Pre-Export Borrowers’ obligation to repay the Pre-Export Loans and to pay all interest accruing thereon and all other Obligations when due is and shall remain unconditional irrespective of the existence or lack of Export Receivables or export sales of any other product by the Pre-Export Borrowers or Off-Shore SugarCo.

(h)          Each Pre-Export Borrower acknowledges and agrees that any funds collected into and held in the Collateral Account may be applied by the Pre-Export Administrative Agent against the principal amount of any Pre-Export Loans owed by any Pre-Export Borrower, interest due thereon and any fees or other payments due under the Pre-Export Loan Documents regardless of the commingling of such funds and the absence of traceability of such funds to any particular Pre-Export Borrower.

(i)          No later than five (5) Business Days after the date on which any Shipping Documents are issued with respect to Goods delivered in respect of Assigned Export Receivables the applicable Pre-Export Borrower or Off-Shore SugarCo shall deliver to the Pre-Export Administrative Agent copies of all such Shipping Documents pertaining to the delivery of such Goods.

(j)          Notwithstanding anything to the contrary in this Agreement or any other Pre-Export Loan Document, the Pre-Export Collateral Agent shall be entitled to block, suspend or reject individual payments made to the Collateral Account if it reasonably believes that any such payment is from any Person named on a Sanctions List or related to sales of Products received by any Person named on a Sanctions list.

(k)          While an Event of Default is continuing, upon written instructions from the Pre-Export Administrative Agent, the Pre-Export Collateral Agent shall apply or direct the application of any cash balance then on deposit in the Collateral Account to the payment of any of the Obligations then due and unpaid (including any amounts accelerated), all as set forth in the instructions from the Pre-Export Administrative Agent.

2.7          Continuation of Interest Period.  Each Pre-Export Loan shall be automatically continued as such upon the expiration of the then current Interest Period with respect thereto with a new Interest Period to be applicable to such Pre-Export Loan in accordance with the defined term “Interest Period.”

2.8          Interest Rates and Payment Dates.  (a)  Except as provided in Section 2.8(b), each Pre-Export Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the LIBO Rate determined for such day plus (ii) the Applicable Margin.  The Applicable Margin shall be established on the first day of each Interest Period based on the Total Net Leverage Ratio on such date.  In the event of an adjustment to the Applicable Margin, the applicable Pre-Export Borrower shall amend the ROF with respect to each outstanding Pre-Export Loan made to such Pre-Export Borrower.

(b)          During the continuance of an Event of Default all outstanding Pre-Export Loans (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus two percent (2%).  If all or a portion of any interest payable on any Pre-Export Loan or any commitment fee or other amount payable hereunder (other than any amount to which the preceding sentence is applicable) shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the interest rate then applicable to the Pre-Export Loans plus two percent (2%) from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(c)          Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

2.9          Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, and fractions less than one (1) cent shall be rounded up.  The Pre-Export Administrative Agent shall as soon as practicable notify the Pre-Export Borrowers and the relevant Pre-Export Lenders of each determination of a LIBO Rate.  Interest shall accrue on each Pre-Export Loan for the day on which the Pre-Export Loan is made, and shall not accrue on any Pre-Export Loan (or portion of a Pre-Export Loan) for the day on which such Pre-Export Loan is paid.  For purposes of calculating accrued interest on all Pre-Export Loans, interest shall accrue on the first day of each Interest Period, but not the last day of such period.

(b)          Each determination of an interest rate by the Pre-Export Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Pre-Export Borrowers and the Pre-Export Lenders in the absence of manifest error.  The Pre-Export Administrative Agent shall, at the request of any Pre-Export Borrower, deliver to the Pre-Export Borrower Representative a statement showing the quotations used by the Pre-Export Administrative Agent in determining any interest rate pursuant to Sections 2.8(a) and (b).

2.10          Inability to Determine Interest Rate.  If prior to the first day of any Interest Period for a Pre-Export Loan:

(a)          the Pre-Export Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Pre-Export Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, or

(b)          the Pre-Export Administrative Agent shall have received notice from the Required Pre-Export Lenders that the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Pre-Export Lenders (as conclusively certified by such Pre-Export Lenders) of making or maintaining their affected Pre-Export Loans during such Interest Period, the Pre-Export Administrative Agent shall give telecopy or telephonic notice thereof to the Pre-Export Borrower Representative and the relevant Pre-Export Lenders as soon as practicable thereafter.  If such notice is given, the Pre-Export Loans subject to such notice shall bear interest at such rate as the Pre-Export Administrative Agent reasonably determines adequately reflects the costs to the Pre-Export Lenders of maintaining such Pre-Export Loans.

2.11          Pro Rata Treatment and Payments.  (a)  Each Pre-Export Loan from the Pre-Export Lenders hereunder shall be made pro rata according to the respective Pre-Export Commitments of the Pre-Export Lenders.  Except as otherwise provided in Section 2.5(g) and Section 2.17(b), any reduction of the Pre-Export Commitments of the Pre-Export Lenders shall be made pro rata according to the respective Pre-Export Commitments of the Pre-Export Lenders.  Each payment by the Pre-Export Borrowers on account of any commitment fee with respect to any period shall be made pro rata according to the respective average daily Available Pre-Export Commitments of the Pre-Export Lenders for such period; provided, that the Pre-Export Borrowers shall not be obligated to pay any commitment fee owed to a Pre-Export Lender with respect to any period during which such Pre-Export Lender became a Defaulting Pre-Export Lender and such Defaulting Pre-Export Lender’s Available Pre-Export Commitment shall not be included in the calculation of the commitment fees owed to the Pre-Export Lenders that are not Defaulting Pre-Export Lenders during such period.

(b)          Except as otherwise provided in Section 2.5(g) and Section 2.17(b), each payment by the Pre-Export Borrowers on account of principal of and interest on the Pre-Export Loans shall be made pro rata according to the respective outstanding principal amounts of the Pre-Export Loans then held by the Pre-Export Lenders.

(c)          All payments (including prepayments) to be made by the Pre-Export Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Pre-Export Administrative Agent, for the account of the Pre-Export Lenders, at the Funding Office, in Dollars in immediately available funds.  The Pre-Export Administrative Agent shall distribute such payments to the Pre-Export Lenders promptly upon receipt in like funds as received.  If any payment (other than interest payments on the Pre-Export Loans) becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(d)          Unless the Pre-Export Administrative Agent shall have been notified in writing by any Pre-Export Lender prior to the Pre-Export Borrowing Time on a Pre-Export Drawdown Date that such Pre-Export Lender will not make the amount that would constitute its share of such borrowing on such date available to the Pre-Export Administrative Agent, the Pre-Export Administrative Agent may assume that such Pre-Export Lender has made such amount available to the Pre-Export Administrative Agent on such Pre-Export Drawdown Date, and the Pre-Export Administrative Agent may, but shall not be so required to, in reliance upon such assumption, make available to the Pre-Export Borrowers a corresponding amount.

If such amount is not made available to the Pre-Export Administrative Agent by the required time on such Pre-Export Drawdown Date, and if the Pre-Export Administrative Agent makes such corresponding amount available to the applicable Pre-Export Borrower, then such Pre-Export Lender shall pay to the Pre-Export Administrative Agent, on demand, such amount with interest thereon, at a rate determined by the Pre-Export Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Pre-Export Lender makes such amount immediately available to the Pre-Export Administrative Agent.  A certificate of the Pre-Export Administrative Agent submitted to any Pre-Export Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If the Pre-Export Administrative Agent makes such Pre-Export Lender’s share of such borrowing available to the applicable Pre-Export Borrower, and if such Pre-Export Lender’s share of such borrowing is not made available to the Pre-Export Administrative Agent by such Pre-Export Lender within three (3) Business Days after such Pre-Export Drawdown Date, the Pre-Export Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to such Pre-Export Loans, on demand, from such Pre-Export Borrower.  The failure of any Pre-Export Lender to make any Pre-Export Loan on a Pre-Export Drawdown Date shall not relieve any other Pre-Export Lender of its obligation hereunder to make a Pre-Export Loan on such Pre-Export Drawdown Date pursuant to the provisions contained herein, but no Pre-Export Lender shall be responsible for the failure of any other Pre-Export Lender to make the Pre-Export Loan to be made by such other Pre-Export Lender on a Pre-Export Drawdown Date.

(e)          Unless the Pre-Export Administrative Agent shall have been notified in writing by the Pre-Export Borrower Representative prior to the date of any payment due to be made by a Pre-Export Borrower hereunder that such Pre-Export Borrower will not make such payment to the Pre-Export Administrative Agent, the Pre-Export Administrative Agent may assume that such Pre-Export Borrower is making such payment, and the Pre-Export Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Pre-Export Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Pre-Export Administrative Agent by such Pre-Export Borrower within three (3) Business Days after such due date, the Pre-Export Administrative Agent shall be entitled to recover, on demand, from each Pre-Export Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum applicable to the relevant Pre-Export Loans.  Nothing herein shall be deemed to limit the rights of the Pre-Export Administrative Agent or any Pre-Export Lender against any Pre-Export Borrower.

(f)          If at any time insufficient funds are received by and available to the Pre-Export Administrative Agent to pay fully all amounts of principal,  interest, fees or other amounts (with respect to increased costs, Taxes or otherwise) then due under any Pre-Export Loan Document, such funds shall be applied (i) first, toward payment of fees and other right of indemnification (with respect to increased costs, Taxes or otherwise) due and payable, ratably among the parties entitled thereto in accordance with such amounts then due to such parties, (ii) second, toward payment of accrued and unpaid interest, (iii) third, toward payment of principal on the Pre-Export Loans, in the order determined by the Pre-Export Administrative Agent if not otherwise set forth hereunder,

(iv) fourth, toward the discharge of any other amounts due and payable by the Pre-Export Borrowers under any Pre-Export Loan Document and (v) fifth, any surplus shall be paid, provided that the Pre-Export Borrowers are in full compliance with the terms and conditions of the Pre-Export Loan Documents, as the Pre-Export Borrower Representative may direct in writing; provided that while a Default or Event of Default is continuing, the Pre-Export Administrative Agent shall retain such surplus until further disposition in accordance with the terms hereof; provided further that this Section 2.11(f)(v) shall not require the Pre-Export Administrative Agent or the Pre-Export Collateral Agent to release or cause the release of funds deposited in the Collateral Account other than in accordance with Section 2.6(c) or (d).

2.12          Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Pre-Export Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (a “Change in Law”):

(i)          shall subject any Pre-Export Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or on any Pre-Export Loan made by it;

(ii)          shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Pre-Export Lender that is not otherwise included in the determination of the LIBO Rate; or

(iii)          shall impose on such Pre-Export Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Pre-Export Lender, by an amount that such Pre-Export Lender deems to be material, of making or maintaining any Pre-Export Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Pre-Export Borrowers shall promptly pay such Pre-Export Lender, upon its demand, any additional amounts necessary to compensate such Pre-Export Lender for such increased cost or reduced amount receivable.  If any Pre-Export Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Pre-Export Borrower Representative (with a copy to the Pre-Export Administrative Agent) of the event by reason of which it has become so entitled.

(b)          If any Pre-Export Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Pre-Export Lender or any corporation controlling such Pre-Export Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Pre-Export Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Pre-Export Lender or such corporation could have achieved but for such adoption, change or compliance

(taking into consideration such Pre-Export Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Pre-Export Lender to be material, then from time to time, after submission by such Pre-Export Lender to the Pre-Export Borrower Representative (with a copy to the Pre-Export Administrative Agent) of a written request therefor, the Pre-Export Borrowers shall pay to such Pre-Export Lender such additional amount or amounts as will compensate such Pre-Export Lender or such corporation for such reduction; provided that the Pre-Export Borrowers shall not be required to compensate a Pre-Export Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Pre-Export Lender notifies the Pre-Export Borrower Representative of such Pre-Export Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six month period shall be extended to include the period of such retroactive effect.

(c)          A certificate as to any additional amounts payable pursuant to this Section 2.12 submitted by any Pre-Export Lender to the Pre-Export Borrower Representative (with a copy to the Pre-Export Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Pre-Export Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Pre-Export Loans and all other amounts payable hereunder.

(d)          Notwithstanding anything herein to the contrary (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III and Basel IV, (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (iii) CRD IV/CRR and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirements of Law, regardless of the date enacted, adopted, issued or implemented.

2.13          Taxes. (a)  All payments made by or on behalf of any Pre-Export Borrower under this Agreement or any other Pre-Export Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if any Taxes are required to be deducted or withheld from any amounts payable to the Pre-Export Administrative Agent or any Pre-Export Lender, as determined in good faith by the applicable Withholding Pre-Export Agent, (x) the applicable Withholding Pre-Export Agent shall be entitled to make such deduction or withholding and shall timely pay the amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (y) if such Tax is an Indemnified Tax, then the sum payable by the Pre-Export Borrowers to the Pre-Export Administrative Agent or such Pre-Export Lender shall be increased to the extent necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the Pre-Export Administrative Agent or such Pre-Export Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)          In addition, the Pre-Export Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Pre-Export Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Whenever any Indemnified Taxes are payable by a Pre-Export Borrower, as promptly as possible thereafter the applicable Pre-Export Borrower shall send to the Pre-Export Administrative Agent for its own account or for the account of the relevant Pre-Export Lender, as the case may be, a certified copy of an original official receipt received by such Pre-Export Borrower showing payment thereof, a copy of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Pre-Export Administrative Agent.

(d)          The Pre-Export Borrowers shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the amount of, calculation of and circumstances giving rise to such payment or liability delivered to the Pre-Export Borrower Representative by a Pre-Export Lender (with a copy to the Pre-Export Administrative Agent), or by the Pre-Export Administrative Agent on its own behalf or on behalf of a Pre-Export Lender, shall be conclusive absent manifest error.

(e)          Each Pre-Export Lender shall indemnify the Pre-Export Administrative Agent, within ten (10) days after demand therefor, for the full amount of (i) any Indemnified Taxes or Other Taxes that are attributable to such Pre-Export Lender and that are payable or paid by the Pre-Export Administrative Agent (but only to the extent that Pre-Export Borrowers have not already indemnified the Pre-Export Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Pre-Export Borrowers to do so), and (ii) any Taxes attributable to such Pre-Export Lender’s failure to comply with the provisions of Section 8.6(b) relating to the maintenance of a Participant Register, together with all reasonable costs and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Pre-Export Lender by the Pre-Export Administrative Agent shall be conclusive absent manifest error.  Each Pre-Export Lender hereby authorizes the Pre-Export Administrative Agent to set off and apply any and all amounts at any time owing to such Pre-Export Lender under any Pre-Export Loan Document or otherwise payable by the Pre-Export Administrative Agent to the Pre-Export Lender from any other source against any amount due to the Pre-Export Administrative Agent under this paragraph (e).

(f)          Any Pre-Export Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Pre-Export Loan Document shall deliver to the Pre-Export Borrower Representative and the Pre-Export Administrative Agent, at the time or times reasonably requested by the Pre-Export Borrower Representative or the Pre-Export Administrative Agent, such properly completed and executed documentation reasonably requested by the Pre-Export Borrower Representative or the Pre-Export Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.

In addition, any Pre-Export Lender, if reasonably requested by the Pre-Export Borrower Representative or the Pre-Export Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Pre-Export Borrower Representative or the Pre-Export Administrative Agent as will enable the Pre-Export Borrower Representative or the Pre-Export Administrative Agent to determine whether or not such Pre-Export Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in 2.13(g) below) shall not be required if in the Pre-Export Lender’s reasonable judgment such completion, execution or submission would subject such Pre-Export Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Pre-Export Lender.

(g)          If a payment made to a Pre-Export Lender under any Pre-Export Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Pre-Export Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Pre-Export Lender shall deliver to the Pre-Export Borrower Representative and the Pre-Export Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Pre-Export Borrower Representative or the Pre-Export Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Pre-Export Borrower Representative or the Pre-Export Administrative Agent as may be necessary for the Pre-Export Borrowers and the Pre-Export Administrative Agent to comply with their obligations under FATCA and to determine that such Pre-Export Lender has complied with such Pre-Export Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  Notwithstanding any other provision of this Section, a Pre-Export Lender shall not be required to deliver any form pursuant to this Section that such Pre-Export Lender is not legally able to deliver.

(h)          Each Pre-Export Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.13 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Pre-Export Borrower Representative and the Pre-Export Administrative Agent in writing of its legal inability to do so.

(i)          If the Pre-Export Administrative Agent or a Pre-Export Lender determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Pre-Export Borrowers or with respect to which the Pre-Export Borrowers have paid additional amounts pursuant to this Section 2.13, it shall pay to the applicable Pre-Export Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Pre-Export Borrowers under this Section 2.13 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Pre-Export Administrative Agent or such Pre-Export Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Pre-Export Borrowers agree to pay, upon the request of the Pre-Export Administrative Agent or such Pre-Export Lender, the amount paid over to the Pre-Export Borrowers pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Pre-Export Administrative Agent or such Pre-Export Lender in the event that the Pre-Export Administrative Agent or such Pre-Export Lender is required to repay such refund to such Governmental Authority.

Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.13(i) shall not be construed to require the Pre-Export Administrative Agent or a Pre-Export Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Pre-Export Borrowers.

(j)          The agreements in this Section shall survive the termination of this Agreement and the payment of the Pre-Export Loans and all other amounts payable hereunder.

2.14          Indemnity.  The Pre-Export Borrowers agree jointly and severally to indemnify each Pre-Export Lender for, and to hold each Pre-Export Lender harmless from, any loss or expense that such Pre-Export Lender may sustain or incur as a consequence of (a) default by any Pre-Export Borrower in making a borrowing of Pre-Export Loans on a Pre-Export Drawdown Date, (b) default by any Pre-Export Borrower in making any prepayment of Pre-Export Loans after any Pre-Export Borrower or the Pre-Export Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Pre-Export Loans on a day that is not the last day of an Interest Period with respect thereto, or (d) the assignment of any Pre-Export Loan other than on the last day of an Interest Period with respect thereto, as the result of a request by the Pre-Export Borrower Representative pursuant to Section 2.17(a); provided, however, that the Pre-Export Borrowers shall not be obligated to indemnify a Defaulting Pre-Export Lender that is not a Performing Pre-Export Lender for any such loss or expense (incurred while such Pre-Export Lender was a Defaulting Pre-Export Lender) related to the prepayment or assignment of any Pre-Export Loan owed to such Defaulting Pre-Export Lender.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, for the period from the date of such prepayment or of such failure to borrow to the last day of such Interest Period (or, in the case of a failure to borrow the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Pre-Export Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Pre-Export Lender) that would have accrued to such Pre-Export Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market.  A certificate as to any amounts payable pursuant to this Section submitted to the Pre-Export Borrower Representative by any Pre-Export Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Pre-Export Loans and all other amounts payable hereunder.

2.15          Change of Lending Office.  Each Pre-Export Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12 or 2.13(a) with respect to such Pre-Export Lender, it will, if requested by the Pre-Export Borrower Representative, use reasonable efforts (subject to overall policy considerations of such Pre-Export Lender) to designate another lending office for any Pre-Export Loans affected by such event with the object of avoiding the consequences of such event;

provided, that such designation is made on terms that, in the sole judgment of such Pre-Export Lender, cause such Pre-Export Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Pre-Export Borrowers or the rights of any Pre-Export Lender pursuant to Section 2.12 or 2.13(a).

2.16          Illegality.  If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority shall, in the reasonable opinion of counsel to any Pre-Export Lender, make it unlawful for such Pre-Export Lender to make or maintain any Pre-Export Loan, then such Pre-Export Lender may, by notice to the Pre-Export Borrower Representative (with notice to the Pre-Export Administrative Agent), immediately declare that such Pre-Export Loan shall be due and payable.  The Pre-Export Borrowers shall repay any such Pre-Export Loan declared so due and payable in full on the last day of the Interest Period applicable thereto or earlier if required by law, together with accrued interest thereon.  Each Pre-Export Lender will promptly notify the Pre-Export Borrower Representative and the Pre-Export Administrative Agent of any event of which such Pre-Export Lender has knowledge which would entitle it to repayment pursuant to this Section 2.16 and will use its reasonable efforts to mitigate the effect of any event if, in the sole and absolute opinion of such Pre-Export Lender, such efforts will avoid the need for such prepayment and will not be otherwise disadvantageous to such Pre-Export Lender.

2.17          Replacement of Pre-Export Lenders.  (a)  The Pre-Export Borrowers shall be permitted to replace any Pre-Export Lender that requests reimbursement for amounts owing pursuant to Section 2.12 or 2.13(a) with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Pre-Export Lender shall have taken no action under Section 2.15 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.12 or 2.13(a), (iv) the replacement financial institution shall purchase, at par, in immediately available funds, all Pre-Export Loans and other amounts owing to such replaced Pre-Export Lender on or prior to the date of replacement, (v) the Pre-Export Borrowers shall be jointly and severally liable to such replaced Pre-Export Lender under Section 2.14 if any Pre-Export Loan owing to such replaced Pre-Export Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Pre-Export Lender, shall be reasonably satisfactory to the Pre-Export Administrative Agent, (vii) the replaced Pre-Export Lender shall be obligated to make such replacement in accordance with the provisions of Section 8.6 (provided that the Pre-Export Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (viii) the Pre-Export Borrowers shall remain jointly and severally liable to such replaced Pre-Export Lender for all additional amounts (if any) required pursuant to Section 2.12 or 2.13(a), as the case may be.

(b)          The Pre-Export Borrowers shall be permitted to replace any Defaulting Pre-Export Lender with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law,

(ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, in immediately available funds, all Pre-Export Loans and other amounts owing to such replaced Pre-Export Lender on or prior to the date of replacement, (iv) the replacement financial institution, if not already a Pre-Export Lender, shall be reasonably satisfactory to the Pre-Export Administrative Agent, (v) the replaced Pre-Export Lender shall be obligated to make such replacement in accordance with the provisions of Section 8.6 (provided that the Pre-Export Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Pre-Export Borrowers, the Pre-Export Administrative Agent or any other Pre-Export Lender shall have against the replaced Pre-Export Lender.  To the extent the Pre-Export Borrowers are unable to replace any Defaulting Pre-Export Lender with a replacement financial institution, the Pre-Export Borrowers may, to the extent that the reduction in the Total Pre-Export Commitments provided for in this sentence does not cause the Total Pre-Export Commitments to fall below the Total Pre-Export Loans, remove such Defaulting Pre-Export Lender by repaying such Defaulting Pre-Export Lender’s outstanding Pre-Export Loans and reducing the aggregate Pre-Export Commitments by an amount equal to such Defaulting Pre-Export Lender’s Pre-Export Commitment.

2.18          Judgment Currency.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)          The obligations of the Pre-Export Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Pre-Export Borrowers as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss.  The obligations of the Pre-Export Borrowers contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

2.19          Notes; Bank Records.  Each Pre-Export Loan made by each Pre-Export Lender to each Pre-Export Borrower hereunder shall be evidenced by a Note in an amount equal to one hundred-twenty percent (120%) of the aggregate principal amount of such Pre-Export Lender’s interest in such Pre-Export Loan.  Each such Note shall be duly completed and executed by each Pre-Export Borrower, and acknowledged and guaranteed by each Pre-Export Guarantor, dated as of the applicable Pre-Export Drawdown Date in respect of the relevant Pre-Export Loan, and be payable to the order of such Pre-Export Lender in the amounts described above.

Each Pre-Export Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Pre-Export Borrowers to such Pre-Export Lender resulting from the Pre-Export Loans made by such Pre-Export Lender, including the amounts of principal and interest payable and paid to such Pre-Export Lender from time to time hereunder, and such records shall be conclusive absent manifest error and serve as additional evidence of the Pre-Export Loans made by such Pre-Export Lender.

2.20          Extension Option.  (a)  Extension Request.  Subject to the limitations in Section 2.20(h), the Pre-Export Borrower Representative shall be entitled to request one time that the Original Pre-Export Maturity Date be extended for an additional period of up to twelve (12) Months by giving notice (the “Extension Request”) to the Pre-Export Administrative Agent not less than thirty (30) days before the Original Pre-Export Maturity Date.

(b)          Notification of Extension Request.  The Pre-Export Administrative Agent shall promptly notify the Pre-Export Lenders of any Extension Request as soon as practicable after receipt of it.

(c)          Pre-Export Lenders’ Response to Extension Request.

(i)          Each Pre-Export Lender may, in its sole discretion, agree to any Extension Request (each such lender, a “Consenting Pre-Export Lender”) by providing notice to the Pre-Export Administrative Agent on or before the date falling fifteen (15) days after the Pre-Export Administrative Agent’s receipt of such Extension Request (the “Extension Response Deadline”).

(ii)          The Pre-Export Maturity Date with respect to the Pre-Export Loans and Pre-Export Commitments of each Consenting Pre-Export Lender will be extended for the period referred to in such Extension Request; provided that the Required Pre-Export Lenders have agreed to such extension.

(iii)          If any Pre-Export Lender:

A.	fails to reply to an Extension Request before the Extension Response Deadline; or

B.	declines an Extension Request by the Extension Response Deadline,

(in each case, a “Declining Pre-Export Lender”), the Pre-Export Maturity Date of its Pre-Export Loans and Pre-Export Commitments will not be extended.

(d)          Form of Extension Request.  Each Extension Request shall be made in writing and be irrevocable.

(e)          Replacement of Declining Pre-Export Lenders.

(i)          The Pre-Export Administrative Agent shall notify the Pre-Export Borrower Representative and the Pre-Export Lenders no later than one (1) Business Day after Extension Response Deadline of the details of which Pre-Export Lenders are Consenting Pre-Export Lenders and which Pre-Export Lenders are Declining Pre-Export Lenders.

(ii)          If the Pre-Export Administrative Agent notifies the Pre-Export Borrower Representative that the Required Pre-Export Lenders are Consenting Pre-Export Lenders and that there are one or more Declining Pre-Export Lenders, the Pre-Export Borrower Representative may, on fifteen (15) days’ notice to the Pre-Export Administrative Agent replace a Declining Pre-Export Lender by requiring such Declining Pre-Export Lender to (and such Declining Pre-Export Lender shall) transfer, pursuant to Section 8.6, all (and not only part) of its rights and obligations under this Agreement and the Framework Agreement to a Consenting Pre-Export Lender or another bank, financial institution, trust fund or other entity (to the extent not a Consenting Pre-Export Lender, a “Replacement Pre-Export Lender”) selected by the Pre-Export Borrower Representative which is acceptable to the Pre-Export Administrative Agent (acting reasonably) which confirms its willingness to assume and does assume all the rights and obligations of such Declining Pre-Export Lender for a purchase price in cash payable at the time of transfer at least equal to the principal amount of such Declining Pre-Export Lender’s participation in outstanding Pre-Export Loans under this Agreement and all accrued interest, costs and other amounts then due to the Declining Pre-Export Lender at such time.

(iii)          The replacement of a Declining Pre-Export Lender pursuant to this Section 2.20(e) shall be subject to the following conditions:

A.	none of the Pre-Export Administrative Agent, any Pre-Export Joint Lead Arranger or any Pre-Export Lender shall have any obligation to find a Replacement Pre-Export Lender;

B.	such replacement must take place by no later than the Original Pre-Export Maturity Date;

C.
in no event shall the relevant Declining Pre-Export Lender be required to pay or surrender to the relevant Replacement Pre-Export Lender any of the fees or other amounts received by such Declining Pre-Export Lender pursuant to the Pre-Export Loan Documents prior to the date of such replacement; and

D.
any Assignment and Acceptance executed by the relevant Declining Pre-Export Lender and the relevant Replacement Pre-Export Lender shall include a confirmation from the Replacement Pre-Export Lender that (x) it has agreed to the extension of the Original Pre-Export Maturity Date, requested by the Revolving Pre-Export Borrower in accordance with this Section 2.20 and to become and be deemed a party to this Agreement and a “Pre-Export Lender” hereunder for all purposes hereof and shall enjoy all rights and assume all obligations of the Declining Pre-Export Lender as a Pre-Export Lender set forth in this Agreement and (y) it has agreed to become and be deemed a party to the Framework Agreement and a “Pre-Export Lender” thereunder for all purposes thereof and shall enjoy all rights and assume all obligations of the Declining Lender as a Pre-Export Lender set forth in the Framework Agreement.

(f)          Reduction of Facility.  If, with respect to any Extension Request, (i) the Required Pre-Export Lenders agree to such extension, (ii) there are any Declining Pre-Export Lenders and (iii) such Declining Pre-Export Lenders cannot be replaced pursuant to Section 2.20(e), then (x) all outstanding principal, interest and other amounts payable to the Declining Pre-Export Lenders shall be repaid on the then current Pre-Export Maturity Date (without giving effect to the extension of the Original Pre-Export Maturity Date) and (y) the Total Pre-Export Commitments will be automatically reduced by each such Declining Pre-Export Lender’s Pre-Export Commitment on the last date of the Subsequent Pre-Export Commitment Period (without giving effect to the extension of the Original Pre-Export Maturity Date) once such repayment has been made.

(g)          Extension of the Facility. The then current Pre-Export Maturity Date of this Agreement will be extended to the Extension Pre-Export Maturity Date, in an aggregate amount equal to the sum of the Aggregate Exposure of the Consenting Pre-Export Lenders (together with the Aggregate Exposure of the Replacement Pre-Export Lenders, if applicable). For the avoidance of doubt, the sum of the Aggregate Exposures in respect of which the Original Pre-Export Maturity Date has been extended under this clause shall not exceed the Total Pre-Export Commitments.

(h)          Limitations.  No more than one (1) Extension Request may be given, and no Extension Request may be made if there was previously an extension of the maturity of the Revolving Credit Agreement pursuant to Section 2.03 thereof.  For the avoidance of doubt, the Pre-Export Maturity Date cannot extend beyond the date falling six (6) years after the date hereof.  In addition, no extension pursuant to this Section 2.20 shall be effective unless the Required Pre-Export Lenders are Consenting Pre-Export Lenders with respect to such extension.

(i)          Conditions Precedent to an Extension.  The extension of the Pre-Export Maturity Date of the Pre-Export Loans of each Consenting Pre-Export Lender shall be subject to the following conditions precedent:

(i)          Representations and Warranties.  The representations and warranties set forth in Section 3 hereof and in all other Pre-Export Loan Documents shall be true and correct in all material respects on and as of such date of extension; provided that, the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.9, 3.13 and 3.14 shall be true and correct in all respects as of such date of extension

(ii)          No Event of Default shall have occurred and be continuing as of such date of extension.

SECTION 3.          REPRESENTATIONS AND WARRANTIES

To induce the Pre-Export Administrative Agent and the Pre-Export Lenders to enter into this Agreement and to make the Pre-Export Loans, each Pre-Export Borrower hereby represents and warrants to the Pre-Export Administrative Agent and each Pre-Export Lender, on the Conversion Date, the date of each Pre-Export Borrowing Notice, each Pre-Export Drawdown Date and the date that any Assigned Export Contract is assigned to the Pre-Export Collateral Agent or the Onshore Collateral Agent in accordance herewith, that:

3.1          No Change.  Since December 31, 2017, there has been no development or event that has had or could, in such Pre-Export Borrower’s good faith reasonable judgment, reasonably be expected to have a Material Adverse Effect.

3.2          Existence; Compliance with Law.  Each Pre-Export Loan Party (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b)has the power and authority, and the legal right, to own and operate its property and to conduct the business in which it is currently engaged and (c) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  In addition, Off-Shore SugarCo is in good standing under the laws of the jurisdiction of its organization.

3.3          Power; Authorization; Enforceable Obligations.  Each Pre-Export Loan Party has the power and authority, and the legal right, to make, deliver and perform the Pre-Export Loan Documents to which it is a party and to obtain Pre-Export Loans hereunder.  Each Pre-Export Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Pre-Export Loan Documents to which it is a party and to authorize the Pre-Export Loans on the terms and conditions of this Agreement.  No Governmental Approval (except for those Brazilian Governmental Approvals and documents required to be obtained in connection with the shipping of Goods from Brazil under the Export Contracts, which the Pre-Export Loan Parties have no reason to believe would not be obtained in due course and time, the ROFs, the registration of the schedules of payment within the ROFs, and the perfection requirements as expressly provided in this Agreement or in any Security Document, which shall be obtained by the Pre-Export Loan Parties on or before the Initial Pre-Export Drawdown Date or after such date to the extent permitted under the Pre-Export Loan Documents and required by law) or other act by or in respect of, any Governmental Authority, or consent or authorization of, approval by or notice to any other Person is required or is necessary or required in connection with the Pre-Export Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Pre-Export Loan Documents to which each Pre-Export Loan Party is a party, except for (a) any authorization by the Central Bank of Brazil which may be required in order for a Pre-Export Loan Party to convert Reais into foreign currency and remit such funds abroad to comply with any extraordinary cash payment obligations under any of the Credit Documents or prepay the Pre-Export Loans, in whole or in part and (b) such consents, authorizations, filings and notices that have been obtained or made and are in full force and effect; provided that in order to ensure the admission of the Pre-Export Loan Documents before the public agencies and courts in Brazil, the signatures of the legal representatives of the parties thereto that have not executed such Pre-Export Loan Documents in Brazil must be notarized by a notary public licensed as such under the laws of the place of signing and apostilled or authenticated by a consular official of Brazil, as applicable (except if the signatory has executed the Pre-Export Loan Documents in a country that maintains with Brazil an international treaty exempting such requirement), and each such Pre-Export Loan Document that was not executed in Portuguese must be translated into Portuguese by a public sworn translator and registered in Brazil with the competent titles and deeds registry (Cartório de Registro de Títulos e Documentos).

Each Pre-Export Loan Document to which any Pre-Export Loan Party is a party has been duly executed and delivered on behalf of such Pre-Export Loan Party.  This Agreement constitutes, and each other Pre-Export Loan Document to which any Pre-Export Loan Party is a party, upon execution will constitute, a legal, valid and binding obligation of such Pre-Export Loan Party, enforceable against such Pre-Export Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, recuperação judicial, recuperação extrajudicial, falência or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.4          No Legal Bar.  The execution, delivery and performance of this Agreement and the other Pre-Export Loan Documents to which any Pre-Export Loan Party is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Pre-Export Loan Party and will not result in, or require, the creation or imposition of any Lien (other than any Permitted Lien) on any of any Pre-Export Loan Party’s properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.  No Requirement of Law or Contractual Obligation applicable to any Pre-Export Loan Party could reasonably be expected to have a Material Adverse Effect.

3.5          Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Pre-Export Loan Party, threatened by or against any Pre-Export Loan Party or against any of its properties or revenues (a) with respect to any of the Pre-Export Loan Documents to which any Pre-Export Loan Party is a party or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

3.6          No Default.  Each Pre-Export Loan Party is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

3.7          Ownership of Property; Liens; Insurance.  Each Pre-Export Loan Party has good title to all its property, none of such property is subject to any Lien other than Permitted Liens and any other Lien permitted under Section 5.3(a) and each Pre-Export Loan Party has in full force and effect insurance coverage with insurance companies that are not Affiliates and that are financially sound and reputable and in such amounts and covering such risks as are customarily carried by companies engaged in similar businesses and owning or operating properties or assets in Brazil similar to those owned or operated by them.

3.8          Taxes.  Each Pre-Export Loan Party has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with IFRS have been provided on the books of the applicable Pre-Export Loan Party).  No tax Lien (other than any Permitted Lien) has been filed, and, to the knowledge of each Pre-Export Loan Party, no claim is being asserted, with respect to any such tax, fee or other charge.

3.9          Federal Regulations.  No part of the proceeds of any Pre-Export Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Pre-Export Lender or the Pre-Export Administrative Agent, each Pre-Export Borrower will furnish to the Pre-Export Administrative Agent and each Pre-Export Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.10          Investment Company Act; Other Regulations.  No Pre-Export Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Pre-Export Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.11          Subsidiaries.  No Pre-Export Loan Party has a direct or indirect Subsidiary that is not a Pre-Export Borrower or a Pre-Export Guarantor under this Agreement.  Schedule 1 contains a complete and correct list of each of the Pre-Export Borrowers and all of the direct and indirect holders of the Capital Stock of each Pre-Export Borrower and the nature of the ownership interest and the percentage of ownership held thereby, in each case, as of the Revolving Closing Date. Schedule 2 contains a complete and correct diagram showing each of the Pre-Export Borrowers, their Subsidiaries and the direct and indirect holders of their Capital Stock as of the Revolving Closing Date. Schedule 3 contains a complete and correct diagram showing each of the Pre-Export Borrowers, their Subsidiaries and the direct and indirect holders of their Capital Stock as of the Conversion Date.

3.12          Use of Proceeds.  The proceeds of the Pre-Export Loans shall be used solely to finance or refinance the exports by the Pre-Export Borrowers and Off-Shore SugarCo of the Goods.

3.13          Solvency.  Each Pre-Export Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

3.14          Financial Condition.  The balance sheet of the Pre-Export Loan Parties as at December 31, 2017 and the related statements of income for the fiscal year ended on such date, reported on by the Pre-Export Loan Parties’ independent public accountants, copies of which have heretofore been furnished to the Pre-Export Administrative Agent, are complete and correct, in all material respects, and present fairly the financial condition of the Pre-Export Loan Parties as at such date, and the results of operations for the fiscal year then ended.  Such financial statements, including any related schedules and notes thereto, have been prepared in accordance with IFRS applied consistently throughout the periods involved (except as approved by the external auditors and as disclosed therein, if any).

3.15          Disclosure.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Pre-Export Loan Parties to the Pre-Export Joint Lead Arrangers in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Pre-Export Borrowers represent only that such information was prepared in good faith by the management of the Pre-Export Borrowers on the basis of assumptions believed by such management to be reasonable as of the time made.

3.16          Pari Passu.  All of the Pre-Export Loan Parties’ payment obligations under the Pre-Export Loan Documents rank pari passu with the claims of all its other unsecured and unsubordinated creditors, except as may be limited by bankruptcy, insolvency, recuperação judicial or extrajudicial, falência or similar laws affecting enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability, it being understood that such other Indebtedness or other obligations may be secured by Permitted Liens (and, as such, may have a prior claim to the properties subject to such Permitted Liens) but no Indebtedness other than the Pre-Export Loans and Credit Agreement Refinancing Indebtedness shall benefit from Liens on Collateral except to the extent otherwise permitted by Section 5.3(a).

3.17          Sanctions.  (a)  To the best of the knowledge of the Responsible Officers of such Pre-Export Borrower, each Pre-Export Loan Party is, to the extent applicable, in compliance in all material respects with Sanctions and Anti-Corruption Laws.

(b)          To the best of the knowledge of the Responsible Officers of such Pre-Export Borrower, each Pre-Export Loan Party is not, and no director or senior officer of any Pre-Export Loan Party is, any of the following:

(i)          a Restricted Party;

(ii)          a Person owned 50% or more or controlled by, or acting on behalf of, any Restricted Party; or

(iii)         a Person that commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order.

(c)          Such Pre-Export Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve continued compliance by the Pre-Export Loan Parties and their respective directors, officers and employees with applicable Anti-Corruption Laws and Sanctions.

3.18          Choice of Law.  In any action or proceeding involving it that arises out of or is related to this Agreement, the Notes or the other Pre-Export Loan Documents in any court of the State of New York, the United States of America or Brazil, the Pre-Export Loan Parties would be entitled to the recognition and enforcement of the choice of law provisions contained herein and therein.

3.19          Civil Law; No Immunity.  Each Pre-Export Loan Party is subject to civil and commercial law with respect to its obligations under the Pre-Export Loan Documents and the execution, delivery and performance of the Pre-Export Loan Documents to which such Pre-Export Loan Party is a party constitute private and commercial activities rather than public or governmental acts.  None of the Pre-Export Loan Parties or any of the Pre-Export Loan Parties’ property has any immunity (sovereign or otherwise) from the jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction.

3.20          The Pre-Export Loans.

(a)          Each Pre-Export Borrower (i) confirms that the Pre-Export Loans that are made hereunder to each Pre-Export Borrower, whether by means of any new loan made by any Pre-Export Lender pursuant to this Agreement or by means of assignment of the Existing Pre-Export Loan taken by any Pre-Export Lender pursuant to the Framework Agreement, will qualify and enjoy the benefits of a Recebimento Antecipado de Exportação in accordance with the regulations issued by the National Monetary Council, the Central Bank of Brazil and any other applicable law, and (ii) represents and warrants that it is aware and understands the terms, conditions and mechanics set forth under applicable law for financings structured and carried out as Recebimento Antecipado de Exportação and the consequences for the breach thereof (including those consequences arising out the imposition of Taxes by the relevant Brazilian or other Governmental Authorities).

(b)          In addition to the foregoing, each Pre-Export Borrower represents and warrants to each of the Pre-Export Credit Parties that it understands and agrees that if any portion of the principal amount of the Pre-Export Loans (including, for the avoidance of doubt, any portion thereof that is prepaid pursuant to Section 2.5 is not repaid (i) through the proceeds of export sales of Goods by the Pre-Export Borrowers or Off-Shore SugarCo to the Eligible Importers under the Assigned Export Contracts and the payment by such Eligible Importers in respect of the related Assigned Export Receivables directly into the Collateral Account, or (ii) otherwise with the export sale of products by the Pre-Export Borrowers or Off-Shore SugarCo and the payment thereof into the Collateral Account; then the Pre-Export Borrowers will cease to enjoy the benefits of a Recebimento Antecipado de Exportação in accordance with the regulations issued by the National Monetary Council, the Central Bank of Brazil and other applicable law, including the Brazilian withholding tax exemption on payments of interest on the Pre-Export Loans (the “Pre-Export Taxes”).  Furthermore, the Pre-Export Borrowers will be required to make the relevant Pre-Export Taxes payments and additional charges in accordance with Brazilian law.

3.21          Security Interests and Liens.  Subject to the Perfection Requirements, on and after the date of execution and delivery thereof, the Security Documents create (or will create, as the case may be), as security for the obligations purported to be secured thereby, legal, valid and enforceable first priority (subject to Permitted Liens) perfected security interests or Liens in and Liens on or over all of the Collateral subject to the Security Documents, in favor of the Pre-Export Credit Parties party thereto or an Agent for the benefit of the Pre-Export Credit Parties.

No filings or recordings are required in order to perfect the security interests created under the Security Documents except for filings or recordings listed in such agreements or in Section 5.1(p) (Collateral) hereof, all of which shall have been made on or prior to the Initial Pre-Export Drawdown Date, except as otherwise expressly provided herein or in such agreements.

3.22          Certain Taxes.  There is no income, stamp or other tax, duty, impost, deduction or other charge imposed (whether by withholding or otherwise) by Brazil (including any political subdivision thereof) or any Brazilian Governmental Authority on or by virtue of the execution or delivery of this Agreement, the Notes, any other Pre-Export Loan Document or any other document required to be delivered hereunder or thereunder (except for any registration charge payable to the relevant registry (cartório) in Brazil in connection with any Security Document).

3.23          FATCA.  No Pre-Export Loan Party is a U.S. Tax Obligor.

3.24          Environmental Matters.  Each Pre-Export Loan Party is in compliance in all material respects with all applicable Environmental Laws and has obtained, maintains and is compliance in all materials respects with any and all licenses, approvals, registrations or permits required by applicable Environmental Laws, except where failure to obtain, maintain and comply in all material respects with such Environmental Laws, licenses, approvals, registration or permits could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.          CONDITIONS PRECEDENT

4.1          Conditions to Effectiveness and the Initial Pre-Export Loans.  This Agreement shall become effective on the date hereof upon execution by the parties hereto.  The Pre-Export Commitments will not become effective until the Conversion is completed.  The obligation for the Pre-Export Lenders to fund the Initial Pre-Export Loans is further subject to satisfaction of the following conditions on the Initial Pre-Export Drawdown Date:

(a)          Conversion.  Conversion has been completed.

(b)          Collateral Account.  Evidence of the establishment of the Collateral Account.

(c)          Off-Shore SugarCo. Off-Shore SugarCo shall have entered into an Assigned Export Agreement with the Pre-Export Borrowers and Off-Shore SugarCo shall have entered into sufficient Assigned Export Agreements with Eligible Importers such that the Offtake Contract Value to Debt Service Coverage Ratio is less than or equal to 1.00:1.00, on a pro forma basis as of the Initial Pre-Export Drawdown Date, as detailed in a compliance certificate in substantially the form of Exhibit E attached hereto, delivered by the Pre-Export Borrowers to the Pre-Export Administrative Agent at least five (5) Business Days prior to such Initial Pre-Export Drawdown Date.

(d)          Registration of Resolutions.  Evidence shall have been provided, as soon as practicable but in any event prior to the Initial Pre-Export Drawdown Date, of the registration with the competent Trade Board (Junta Comercial) of the resolutions delivered to the Pre-Export Administrative Agent pursuant to the Framework Agreement authorizing the execution, delivery and performance of the Pre-Export Loan Documents and the transactions contemplated thereunder.

(e)          Registration of Security Documents.  Each Brazilian Security Document shall have been duly registered at the pertinent Real Estate Registry Office (Oficial de Registro de Imóveis) or Registry of Deeds and Documents (Cartório de Títulos e Documentos), as applicable, and ultimately creates a valid and perfected first priority security interest in all assets and rights subject to the relevant Brazilian Security Documents (subject to Permitted Liens).

(f)          Legal Opinion.  The Pre-Export Administrative Agent shall have received customary legal opinions in respect to the perfection of the security interest in respect of the Collateral, from counsel to the Pre-Export Loan Parties.

4.2          Conditions to Each Pre-Export Loan.  The agreement of each Pre-Export Lender to make any Pre-Export Loan requested to be made by it on any date (including the Initial Pre-Export Loans), whether by means of any Pre-Export Loan made by any Pre-Export Lender pursuant to this Agreement or by means of an assignment of the Existing Pre-Export Loan taken by any Pre-Export Lender pursuant to the Framework Agreement, is subject to the satisfaction of the following conditions precedent:

(a)          Representations and Warranties.  Each of the representations and warranties made by any Pre-Export Borrower in or pursuant to the Pre-Export Loan Documents shall be true and correct in all material respects on and as of such date; provided that, the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.9 and 3.13 through 3.20 shall be true and correct in all respects as of such date.

(b)          No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Pre-Export Loans requested to be made on such date.

(c)          Pre-Export Borrowing Notice.  The Pre-Export Administrative Agent shall have received a Pre-Export Borrowing in accordance with the requirements hereof.

(d)          Notes.  The Pre-Export Borrowers, as borrowers, and each Pre-Export Guarantor, as guarantor, shall have executed and delivered to the Pre-Export Administrative Agent the original duly executed Notes evidencing the Pre-Export Loans to be made by each Pre-Export Lender to the Pre-Export Borrowers on the applicable Pre-Export Drawdown Date.

(e)           ROF. The Pre-Export Administrative Agent shall have received from the relevant Pre-Export Borrower evidence that the relevant ROF and its amendments, as applicable, required for each of the Pre-Export Loans requested to be made on such date have been obtained, except in the case of an assignment of an Existing Pre-Export Loan by any Pre-Export Lender pursuant to the Framework Agreement.

(f)          Financial Covenants.  The Pre-Export Borrowers shall be in pro forma compliance with the financial covenants set forth in Section 5.4 of this Agreement, and the Fixed Asset Coverage Ratio and the Offtake Contract Value to Debt Service Coverage Ratio shall both be less than or equal to 1.00:1.00, in each case as of such date, as detailed in a compliance certificate in substantially the form of Exhibit E attached hereto, delivered to the Pre-Export Administrative Agent at least five (5) Business Days prior to such date.

Each borrowing by any Pre-Export Borrower hereunder shall constitute a representation and warranty by the Pre-Export Borrowers as of the date of such Pre-Export Loan that the conditions contained in this Section 4.2 have been satisfied.  The Pre-Export Administrative Agent shall cause the Pre-Export Lenders to be notified upon its receipt of all the documents required to be delivered in accordance with Section 4.1 or Section 4.2, as applicable, and shall provide electronic copies of the same to each Pre-Export Lender.  Each Pre-Export Lender shall be deemed to have agreed to and accepted each document, and to have approved or accepted each other matter delivered or occurring pursuant to Section 4.1 or Section 4.2, as applicable, unless such Pre-Export Lender (before making the amount of its applicable Pre-Export Commitment available to the Pre-Export Administrative Agent), acting reasonably, notifies the Pre-Export Administrative Agent in writing that it does not so agree with or accept such document or other matters set forth in Section 4.1 or Section 4.2, as the case may be.

SECTION 5.          COVENANTS

Commencing on the Conversion Date (or with respect to Section 5.1(q), the Initial Pre-Export Drawdown Date) and continuing while this Agreement is in effect (i.e., until all indebtedness and other amounts payable by the Pre-Export Borrowers hereunder have been paid in full and the Pre-Export Lenders no longer have any Pre-Export Commitments hereunder), each Pre-Export Borrower agrees that:

5.1          Affirmative Covenants.  The Pre-Export Borrowers shall:

(a)          Information.  Provide the Pre-Export Administrative Agent all information that the Pre-Export Administrative Agent may reasonably request in writing concerning the business of the Pre-Export Borrower (or any of the Pre-Export Loan Parties) within a reasonable period of time considering the nature of the request; provided that with respect to any information relating to an annual audited report, the same may be delivered within one hundred and twenty (120) calendar days after the end of the Pre-Export Borrowers’ fiscal year.

(b)          Notice of proceedings.  Furnish or cause to be furnished to the Pre-Export Administrative Agent prompt written notice of the filing or commencement of any litigation, investigation or proceeding of or before any arbitrator or Governmental Authority against or affecting any Pre-Export Loan Party that could reasonably be expected to result in a Material Adverse Effect.

(c)          Payment of claims.  Take all actions necessary to ensure that all taxes and other governmental claims in respect of the Pre-Export Loan Parties’ operations and assets are promptly paid when due, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by IFRS with respect thereto have been provided on the books of the Pre-Export Loan Parties.

(d)          Compliance with law.  Ensure that all Pre-Export Loan Parties comply with all Requirements of Law (other than as relating to Sanctions, in which case Sections 5.1(o), Section 5.1(q) and Section 5.3(i) apply) except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(e)          Notice of Default.  Provide written notice to the Pre-Export Administrative Agent of the occurrence of each Default or Event of Default as promptly as practicable after any Pre-Export Loan Party becomes aware of any such Default or Event of Default, along with full details of any steps it has taken or intends to take to remedy or mitigate the effect of such Default or Event of Default.

(f)          Annual Financial Statements.  Furnish to the Pre-Export Administrative Agent in sufficient number for each Pre-Export Lender as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Pre-Export Borrowers, audited financial statements consisting of the consolidated balance sheet of the Pre-Export Borrowers as of the end of such year and the related statements of income and retained earnings and statements of cash flow for such year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, certified by independent certified public accountants satisfactory to the Pre-Export Administrative Agent to the effect that such financial statements fairly present in all material respects the financial condition and results of operations of the Pre-Export Borrowers in accordance with IFRS consistently applied.

(g)          Quarterly Financial Statements.  Furnish to the Pre-Export Administrative Agent as soon as available but in any event within sixty (60) days after the end of each of the first three quarters for each fiscal year of the Pre-Export Borrowers, unaudited financial statements consisting of a balance sheet of the Pre-Export Borrowers as at the end of such quarter and a statement of income and retained earnings and of cash flow for such quarter, setting forth (in the case of financial statements furnished for calendar quarters subsequent to the first full calendar year of the Pre-Export Borrowers) in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year.

(h)          Compliance Certificate.  Furnish, or cause to be furnished, to the Pre-Export Administrative Agent together with the financial statements required pursuant to clause (f) and clause (g) a certificate of a Responsible Officer of the Pre-Export Borrower Representative in the form of Exhibit E stating (i) that the attached financial statements have been prepared in accordance with IFRS and accurately reflect the financial condition of the Pre-Export Loan Parties, (ii) that the Pre-Export Borrowers are in compliance with the Financial Covenants and Section 5.1(q)(vii), (iii) solely in the compliance certificate delivered in connection with the financial statements required pursuant to clause (f), that the Pre-Export Borrowers are in compliance with Section 5.1(q)(vi) and (iv) all information and calculations necessary for determining compliance by the Pre-Export Borrowers with the Financial Covenants and Sections 5.1(q)(vi) and (vii) as of the last day of the fiscal quarter or fiscal year of the Pre-Export Borrowers, as the case may be.

(i)          Appraisals.  Furnish to the Pre-Export Administrative Agent in sufficient number for each Pre-Export Lender as soon as available, but in any event within 120 days after the end of each fiscal year of the Pre-Export Borrowers, an appraisal in form and substance reasonably satisfactory to the Pre-Export Administrative Agent from a third party appraiser reasonably acceptable to the Pre-Export Administrative Agent of all Sugar Cane that is pledged as Collateral; provided that the Pre-Export Administrative Agent may request up to four (4) additional appraisals from third party appraisers of their choice of the Sugar Cane that is pledged as Collateral prior to the Pre-Export Maturity Date.

(j)          Preservation of Existence.  (i) Except as otherwise permitted by the Pre-Export Loan Documents, preserve, renew and keep in full force and effect the corporate existence of the Pre-Export Loan Parties and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Pre-Export Loan Parties’ business, except where the failure to maintain the same would not have a Material Adverse Effect.

(k)          Visitation.  Permit any of the officers or employees of the Pre-Export Credit Parties to visit and inspect any of the properties of the Pre-Export Loan Parties and to discuss matters pertinent to an evaluation of the credit of the Pre-Export Loan Parties or relating to compliance with the Pre-Export Loan Documents with the principal officers of the Pre-Export Loan Parties, provided that (w) solely to the extent no Default or Event of Default is continuing, there is no more than one (1) visit and inspection made by each relevant Pre-Export Credit Party in any fiscal year, (x) any visit and inspection is carried out during regular business hours, (y) each visit and inspection shall be consented to by the Pre-Export Borrower Representative (such consent not to be unreasonably denied, delayed or withheld) after reasonably prior written notice given to it by the Pre-Export Administrative Agent following the Pre-Export Administrative Agent’s receipt of a request in that connection from a Pre-Export Credit Party and (z) the Pre-Export Administrative Agent and each Pre-Export Lender has executed a confidentiality agreement reasonably satisfactory to the Pre-Export Borrowers.  The Pre-Export Borrowers will be responsible for any costs and expenses incurred by such Pre-Export Credit Party in connection with (x) one (1) visit and inspection in any fiscal year and (y) any visit and inspection made following and during the continuance of a Default or Event of Default.  For the avoidance of doubt, no Agent will make any visit and inspection unless such Pre-Export Agent’s reasonable fees, costs and expenses are fully funded by the Pre-Export Lenders or, alternatively, by the Pre-Export Borrowers.

(l)          Books and Records.  Keep proper books of record and account in which full, true and correct entries in conformity with IFRS and the requirements of applicable law shall be made of all dealings and transactions in relation to such Person’s business.

(m)          Insurance.  Ensure that the Pre-Export Loan Parties maintain insurance coverage with insurance companies that are not Affiliates and that are financially sound and reputable and in such forms and amounts and covering such risks as are customarily carried by companies engaged in similar businesses and owning or operating properties or assets in Brazil similar to those owned or operated by the Pre-Export Loan Parties.

(n)          Pari Passu obligations.  Ensure that each Pre-Export Loan Party promptly takes all actions as may be necessary to ensure that its payment obligations under the Pre-Export Loan Documents to which it is a party will at all times constitute unconditional and unsubordinated general obligations thereof ranking at least pari passu with all present and future unsubordinated indebtedness thereof, except as may be limited by bankruptcy, insolvency, recuperação judicial or extrajudicial, falência or similar laws affecting enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability, it being understood that such other Indebtedness or other obligations may be secured by Permitted Liens (and, as such, may have a prior claim to the properties subject to such Permitted Liens) but no Indebtedness other than the Pre-Export Loans and Credit Agreement Refinancing Indebtedness shall benefit from Liens on Collateral.

(o)          Notice of Sanctions.  Promptly upon a Responsible Officer of any Pre-Export Borrower becoming aware that any Pre-Export Loan Party has received formal notice that it has become subject to any material action or investigation under any Sanctions, such Pre-Export Borrower shall, to the extent permitted by law, supply to the Pre-Export Administrative Agent details of any such material action or investigation.

(p)          Anti-Corruption and Sanctions Compliance Policies and Procedures.  Each Pre-Export Borrower shall maintain in effect policies and procedures designed to promote and achieve continued compliance by the Pre-Export Loan Parties and their respective directors, officers and employees with applicable Anti-Corruption Laws and Sanctions.

(q)          Collateral.  On or prior to the Initial Pre-Export Drawdown Date:

(i)          Perform any and all reasonable acts and execute any and all documents (including the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the statutes, laws, rules or regulations of any applicable federal, state or municipal jurisdiction of or within Brazil and the United States of America, to grant and maintain in favor of the relevant Agent, for the benefit of the relevant Pre-Export Credit Parties, security interests or Liens in the Collateral perfected to the extent of and in the priority contemplated in each relevant Security Document (in form and substance satisfactory to the relevant Agent).

(ii)          Promptly upon request of any Pre-Export Credit Party, each Pre-Export Borrower and Off-Shore SugarCo shall register any of the Pre-Export Loan Documents (and a sworn translation hereof or thereof in Portuguese, if executed in English) with the competent titles and deeds registry (Cartório de Registro de Títulos e Documentos), and pay all expenses incurred in connection with such translation and filings.  The relevant Pre-Export Loan Party (or the Pre-Export Borrower Representative on its behalf) shall provide evidence of such registration to the Pre-Export Collateral Agent, the Onshore Collateral Agent and the Pre-Export Administrative Agent (in form and substance satisfactory to them) by not later than sixty (60) days from the relevant request date, provided that the Pre-Export Borrowers and Off-Shore SugarCo receive, to the extent applicable, the duly notarized, apostilled or consularized signatures of the applicable Pre-Export Credit Parties of the applicable Pre-Export Loan Documents on or before the date occurring forty-five (45) days prior to such sixtieth (60th) day after the relevant request date.

If the Pre-Export Borrowers or Off-Shore SugarCo receive a duly notarized, apostilled or consularized signature of any applicable Pre-Export Credit Party of any applicable Pre-Export Loan Document after the date occurring forty-five (45) days prior to such sixtieth (60th) day after the relevant request date, the Pre-Export Borrowers or Off-Shore SugarCo shall ensure that such Pre-Export Loan Document is registered with the titles and deeds registry (Cartório de Registro de Títulos e Documentos) in Brazil within forty-five (45) days after receipt of such duly consularized signature of a Pre-Export Credit Party.

(iii)          Deliver or cause to be delivered to the relevant Agents for the benefit of the relevant Pre-Export Credit Parties from time to time such other documentation, consents, authorizations, approvals and orders in form and substance satisfactory to such Pre-Export Credit Parties as such Pre-Export Credit Parties shall deem reasonably necessary or advisable to perfect or maintain the security interest or Liens on the Collateral for the benefit of such relevant Pre-Export Credit Parties.

(iv)          Ensure that at all times and until the indefeasible and final payment of all Obligations (i) each Security Document, subject to the provisions hereof and of such Security Document, is valid and enforceable in accordance with its terms, (ii) the relevant Pre-Export Credit Party, under each of the Security Documents, subject to the provisions hereof and thereof, shall have a first priority (subject to Permitted Liens) perfected security interest in all of the Collateral pledged under such Security Documents.

(v)           From time to time and pursuant to the terms and conditions of the Security Documents, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments and take such further actions under the Security Documents, including, without limitation, entering into any amendments thereto and to their respective annexes and schedules as well updating any Schedules or Exhibits hereto in order to create, perfect and maintain in full force and effect as security interests under the Security Documents the respective Liens on: (i) all Properties; (ii) all Equipment; (iii) all Sugar Cane; and (iv) all Assigned Export Receivables.

(vi)          Based on the financial statements delivered for each fiscal year in accordance with Section 5.1(f) and prepared in accordance with IFRS, ensure that as of the end of each fiscal year of the Pre-Export Borrowers the Fixed Asset Coverage Ratio is equal to or less than 1.00:1.00.

(vii)          Based on the financial statements delivered for each fiscal quarter in accordance with Section 5.1(g) and prepared in accordance with IFRS, ensure that as of the end of each fiscal quarter of the Pre-Export Borrowers the Offtake Contract Value to Debt Service Coverage Ratio is equal to or less than 1.00:1.00.

(r)          Environmental Laws. Unless, in the good faith judgment of the Pre-Export Borrowers, the failure to do so would not unreasonably be expected to have a Material Adverse Effect, the Pre-Export Borrowers will (and will cause each Pre-Export Loan Party to) comply in all material respects with all applicable Environmental Laws and obtain and comply in all respects with and maintain, any and all licenses, approvals, registrations or permits required by applicable Environmental Laws, except where failure to obtain and comply in all material respects with and maintain such licenses, approvals, registrations or permits could not reasonably be expected to have a Material Adverse Effect.

(s)          Further Assurances.  The Pre-Export Borrowers will cooperate, and will ensure that each Pre-Export Loan Party cooperates, with the Pre-Export Credit Parties and execute and deliver such further instruments and documents as any Pre-Export Agent shall reasonably request to carry out or perfect the transactions or the terms and conditions contemplated by the Pre-Export Loan Documents.

(t)          New Subsidiaries. With respect to any new Subsidiary (other than the Off-Shore SugarCo) created or acquired after the Conversion Date by any Pre-Export Loan Party, promptly, and in any event within thirty (30) days of the creation or acquisition of such Subsidiary:

(i)          if such new Subsidiary is organized in Brazil and is directly or indirectly wholly-owned by the Pre-Export Borrowers, cause such new Subsidiary to become a Pre-Export Borrower under this Agreement by executing any documents or agreements as the Pre-Export Administrative Agent shall reasonably determine necessary;

(ii)          if such new Subsidiary is not organized in Brazil or is not directly or indirectly wholly-owned by the Pre-Export Borrowers, but is controlled by the Pre-Export Borrowers, cause such new Subsidiary to enter into or become party to the Pre-Export Guaranty by executing any documents or agreements as the Pre-Export Administrative Agent shall reasonably determine necessary;

(iii)          cause such new Subsidiary (A) to become a party to the Security Documents and (B) to take all actions necessary or desirable to grant to the Pre-Export Collateral Agent or the Onshore Collateral Agent (as applicable) for the benefit of the Pre-Export Lenders, a first priority (subject to Permitted Liens) perfected security interest in:

A.
the rights of such new Subsidiary under all Export Contracts that such new Subsidiary is a party to that have payment obligations that extend at least twelve (12) months after the Pre-Export Maturity Date; and

B.	all real property and fixed assets of such new Subsidiary, including all Sugar Cane, sugar mills and related Equipment;

(iv)          deliver to the Pre-Export Administrative Agent a secretary’s certificate of such Subsidiary substantially in the form of Exhibit A, with charter documents, by-laws and appropriate resolutions attached; and

(v)          deliver to the Pre-Export Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Pre-Export Administrative Agent.

5.2          Export Contracts and Export Receivables Covenants.

(a)          The Pre-Export Borrowers (or the Pre-Export Borrower Representative on their behalf) shall, and shall cause Off-Shore SugarCo to, promptly notify the Pre-Export Administrative Agent if any of the following events occurs under or in relation to an Assigned Export Contract or any Assigned Export Receivable, as applicable:

(i)          any actual, proposed or threatened material deduction from, or suspension of, payments to be made by an Eligible Importer, including without limitation any credit, rebates, offsets, holdbacks, disputes, counterclaims or other adjustments in respect of the relevant Assigned Export Receivables;

(ii)          any event which may entitle the relevant Eligible Importer thereunder to terminate or suspend any of the Pre-Export Loan Parties’ rights, or such Eligible Importer’s obligations, under the relevant Assigned Export Contract in respect of Assigned Export Receivables, or the delivery of any notice of default, suspension or termination given by an Eligible Importer;

(iii)          any Assigned Export Contract or Assigned Export Receivable is no longer the valid, binding and enforceable obligation of the parties thereto or is otherwise no longer in full force and effect;

(iv)          any Pre-Export Loan Party determines that it is reasonably likely that it will not be able to or otherwise fails to ship all or any portion of the Goods generating any Assigned Export Receivable in the quantity and within the shipment window specified therefor in the applicable Assigned Export Contract; and

(v)          any Eligible Importer fails to deposit funds into the Collateral Account in an amount sufficient to pay for a shipment of Goods generating any Assigned Export Receivable in full and within the shipment window specified therefor in the applicable Assigned Export Contract.

(b)          The Pre-Export Borrowers (or the Pre-Export Borrower Representative on their behalf) shall, and shall cause Off-Shore SugarCo to, supply the Pre-Export Administrative Agent with any further information (including copies of related documentation) in connection with any event mentioned in paragraph (a) above as the Pre-Export Administrative Agent or any Pre-Export Lender may reasonably require.

(c)          The Pre-Export Borrowers may not, and shall ensure that any Pre-Export Guarantors do not, without the prior written consent of the Required Pre-Export Lenders, agree to, amend or waive in any material respect all or any part of any Assigned Export Receivable or the terms in respect thereof under the relevant Assigned Export Contract, or to assign or transfer, terminate, cancel, suspend or abandon (or permit the transfer, termination, cancellation suspension or abandonment of), all or any part of any such Assigned Export Receivable.

(d)          The Pre-Export Borrowers shall, and shall cause Off-Shore SugarCo to, cause all Assigned Export Receivables to (i) have “cash against documents” (CAD) as their payment terms or (ii) provide that payments thereunder shall be made against delivery of scanned copies of applicable Shipping Documents, with the delivery of original copies of such Shipping Documents occurring after payment is acknowledged by the applicable seller.

(e)          The Pre-Export Borrowers shall, and shall cause Off-Shore SugarCo to, cause the shipments in respect of the Assigned Export Contracts to be sufficient to produce Assigned Export Receivables in such amounts to ensure timely payment of all amounts due by the Pre-Export Borrowers under this Agreement and compliance with the other provisions of the Pre-Export Loan Documents.

(f)          Each Pre-Export Borrower will, and will cause Off-Shore SugarCo to, ensure that (i) either all invoices relating to an Assigned Export Receivable include a prominent irrevocable instruction requiring the relevant Eligible Importer to make all payments thereunder directly to the Collateral Account or such Pre-Export Borrower or Off-Shore SugarCo has provided separate written instructions to such relevant Eligible Importer to make all payments thereunder directly to the Collateral Account, and (ii) a copy of each such invoice or written instructions is delivered to the Pre-Export Collateral Agent.

5.3          Negative Covenants.  The Pre-Export Borrowers will not, and will ensure that the Pre-Export Guarantors do not:

(a)          Liens.  Contract for, create, incur, assume or suffer to exist any Lien, security interest, charge or other encumbrance of any nature upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens and any other Liens on property that is not Collateral securing in the aggregate Indebtedness that does not exceed $10,000,000.

(b)          Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, whether current or funded, other than:

(i)          Indebtedness created under the Pre-Export Loan Documents and Credit Agreement Refinancing Indebtedness;

(ii)          Indebtedness in an aggregate amount not to exceed R$200,000,000 incurred from (i) BNDES or any other Brazilian governmental development bank or credit agency or any financial institution acting as agent for such development bank, but only to the extent acting in its agency capacity therefor or in its capacity as agente de repasse (including borrowings from any Brazilian governmental bank with funds provided by Brazilian governmental regional funds (which shall include, without limitation, Financiadora de Estudos e Projetos – FINEP, Fundo de Desenvolvimento do Nordeste – FDNE and Fundo de Desenvolvimento do Centro Oeste – FCO)), or (ii) any international or multilateral development bank, government-sponsored agency, export-import bank or official export-import credit insurer; and

(iii)          Indebtedness for working capital totaling no more than $50,000,000 in the aggregate; and

(iv)          Indebtedness existing as of the date of this Agreement as set forth in Schedule 4 attached hereto.

(c)          Fundamental Transactions.  Merge, dissolve, liquidate, consolidate with or into another Person (other than any merger or consolidation by a Pre-Export Borrower with and into another Pre-Export Borrower or by a Pre-Export Guarantor with and into another Pre-Export Guarantor), or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

(d)          Capital expenditures.  Make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal operational expenditures for replacements, maintenance and replanting Sugar Cane which are incurred in the ordinary course of business and properly charged to current operations), except for expenditures in any fiscal year that, in the aggregate, do not exceed $100,000,000.

(e)          Business.  (i) Make any material change in its line of business or (ii) take any action that might adversely affect the priority, perfection or validity of the Liens created or purported to be created pursuant to any Pre-Export Loan Documents.

(f)          Disposals.  Dispose, sell, transfer, lease, convey or otherwise grant rights to (or agree to dispose of at any future time), in one or a series of transactions, whether related or not, all or any part of its property of assets, except that:

(i)          the Pre-Export Loan Parties may (A) make sales of inventory and other personal property in the ordinary course of business, or (B) in the ordinary course of business, sell equipment which is uneconomic or obsolete;

(ii)          the Pre-Export Loan Parties may sell equipment which is subject to a Lien which is permitted pursuant to clause (h) of the definition of “Permitted Liens”; and

(iii)          any Pre-Export Loan Party may freely dispose its properties or assets to any other Pre-Export Loan Party.

(g)          Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom, each Pre-Export Loan Party may make Restricted Payments during a fiscal year in an aggregate amount not to exceed, collectively, the higher of (x) $30,000,000 and (y) the mandatory annual distributions of dividends required by applicable Brazilian laws and (ii) each Pre-Export Loan Party may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Pre-Export Loan Parties.

(h)          Hedge Agreements.  Enter into any Hedge Agreement other than Hedge Agreements, entered into in the ordinary course of business, including without limitation, Hedge Agreements entered into to manage pricing risk related to any agricultural commodities or products, foreign exchange rates and interest rates.

(i)          Anti-Money Laundering and Sanctions.

(i)          Anti-Money Laundering.  Knowingly conduct its operations in violation of any applicable financial recordkeeping and reporting requirements of the U.S. Bank Secrecy Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any applicable authority (collectively, the “Money Laundering Laws”), and no action or inquiry by or before any authority involving it with respect to Money Laundering Laws is pending or, to the best of the knowledge of its Responsible Officers, is threatened.

(ii)          Sanctions and Anti-Corruption.  Knowingly use, or permit any of its Subsidiaries to use, any funds derived from any activity that would violate Sanctions or any Anti-Corruption Laws to pay any of the obligations under the Pre-Export Loan Documents.

(j)          Loans and Guarantees.  Except as contemplated by the Pre-Export Loan Documents, make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, any other Person other than in the ordinary course of business.

(k)          Governing Documents.  Amend its Governing Documents without the prior written consent of the Pre-Export Administrative Agent if such amendment could reasonably be expected to materially adversely affect the Pre-Export Credit Parties or result in a Material Adverse Effect.

(l)          Transactions with Affiliates.  Enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, sale, lease or exchange of property or the rendering of services) with any of its Affiliates, unless such arrangement, transaction or contract is:

(i)          in the ordinary course of their respective businesses and on fair and reasonable terms no less favorable to the Pre-Export Loan Party than it could obtain in an arm’s length transaction with a Person that is not an Affiliate; or

(ii)          carried out between the Pre-Export Loan Parties.

(m)         Fiscal Year.  Change its fiscal year.

(n)          FATCA.  No Pre-Export Loan Party shall be or become a U.S. Tax Obligor.

5.4          Financial Covenants.  The Pre-Export Borrowers shall, based on the financial statements delivered for each fiscal quarter in accordance with Section 5.1(g) and each fiscal year in accordance with Section 5.1(g) and prepared in accordance with IFRS, ensure that as of the end of each fiscal quarter of the Pre-Export Borrowers:

(a)          the Total Net Leverage Ratio is equal to or less than 3.50:1.00;

(b)          the Interest Coverage Ratio is equal to or greater than 3.00:1.00; and

(c)          the Net Debt/Total Assets Ratio is equal to or less than 0.70:1.00;

(each a “Financial Covenant” and together the “Financial Covenants”).

5.5          Use of Websites. (a)  The Pre-Export Borrowers may satisfy their obligation to deliver any public information to the Pre-Export Lenders by posting this information onto an electronic website designated by the Pre-Export Borrower Representative and the Pre-Export Administrative Agent (the “Designated Website”) by notifying the Pre-Export Administrative Agent (i) of the address of the website together with any relevant password specifications and (ii) that such information has been posted on the website; provided, that in any event the Pre-Export Borrower Representative shall supply the Pre-Export Administrative Agent with one copy in paper form of any information which is posted onto the website.

(a)          The Pre-Export Administrative Agent shall supply each Pre-Export Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Pre-Export Borrower Representative and the Pre-Export Administrative Agent.

(b)          The Pre-Export Borrowers shall promptly upon becoming aware of its occurrence notify the Pre-Export Administrative Agent if:

(i)          the Designated Website cannot be accessed due to technical failure;

(ii)          the password specifications for the Designated Website change;

(iii)         any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)         any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)          the Pre-Export Borrowers becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If any Pre-Export Borrower notifies the Pre-Export Administrative Agent under Section 5.5(c)(i) or Section 5.5(c)(v) above, all information to be provided by any Pre-Export Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Pre-Export Administrative Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

SECTION 6.          EVENTS OF DEFAULT

If any of the following events shall occur and be continuing on or after the Conversion Date:

(a)          any Pre-Export Loan Party shall fail to pay any principal of any Pre-Export Loan when due in accordance with the terms hereof; or any Pre-Export Loan Party shall fail to pay any interest on any Pre-Export Loan, fees or any other amount payable hereunder or under any other Pre-Export Loan Document, within three (3) days after any such interest, fees or other amount becomes due in accordance with the terms hereof; or

(b)          any representation or warranty made or deemed made by any Pre-Export Borrower herein or in any other Pre-Export Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Pre-Export Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)          any Pre-Export Borrower shall default in the observance or performance of any agreement contained in Section 5.1(e), , Section 5.1(f), Section 5.1(g), Section 5.1(h), Section 5.1(i), Section 5.1(j)(i), Section 5.3, or Section 5.4 of this Agreement; or

(d)          any Pre-Export Borrower shall default in the observance or performance of any agreement contained in Section 5.1(q)(vi), and such default shall continue unremedied for a period of ninety (90) days; or

(e)          any Pre-Export Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Pre-Export Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date on which a Responsible Officer of any Pre-Export Borrower has knowledge of such default and (ii) any Pre-Export Borrower receives written notice thereof from any Pre-Export Agent or any Pre-Export Lender; or

(f)          any Pre-Export Loan Party shall (i) default in making any payment of any principal of any Indebtedness (excluding the Pre-Export Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness (including any Guarantee Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or, in the case of any such Indebtedness constituting a Guarantee Obligation, to become payable; provided, that a default, event or condition described in clauses (i), (ii) or (iii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate the Dollar Equivalent of the Applicable Threshold; or

(g)          (i) any Pre-Export Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to falência, bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a falência, bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, administrador judicial, liquidator, conservator or other similar official for it or for all or any substantial part of its assets, or any Pre-Export Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Pre-Export Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Pre-Export Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Pre-Export Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Pre-Export Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h)          one or more protesto(s) de títulos shall be issued against any Pre-Export Loan Party for the payment of money in an aggregate amount in excess of the Applicable Threshold (or its Dollar Equivalent) and such Pre-Export Loan Party shall have failed to (x) suspend or cancel the effects of such protesto(s) de títulos within the period stipulated by the Requirement of Law or (y) post judicial bonds with respect to such protesto(s) de títulos accepted by the relevant court;

(i)          Brazil or any Governmental Authority thereof shall declare a moratorium on the payment of external indebtedness by Brazil or any Governmental Authority thereof or any other Person therein or shall fail to approve or permit exchanges of Reais for Dollars or otherwise restrict or prevent any such exchange in a manner that would directly or indirectly prevent the Pre-Export Loan Parties from repaying the Pre-Export Loans;

(j)          one or more judgments or decrees shall be entered against any Pre-Export Loan Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) the Dollar Equivalent of the Applicable Threshold or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(k)          any of the Pre-Export Loan Documents shall cease, for any reason, to be in full force and effect or any Pre-Export Loan Party shall so assert in writing; or

(l)          any Pre-Export Loan Party shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and shall not be exempt from compliance under such Act; or

(m)          following the occurrence of a SugarCo COC Event, a Change in Control (other than a SugarCo COC Event) shall have occurred; or

(n)          any event or circumstance described in Articles 333 or 1.425 of the Civil Code (Código Civil) of Brazil in relation to any Pre-Export Loan Party shall have occurred; or

(o)          Any Governmental Approval at any time necessary to enable any Pre-Export Loan Party to comply with any of its obligations under any of the Pre-Export Loan Documents shall be revoked, withdrawn, withheld or otherwise not in full force and effect and is not reinstated to the satisfaction of the Required Pre-Export Lenders within the earlier of (a) ninety (90) days or (b) prior to the third Business Day before the day in which it shall be required to enable such Pre-Export Loan Party to comply with its obligations under the Pre-Export Loan Documents, or shall be modified or amended in a manner that in the aggregate has had or could reasonably be expected to have a Material Adverse Effect; provided, however that any such event shall not constitute an Event of Default if the Pre-Export Borrowers are either contesting such event in good faith or have filed a legal or administrative proceeding seeking to reinstate such Governmental Approval; or

(p)          any Lien provided for in the Pre-Export Loan Documents shall cease to exist or cease to give the applicable Agent (on behalf of the Pre-Export Credit Parties) a first priority perfected security interest (subject to Permitted Liens); or

(q)          any Governmental Authority shall: (i) take any action to condemn, seize, nationalize, expropriate or appropriate all or any substantial part of the property of any Pre-Export Loan Party (either with or without payment of compensation), or (ii) take any other action that (A) in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or purports to render any of the Pre-Export Loan Documents invalid or unenforceable or to prevent the performance or observance by any Pre-Export Borrower of its obligations thereunder or (B) shall, for ninety (90) or more days, prevent any Loan Party from exercising normal control over all or any substantial part of its property; or

(r)          any ROF or related schedules of payments required pursuant to this Agreement (i) shall cease to be in full force and effect or (ii) shall be modified or amended without the prior written consent of the Pre-Export Administrative Agent, which consent shall not be unreasonably withheld so long as such modification or amendment does not in the good faith opinion of the Required Pre-Export Lenders adversely affect the interests of any Pre-Export Lender Parties (provided, that such consent shall not be required for any amendment of any ROF that is necessary in connection with an adjustment to the Applicable Margin);

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above with respect to any Pre-Export Loan Party, then in such case automatically the Pre-Export Commitments shall immediately terminate and the Pre-Export Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Pre-Export Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken:  (i) with the consent of the Required Pre-Export Lenders, the Pre-Export Administrative Agent may, or upon the request of the Required Pre-Export Lenders, the Pre-Export Administrative Agent shall, by notice to the Pre-Export Borrower Representative, declare the Pre-Export Commitments to be terminated forthwith, whereupon the Pre-Export Commitments shall immediately terminate and (ii) with the consent of the Required Pre-Export Lenders, the Pre-Export Administrative Agent may, or upon the request of the Required Pre-Export Lenders, the Pre-Export Administrative Agent shall, by notice to the Pre-Export Borrower Representative, declare the Pre-Export Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Pre-Export Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Pre-Export Borrowers.

SECTION 7.          THE PRE-EXPORT AGENTS

7.1          Appointment.  Each Pre-Export Lender hereby irrevocably designates and appoints each Pre-Export Agent as the agent and attorney-in-fact of such Pre-Export Lender under this Agreement and the other Pre-Export Loan Documents, and each such Pre-Export Lender irrevocably authorizes each Pre-Export Agent, in such capacity, to receive the Collateral on behalf of the Pre-Export Lenders and take such action on its behalf under the provisions of this Agreement and the other Pre-Export Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Pre-Export Agent by the terms of this Agreement and the other Pre-Export Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Pre-Export Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Pre-Export Loan Document or otherwise exist against any Pre-Export Agent.

7.2          Delegation of Duties.  Any Pre-Export Agent may execute any of its duties under this Agreement and the other Pre-Export Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

7.3          Exculpatory Provisions.  Neither any Pre-Export Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Pre-Export Loan Document (except to the extent that any of the foregoing are found by a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Pre-Export Lenders for any recitals, statements, representations or warranties made by any Pre-Export Borrower or any officer thereof contained in this Agreement or any other Pre-Export Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Pre-Export Agent under or in connection with, this Agreement or any other Pre-Export Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Pre-Export Loan Document or for any failure of any Pre-Export Borrower a party thereto to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Pre-Export Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Pre-Export Loan Document, or to inspect the properties, books or records of any Pre-Export Borrower.

7.4          Reliance by Agents.  Each Pre-Export Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Pre-Export Borrowers), independent accountants and other experts selected by such Pre-Export Agent.  The Pre-Export Agents may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Pre-Export Administrative Agent.  Each Pre-Export Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Pre-Export Loan Document unless it shall first receive such advice or concurrence of the Required Pre-Export Lenders (or, if so specified by this Agreement, all Pre-Export Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Pre-Export Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each Pre-Export Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Pre-Export Loan Documents in accordance with a request of the Required Pre-Export Lenders (or, if so specified by this Agreement, all Pre-Export Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Pre-Export Lenders and all future holders of the Pre-Export Loans.

7.5          Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Pre-Export Agent has received notice from a Pre-Export Lender or the Pre-Export Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Pre-Export Administrative Agent receives such a notice, the Pre-Export Administrative Agent shall give notice thereof to the Pre-Export Lenders.  Each Pre-Export Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Pre-Export Lenders (or, if so specified by this Agreement, all Pre-Export Lenders); provided that unless and until an Agent shall have received such directions, such Pre-Export Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Pre-Export Lenders.

7.6          Non-Reliance on Agents and Other Pre-Export Lenders.  Each Pre-Export Lender expressly acknowledges that neither any Pre-Export Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Pre-Export Agent hereafter taken, including any review of the affairs of a Pre-Export Borrower or any Affiliate of a Pre-Export Borrower, shall be deemed to constitute any representation or warranty by any Pre-Export Agent to any Pre-Export Lender.

Each Pre-Export Lender represents to the Pre-Export Agents that it has, independently and without reliance upon any Pre-Export Agent or any other Pre-Export Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Pre-Export Borrowers and their Affiliates and made its own decision to make its Pre-Export Loans hereunder and enter into this Agreement.  Each Pre-Export Lender also represents that it will, independently and without reliance upon any Pre-Export Agent or any other Pre-Export Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Pre-Export Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Pre-Export Borrowers and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Pre-Export Lenders by an Agent hereunder, no Agent shall have any duty or responsibility to provide any Pre-Export Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Pre-Export Borrower or any Affiliate of a Pre-Export Borrower that may come into the possession of such Pre-Export Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

7.7          Indemnification.  The Pre-Export Lenders agree to indemnify each Pre-Export Agent in its capacity as such (to the extent not reimbursed by the Pre-Export Borrowers and without limiting the obligation of the Pre-Export Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Pre-Export Commitments shall have terminated and the Pre-Export Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Pre-Export Loans) be imposed on, incurred by or asserted against such Pre-Export Agent in any way relating to or arising out of, the Pre-Export Commitments, this Agreement, any of the other Pre-Export Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any Pre-Export Agent under or in connection with any of the foregoing; provided that no Pre-Export Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a decision of a court of competent jurisdiction to have resulted from the applicable Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Pre-Export Loans and all other amounts payable hereunder.

7.8          Agent in Its Individual Capacity.  Each Pre-Export Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Pre-Export Borrower as though such Pre-Export Agent were not an Agent.  With respect to its Pre-Export Loans made or renewed by it, each Pre-Export Agent shall have the same rights and powers under this Agreement and the other Pre-Export Loan Documents as any Pre-Export Lender and may exercise the same as though it were not an Agent, and the terms “Pre-Export Lender” and “Pre-Export Lenders” shall include each such Pre-Export Agent in its individual capacity.

7.9          Successor Agents.  Each Pre-Export Agent may resign, or shall resign upon the request of the Required Pre-Export Lenders in the event such Pre-Export Agent becomes a Defaulting Pre-Export Lender and is not a Performing Pre-Export Lender, as Agent upon ten (10) days’ notice to the Pre-Export Lenders and the Pre-Export Borrower Representative.  If an Agent shall resign as Agent under this Agreement and the other Pre-Export Loan Documents, then the Required Pre-Export Lenders shall appoint from among the Pre-Export Lenders a successor Agent, which successor Agent shall (unless an Event of Default under Sections 6(a) or 6(f) with respect to any Pre-Export Borrower shall have occurred and be continuing) be subject to approval by the Pre-Export Borrower Representative (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the applicable Agent, and the term “Pre-Export Administrative Agent,” “Pre-Export Collateral Agent” or “Onshore Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Pre-Export Loans.  If no successor agent has accepted appointment as Agent by the date that is ten (10) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Pre-Export Lenders shall assume and perform all of the duties of the Pre-Export Agent hereunder until such time, if any, as the Required Pre-Export Lenders appoint a successor agent as provided for above.  After any retiring Agent’s resignation as Agent, the provisions of this Section 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Pre-Export Loan Documents.

7.10          Pre-Export Lead Arrangers and Pre-Export Bookrunners.  None of the Pre-Export Joint Lead Arrangers nor the Pre-Export Joint Bookrunners shall have any duties or responsibilities hereunder in its capacity as such.

7.11          Agent Communications.  Each Pre-Export Agent shall provide to each Pre-Export Lender a copy of each material report, certificate, statement or other communication required to be delivered to it under the Pre-Export Loan Documents and which has not been delivered to the Pre-Export Lenders; provided, that posting by the Pre-Export Agent to Intralinks or to a similar electronic distribution location shall satisfy the requirements of this Section.  Without limiting the foregoing, none of such Pre-Export Lenders shall have or be deemed to have a fiduciary relationship with any Pre-Export Lender.  The Pre-Export Lenders are not partners or co ventures, and no Pre-Export Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Pre-Export Agent) authorized to act for, any other Pre-Export Lender.

SECTION 8.          MISCELLANEOUS

8.1          Amendments and Waivers.  (a)  Neither this Agreement, any other Pre-Export Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.1.  The Required Pre-Export Lenders and each Pre-Export Borrower party to the relevant Pre-Export Loan Document may, or, with the written consent of the Required Pre-Export Lenders, each Pre-Export Agent and each Pre-Export Borrower party to the relevant Pre-Export Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Pre-Export Loan Documents for the purpose of adding any provisions to this Agreement or the other Pre-Export Loan Documents or changing in any manner the rights of the Pre-Export Lenders or of the Pre-Export Borrowers hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Pre-Export Lenders or the applicable Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Pre-Export Loan Documents or any Default or Event of Default and its consequences; provided, however, that (A) no such waiver and no such amendment, supplement or modification shall (v) reduce (by way of forgiveness or otherwise) the principal amount or extend the final scheduled date of maturity of any Pre-Export Loan, reduce the amount or stated rate of any interest or fee payable hereunder (except (1) in connection with the waiver of applicability of any post-default increase in interest rates and (2) that any amendment or modification of defined terms used in the financial covenants in this Agreement or the other Pre-Export Loan Documents shall not constitute a reduction in the rate of interest or fees for purposes of this clause (v)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Pre-Export Lender’s Pre-Export Commitment, or increase any Pre-Export Lender’s Aggregate Exposure Percentage, in each case without the written consent of each Pre-Export Lender directly affected thereby; (w) eliminate or reduce the voting rights of any Pre-Export Lender, or otherwise amend any provisions, under this Section 8.1 without the written consent of such Pre-Export Lender; (x) waive any of the conditions set forth in Section 4.1 or Section 4.2, reduce any percentage specified in the definition of Required Pre-Export Lenders, consent to the assignment or transfer by any Pre-Export Borrower of any of its rights and obligations under this Agreement and the other Pre-Export Loan Documents, amend or waive the Financial Covenants or Section 5.1(q)(vi); (y) amend or waive Section 3.17 or Section 5.3(h) or their related definitions, release a Pre-Export Guarantor or all or substantially all of the Collateral (other than in accordance with the provisions of the Pre-Export Loan Documents), or change any provision hereof requiring ratable funding or ratable sharing of payments or setoffs or otherwise related to the pro rata treatment of Pre-Export Lenders, in each case without the written consent of all Pre-Export Lenders; or (z) amend, modify or waive any provision of Section 7 without the written consent of each Pre-Export Agent and (B) the Pre-Export Administrative Agent and the Pre-Export Borrowers may amend this Agreement to add any documentation agent as a party hereto without the consent of any other Pre-Export Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Pre-Export Lenders and shall be binding upon the Pre-Export Borrowers, the Pre-Export Lenders, the Pre-Export Agents and all future holders of the Pre-Export Loans.  In the case of any waiver, the Pre-Export Borrowers, the Pre-Export Lenders and the Pre-Export Agents shall be restored to their former position and rights hereunder and under the other Pre-Export Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)          Notwithstanding Section 8.1(a), the Pre-Export Commitments and Aggregate Exposure of any Defaulting Pre-Export Lender that is not a Performing Pre-Export Lender shall be disregarded for all purposes of any determination of whether the Required Pre-Export Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.1(a)), provided that any waiver, amendment or modification requiring the consent of all Pre-Export Lenders or each affected Pre-Export Lender shall require the consent of such Defaulting Pre-Export Lender.

8.2          Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of each Pre-Export Borrower, the Pre-Export Borrower Representative, the Pre-Export Administrative Agent and the Pre-Export Collateral Agent, and as set forth in an administrative questionnaire delivered to the Pre-Export Administrative Agent in the case of the Pre-Export Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Each Pre-Export Borrower and the Pre-Export Borrower Representative:
Usina Moema Açucar e Alcool Ltd Rua Diogo Moreira, 184 Pinheiros – São Paulo, SP,CEP 05423-010 Brasil
with a copy to: Attn: Treasurer Bunge Limited 50 Main Street, 6th Floor White Plains, NY 10606

Pre-Export Administrative Agent:
Sumitomo Mitsui Banking Corporation
Agency Services
277 Park Avenue
New York, New York 10172
Attention:  Priscilla Mark
Tel. No: 212-224-4265
Telecopy: 212-918-1633

with a copy to:

Sumitomo Mitsui Banking Corporation
US Corporate Banking
277 Park Avenue
New York, NY 10172
Attention:  Patrick McGoldrick
Tel. No.: 212-224-4228

Pre-Export Collateral Agent:
Sumitomo Mitsui Banking Corporation
Agency Services
277 Park Avenue
New York, New York 10172
Attention:  Priscilla Mark
Tel. No: 212-224-4265
Telecopy: 212-918-1633

with a copy to:

Sumitomo Mitsui Banking Corporation
US Corporate Banking
277 Park Avenue
New York, NY 10172
Attention:  Patrick McGoldrick
Tel. No.: 212-224-4228

Onshore Collateral Agent:	Banco Sumitomo Mitsui Brasileiro S/A Corporate Banking Department Av. Paulista, 37- 11º floor São Paulo | CEP: 01311-902 Attention: Vitor Mograbi Tel. No.: + 55 11 3178-8007

provided that any notice, request or demand to or upon the Pre-Export Administrative Agent or the Pre-Export Lenders shall not be effective until received.

8.3          No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Pre-Export Administrative Agent or any Pre-Export Lender, any right, remedy, power or privilege hereunder or under the other Pre-Export Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4          Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Pre-Export Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Pre-Export Loans hereunder.

8.5          Payment of Expenses.  The Pre-Export Borrowers agree jointly and severally (a) to pay or reimburse the Pre-Export Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Pre-Export Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Pre-Export Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Pre-Export Borrower Representative prior to the Conversion Date (in the case of amounts to be paid on the Conversion Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Pre-Export Administrative Agent shall deem appropriate, (b) to pay or reimburse each Pre-Export Lender and the Pre-Export Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Pre-Export Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Pre-Export Lender and of counsel to the Pre-Export Administrative Agent, (c) to pay, indemnify, and hold each Pre-Export Lender and the Pre-Export Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Pre-Export Loan Documents and any such other documents, (d) to pay or reimburse each Pre-Export Lender and the Pre-Export Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with any Credit Agreement Refinancing Indebtedness and any related documents, including the reasonable fees and disbursements of counsel to each Pre-Export Lender and of counsel to the Pre-Export Administrative Agent and (e) to pay, indemnify, and hold each Pre-Export Lender and the Pre-Export Administrative Agent and their respective officers, directors, employees, Affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Pre-Export Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Pre-Export Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Pre-Export Borrower or any of the properties owned by such Pre-Export Borrower and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Pre-Export Borrower under any Pre-Export Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Pre-Export Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final, non appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

Without limiting the foregoing, and to the extent permitted by applicable law, the Pre-Export Borrowers agree not to assert, and hereby waives, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  For the avoidance of doubt, no Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Pre-Export Loan Documents or the transactions contemplated hereby or thereby, except to the extent that any such damages are determined in a final and non-appealable judgment of a court of competent jurisdiction, to result from the willful misconduct or gross negligence of such Indemnitee.  All amounts due under this Section 8.5 shall be payable not later than ten (10) days after written demand to the Pre-Export Borrower Represent therefor.  The agreements in this Section 8.5 shall survive repayment of the Pre-Export Loans and all other amounts payable hereunder.  Notwithstanding the foregoing, and for the avoidance of doubt, this Section 8.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim.

8.6          Successors and Assigns; Participations and Assignments.  (a)  This Agreement shall be binding upon and inure to the benefit of the Pre-Export Borrowers, the Pre-Export Lenders, the Pre-Export Agents, all future holders of the Pre-Export Loans and their respective successors and assigns, except that (i) no Pre-Export Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Pre-Export Lender and (ii) any attempted assignment or transfer by a Pre-Export Borrower without such consent shall be null and void.

(b)          Any Pre-Export Lender may, without the consent of the Pre-Export Borrowers, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Pre-Export Loan owing to such Pre-Export Lender, the Pre-Export Commitment of such Pre-Export Lender or any other interest of such Pre-Export Lender hereunder and under the other Pre-Export Loan Documents.  In the event of any such sale by a Pre-Export Lender of a participating interest to a Participant, such Pre-Export Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Pre-Export Lender shall remain solely responsible for the performance thereof, such Pre-Export Lender shall remain the holder of any such Pre-Export Loan for all purposes under this Agreement and the other Pre-Export Loan Documents, and the Pre-Export Borrower Representative and the Pre-Export Administrative Agent shall continue to deal solely and directly with such Pre-Export Lender in connection with such Pre-Export Lender’s rights and obligations under this Agreement and the other Pre-Export Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Pre-Export Loan Document, or any consent to any departure by any Pre-Export Borrower therefrom, except any amendment, waiver or consent described in clause (i) of the proviso to Section 8.1 that affects such Participant, in each case to the extent subject to such participation.

Each Pre-Export Borrower agrees that if amounts outstanding under this Agreement and the Pre-Export Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Pre-Export Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Pre-Export Lenders the proceeds thereof as provided in Section 8.7 as fully as if it were a Pre-Export Lender hereunder.  Each Pre-Export Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (and subject to the limitations thereof) with respect to its participation in the Pre-Export Commitments and the Pre-Export Loans outstanding from time to time as if it was a Pre-Export Lender; provided that, in the case of Section 2.13, such Participant shall have complied with the requirements of Section 2.13 (including the requirements under Sections 2.13(f) and 2.13(g) (it being understood that the documentation required under Sections 2.13(f) and 2.13(g) shall be delivered to the participating Pre-Export Lender) as if it was a Pre-Export Lender that had acquired its interest by assignment, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to Sections 2.12, 2.13 or 2.14 (as the case may be) than the transferor Pre-Export Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Pre-Export Lender to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Pre-Export Lender that sells a participation shall, acting as a non-fiduciary agent on behalf of the Pre-Export Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Pre-Export Loans or other obligations under this Agreement (the “Participant Register”); provided that no Pre-Export Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Pre-Export Commitments or Pre-Export Loans or its other obligations under any Pre-Export Loan Document) except to the extent that such disclosure is necessary to establish that such Pre-Export Commitment, or Pre-Export Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive, in the absence of manifest error, and such Pre-Export Lender, each Pre-Export Borrower and the Pre-Export Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(c)          Any Pre-Export Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Person (other than a Pre-Export Borrower or any of its Affiliates) (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Pre-Export Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Pre-Export Administrative Agent for its acceptance and recording in the Register; provided that (i) the consent of the Pre-Export Borrower Representative and the Pre-Export Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed, and the Pre-Export Borrower Representative shall be deemed to have consented to any such assignment unless it objects thereto by written notice to the Pre-Export Lender and Pre-Export Administrative Agent within ten (10) Business Days after having received notice thereof) shall be required in the case of any assignment to a Person that is not a Pre-Export Lender or a Pre-Export Lender Affiliate (except that the consent of the Pre-Export Borrowers shall not be required for any assignment that occurs when either a Default or an Event of Default shall have occurred and be continuing), (ii) unless otherwise agreed by the Pre-Export Borrower Representative and the Pre-Export Administrative Agent, no such assignment to an Assignee (other than any Pre-Export Lender or any Pre-Export Lender Affiliate) shall be in an aggregate principal amount of less than $5,000,000, in each case except in the case of an assignment of all of a Pre-Export Lender’s interests under this Agreement and (iii) any such assignment to an Assignee will include a corresponding assignment of the Assignor’s rights and obligations under the Framework Agreement.  For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Pre-Export Lender and its Pre-Export Lender Affiliates, if any.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Pre-Export Lender hereunder with a Pre-Export Commitment and/or Pre-Export Loans as set forth therein, (y) the Assignee thereunder shall become and be deemed a party to the Framework Agreement and a “Pre-Export Lender” thereunder for all purposes thereof and, to the extent provided in such Assignment and Acceptance, shall enjoy all rights and assume all obligations of the Assignor as a Pre-Export Lenders set forth in the Framework Agreement and (z) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement and the Framework Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto) and under the Framework Agreement.

(d)          The Pre-Export Administrative Agent, acting as a non-fiduciary agent of the Pre-Export Borrowers solely for tax purposes, shall maintain at its address referred to in Section 8.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Pre-Export Lenders and the Pre-Export Commitment of, and the principal amount (and stated interest) of the Pre-Export Loans owing to, each Pre-Export Lender from time to time, which Register shall be made available to the Pre-Export Borrowers and any Pre-Export Lender upon reasonable request.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Pre-Export Borrowers, the Pre-Export Administrative Agent and the Pre-Export Lenders shall treat each Person whose name is recorded in the Register as the owner of the Pre-Export Loans and any Notes evidencing the Pre-Export Loans recorded therein for all purposes of this Agreement.  Any assignment of any Pre-Export Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register.  Any assignment or transfer of all or part of a Pre-Export Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Pre-Export Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

(e)          Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 8.6(c), the Pre-Export Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f)          For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 8.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Pre-Export Lender to any Federal Reserve Bank or any other central bank in accordance with applicable law.

(g)          The Pre-Export Borrowers, upon receipt of written notice from the relevant Pre-Export Lender, agree to issue Notes to any Pre-Export Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

8.7          Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Pre-Export Lender or to the Pre-Export Lenders on a non pro rata basis, if any Pre-Export Lender (a “Benefitted Pre-Export Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 6(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Pre-Export Lender, if any, in respect of the Obligations owing to such other Pre-Export Lender, such Benefitted Pre-Export Lender shall purchase for cash from the other Pre-Export Lenders a participating interest in such portion of the Obligations owing to each such other Pre-Export Lender, or shall provide such other Pre-Export Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Pre-Export Lender to share the excess payment or benefits of such collateral ratably with each of the Pre-Export Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Pre-Export Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)          In addition to any rights and remedies of the Pre-Export Lenders provided by law, upon the occurrence of an Event of Default, each Pre-Export Lender shall have the right, without prior notice to any Pre-Export Borrower, any such notice being expressly waived by the Pre-Export Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by any Pre-Export Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Pre-Export Lender or any branch or agency thereof to or for the credit or the account of the Pre-Export Borrowers, as the case may be.  Each Pre-Export Lender agrees promptly to notify the Pre-Export Borrower Representative and the Pre-Export Administrative Agent after any such setoff and application made by such Pre-Export Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.8          Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission or portable document format shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Pre-Export Borrower Representative and the Pre-Export Administrative Agent.

8.9          Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10          Integration.  This Agreement and the other Pre-Export Loan Documents represent the entire agreement of the Pre-Export Borrowers, the Pre-Export Administrative Agent and the Pre-Export Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Pre-Export Administrative Agent or any Pre-Export Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Pre-Export Loan Documents.

8.11          GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. FOR PURPOSES SOLELY OF ARTICLE 9 OF BRAZILIAN DECREE LAW NO. 4,657 DATED SEPTEMBER 4, 1942, AND ARTICLE 78 OF THE BRAZILIAN CIVIL CODE THE TRANSACTIONS CONTEMPLATED HEREBY HAVE BEEN CONSTITUTED AND PROPOSED TO THE PRE-EXPORT BORROWERS BY THE PRE-EXPORT LENDERS OUTSIDE BRAZIL.

8.12          Submission To Jurisdiction; Waivers.  Each Pre-Export Borrower hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Pre-Export Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in New York county, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that a final non-appealable judgment (a certified copy of which shall be conclusive evidence of the amount of any indebtedness of such Person arising out of, or relating in any way to, this Agreement or any Note, as the case may be) against such Person in any action, proceeding or claim arising out of, or relating in any way to, this Agreement or any Note, shall be conclusive and may be enforced by suit on the judgment in any court lawfully entitled to entertain such suit;

(d)          recognizes that the remedies of the Pre-Export Credit Parties specified in this Section are not exclusive and that the exercise of any such remedy shall not preclude any Pre-Export Credit Party from pursuing other remedies available to it in any competent court;

(e)          waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment and execution, both before and after judgment, to which such Person might otherwise be entitled in any action or proceeding in the courts of Brazil, the State of New York, the United States District Court for the Southern District of New York or any other jurisdiction, relating in any way to this Agreement or any Note, and agrees that such Pre-Export Borrower will neither raise nor claim any such immunity at or in respect of any such action or proceeding;

(f)          (i) designates and appoints Bunge Limited’s chief financial officer (from time to time) at its principal executive offices at 50 Main Street, White Plains, New York 10606 (the “Authorized Agent”) as its agent and attorney-in-fact to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any action or proceeding in the state courts sitting in the Borough of Manhattan in the City of New York, New York, United States of America or the United States District Court for the Southern District of New York until the date that is one (1) year after the Pre-Export Maturity Date, (ii) confirms that the Authorized Agent has accepted such appointment and (iii) agrees that service in such manner shall, to the fullest extent permitted by law, be deemed effective service of process upon it in any such suit, action or proceeding.  If for any reason the Authorized Agent shall cease to be available to act as such, each of the Pre-Export Borrowers agrees to designate a new Authorized Agent in the Borough of Manhattan in the City of New York (and notify the Pre-Export Administrative Agent of such designation), on the terms and for the purposes of this provision, provided that the new Authorized Agent shall have accepted such designation in writing before the termination of the appointment of the prior Authorized Agent.  Each of the Pre-Export Borrowers further consents to the service of process or summons by certified or registered mail, postage prepaid, return receipt requested, directed to it at its address specified in Section 8.2.  Nothing herein shall in any way be deemed to limit the ability of any Pre-Export Credit Party to serve legal process in any other manner permitted by applicable law, and any service of process received by the Authorized agent shall, for all purposes under Brazilian law, be deemed to have been received by the Pre-Export Borrower.  At any time on or after the Conversion Date, BL may deliver written notice to the Pre-Export Administrative Agent and the Pre-Export Borrowers that BL’s chief financial officer shall no longer act as the Authorized Agent on behalf of the Pre-Export Borrowers (an “Authorized Agent Resignation Notice”) and, effective upon the Pre-Export Administrative Agent’s receipt of evidence that each Pre-Export Borrower has appointed a new agent for service of process in New York and such agent shall have accepted such appointment for a period ending one (1) year after the Pre-Export Maturity Date, BL shall no longer be the Authorized Agent for the Pre-Export Borrowers hereunder;

(g)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(h)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13          Acknowledgements.  Each Pre-Export Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Pre-Export Loan Documents;

(b)          neither the Pre-Export Administrative Agent nor any Pre-Export Lender has any fiduciary relationship with or duty to any Pre-Export Borrower arising out of or in connection with this Agreement or any of the other Pre-Export Loan Documents, and the relationship between Pre-Export Administrative Agent and Pre-Export Lenders, on one hand, and the Pre-Export Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)          no joint venture is created hereby or by the other Pre-Export Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Pre-Export Lenders or among the Pre-Export Borrowers and the Pre-Export Lenders.

8.14          Confidentiality.  Each of the Pre-Export Administrative Agent and each Pre-Export Lender agrees to keep confidential all non-public information provided to it by any Pre-Export Borrower pursuant to this Agreement that is designated by such Pre-Export Borrower as confidential; provided that nothing herein shall prevent the Pre-Export Administrative Agent or any Pre-Export Lender from disclosing any such information (a) to the Pre-Export Administrative Agent, any other Pre-Export Lender or any Pre-Export Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants, auditors and other professional advisors or those of any of its Affiliates (the “Permitted Parties”), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to any credit insurance provider relating to any Pre-Export Borrower and its obligations, (i) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (j) to the CUSIP Service Bureau or any similar organization, (k) in connection with the exercise of any remedy hereunder or under any other Pre-Export Loan Document, (l) in “league tables” and other similar trade publications, and, subject to the prior review and approval of the Pre-Export Borrower Representative (which shall not be unreasonably withheld), to the Pre-Export Credit Parties publication of tombstones and similar advertising materials relating to this Agreement (which information so disclosed shall consist of information customarily found in such publications, tombstones and advertising materials) or (m) with the prior written consent of the Pre-Export Borrower Representative.

In addition, the Pre-Export Administrative Agent and the Pre-Export Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Pre-Export Agents and the Pre-Export Lenders in connection with the administration of this Agreement, the other Pre-Export Loan Documents and the Pre-Export Commitments; provided, that the Pre-Export Administrative Agent and the Pre-Export Lenders shall have obtained such service providers’ written agreement to maintain the confidentiality of all non-public information relating to this Agreement and the other Pre-Export Loan Documents.

Each Pre-Export Lender acknowledges that information furnished to it pursuant to this Agreement or the other Pre-Export Loan Documents may include material non-public information concerning the Pre-Export Borrowers and their Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Pre-Export Borrowers or the Pre-Export Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Pre-Export Loan Documents will be syndicate-level information, which may contain material non-public information about the Pre-Export Borrowers and its Affiliates and their related parties or their respective securities.  Accordingly, each Pre-Export Lender represents to the Pre-Export Borrowers and the Pre-Export Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

8.15          WAIVERS OF JURY TRIAL.  EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.16          Conversion of Currencies into Dollars.  Unless the context otherwise requires, any calculation of an amount or percentage that is required to be made by the Pre-Export Borrower or the Pre-Export Administrative Agent under the Pre-Export Loan Documents shall be made by first converting any amounts denominated in Reais or any other applicable currency into Dollars at the Rate of Exchange.

8.17          U.S.A. Patriot Act.  Each Pre-Export Lender hereby notifies the Pre-Export Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Pre-Export Borrowers, which information includes the name and address of the Pre-Export Borrowers and other information that will allow such Pre-Export Lender to identify the Pre-Export Borrowers in accordance with the Act.

8.18          Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Pre-Export Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Pre-Export Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Pre-Export Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.          CO-BORROWER ARRANGEMENTS AND BORROWER REPRESENTATIVE

9.1          Status of Co-Pre-Export Borrowers.  Each Pre-Export Borrower agrees that it is jointly and severally liable (devedores solidários) for, and absolutely and unconditionally guarantees to Agent and Pre-Export Lenders the prompt payment and performance of, all Obligations and all agreements under the Pre-Export Loan Documents.  Each Pre-Export Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until full payment and discharge of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Pre-Export Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Pre-Export Loan Document, or any waiver, consent or indulgence of any kind by the Pre-Export Agents or any Pre-Export Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by the Pre-Export Agents or any Pre-Export Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Pre-Export Borrower; (e) any election by an Agent or any Pre-Export Lender in an insolvency proceeding for the application of Section 1111(b)(2) of the United States Bankruptcy Code;

(f) any borrowing or grant of a Lien by any other Pre-Export Borrower, as debtor-in-possession under Section 364 of the United States Bankruptcy Code or otherwise; (g) the disallowance of any claims of the Pre-Export Agents or any Pre-Export Lender against any Pre-Export Borrower for the repayment of any Obligations under Section 502 of the United States Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except full payment and discharge of all Obligations.  If and to the extent that any Pre-Export Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event each other Pre-Export Borrower will make such payment with respect to, or perform, such Obligation.

9.2          Appointment of Pre-Export Borrower Representative; Nature of Relationship.  (a)  Pre-Export Borrower Representative is hereby irrevocably and unconditionally appointed by each of the Pre-Export Borrowers as its agent and contractual representative hereunder and under each other Pre-Export Loan Document, which appointment is coupled with an interest and cannot be revoked, and each of the Pre-Export Borrowers irrevocably and unconditionally authorizes the Pre-Export Borrower Representative to act as the agent and contractual representative of such Pre-Export Borrower with the rights and duties expressly set forth herein and in the other Pre-Export Loan Documents.

(b)          The Pre-Export Borrower Representative agrees irrevocably to act as such contractual representative upon the express conditions contained in this Section 9.  Additionally, each Pre-Export Borrower hereby irrevocably and unconditionally appoints the Pre-Export Borrower Representative as its agent to receive and direct all of the proceeds of the Pre-Export Loans, at which time the Pre-Export Borrower Representative shall promptly disburse such Pre-Export Loans to the appropriate Pre-Export Borrower.  None of the Pre-Export Lenders or their respective officers, directors, agents or employees shall be liable to the Pre-Export Borrower Representative or any Pre-Export Borrower for any action taken or omitted to be taken by the Pre-Export Borrower Representative or the Pre-Export Borrowers pursuant to this Section 9.2.

9.3          Powers.  The Pre-Export Borrower Representative shall have and may exercise such powers under the Pre-Export Loan Documents as are specifically delegated to the Pre-Export Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Pre-Export Borrower Representative shall have no implied duties to the Pre-Export Borrowers, or any obligation to the Pre-Export Lenders to take any action thereunder except any action specifically provided by the Pre-Export Loan Documents to be taken by the Pre-Export Borrower Representative. Without limitation of the foregoing, each Pre-Export Borrower other than the Pre-Export Borrower Representative hereby irrevocably and unconditionally authorizes the Pre-Export Borrower Representative, with full authority in the place and stead of each such Pre-Export Borrower and in the name of each such Pre-Export Borrower or otherwise in relation to the Pre-Export Loan Documents: (i) on behalf of such Pre-Export Borrower,  to supply all information concerning such Pre-Export Borrower contemplated by this Agreement and the other Pre-Export Loan Documents and give all notices and instructions (including Pre-Export Borrowing Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by such Pre-Export Borrower notwithstanding that they may affect such Pre-Export Borrower, without further reference to or the consent of such Pre-Export Borrower;

(ii) on its behalf, to receive any payment made for its account under any Assigned Export Contract and that any such payments be made to the Collateral Account and utilized in accordance with the terms of the Pre-Export Loan Documents; and (iii) to receive any notice, demand or other communication to such Pre-Export Borrower pursuant to the Pre-Export Loan Documents, and in each case such Pre-Export Borrower shall be bound as though such Pre-Export Borrower itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

9.4          Employment of Agents.  The Pre-Export Borrower Representative may execute any of its duties as the Pre-Export Borrower Representative hereunder and under any other Pre-Export Loan Document by or through its Responsible Officers.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Pre-Export Financing Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

USINA MOEMA AÇÚCAR E ÁLCOOL S.A., as Pre-Export Borrower and Pre-Export Borrower Representative

By:	/s/ Samuel Saenz Rozas
Name: Samuel Saenz Rozas
Title: CFO – Director

By:	/s/ Geovane Gonsul
Name: Geovane Gonsul
Title: VP – Sugar & Bioenergy

[Signature Page to Pre-Export Financing Agreement]

MONTEVERDE AGRO-ENERGETICA S.A., as Pre-Export Borrower

By:	/s/ Samuel Saenz Rozas
Name: Samuel Saenz Rozas
Title: CFO – Director

By:	/s/ Geovane Gonsul
Name: Geovane Gonsul
Title: VP – Sugar & Bioenergy

[Signature Page to Pre-Export Financing Agreement]

USINA GUARIROBA LTDA., as Pre-Export Borrower

By:	/s/ Samuel Saenz Rozas
Name: Samuel Saenz Rozas
Title: CFO – Director

By:	/s/ Geovane Gonsul
Name: Geovane Gonsul
Title: VP – Sugar & Bioenergy

[Signature Page to Pre-Export Financing Agreement]

PEDRO AFONSO AÇÚCAR & BIOENERGIA LTDA., as Pre-Export Borrower

By:	/s/ Samuel Saenz Rozas
Name: Samuel Saenz Rozas
Title: CFO – Director

By:	/s/ Geovane Gonsul
Name: Geovane Gonsul
Title: VP – Sugar & Bioenergy

[Signature Page to Pre-Export Financing Agreement]

USINA ITAPAGIPE AÇÚCAR E ÁLCOOL LTDA., as Pre-Export Borrower

By:	/s/ Samuel Saenz Rozas
Name: Samuel Saenz Rozas
Title: CFO – Director

By:	/s/ Geovane Gonsul
Name: Geovane Gonsul
Title: VP – Sugar & Bioenergy

[Signature Page to Pre-Export Financing Agreement]

USINA FRUTAL AÇÚCAR E ÁLCOOL LTDA., as Pre-Export Borrower

By:	/s/ Samuel Saenz Rozas
Name: Samuel Saenz Rozas
Title: CFO – Director

By:	/s/ Geovane Gonsul
Name: Geovane Gonsul
Title: VP – Sugar & Bioenergy

[Signature Page to Pre-Export Financing Agreement]

AGROINDUSTRIAL SANTA JULIANA LTDA., as Pre-Export Borrower

By:	/s/ Samuel Saenz Rozas
Name: Samuel Saenz Rozas
Title: CFO – Director

By:	/s/ Geovane Gonsul
Name: Geovane Gonsul
Title: VP – Sugar & Bioenergy

[Signature Page to Pre-Export Financing Agreement]

USINA OUROESTE AÇÚCAR E ÁLCOOL LTDA., as Pre-Export Borrower

By:	/s/ Samuel Saenz Rozas
Name: Samuel Saenz Rozas
Title: CFO – Director

By:	/s/ Geovane Gonsul
Name: Geovane Gonsul
Title: VP – Sugar & Bioenergy

WITNESSES:

/s/ Gabriel Barni	/s/ Rafael Maciera
Name: Gabriel Barni	Name: Rafael Maciera
CPF/MF: 036-485-949-22	CPF/MF: 091-160-567-36

[Signature Page to Pre-Export Financing Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as Pre-Export Administrative Agent, Pre-Export Collateral Agent, and a Pre-Export Lender

By:	/s/ Toshitake Funaki
Printed Name: Toshitake Funaki
Title: Managing Director

[Signature Page to Pre-Export Financing Agreement]

ABN AMRO BANK N.V., as a Pre-Export Lender

By:	/s/ Fausto José Caron
Printed Name: Fausto José Caron
Title: Attorney-In-Fact

By:	/s/ Rogier Pieter Anton de Jong
Printed Name: Rogier Pieter Anton de Jong
Title: Attorney-In-Fact

[Signature Page to Pre-Export Financing Agreement]

ING BANK N.V., as Pre-Export Joint Lead Arranger, Pre-Export Bookrunner and a Pre-Export Lender

By:	/s/ Lars Vriens
Printed Name: Lars Vriens
Title: Managing Director

By:	/s/ Sandra Heidekamp
Printed Name: Sandra Heidekamp
Title: Director

[Signature Page to Pre-Export Financing Agreement]

SCHEDULE 1

[to be provided]

SCHEDULE 2

[to be provided]

SCHEDULE 3

[to be provided]

SCHEDULE 4

[to be provided]

EXHIBIT A

FORM OF BORROWER SECRETARY CERTIFICATE

See attached.

Exhibit A-1

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the (i) Amended and Restated Pre-Export Financing Agreement, dated as of May 1, 2018 (as amended, supplemented or otherwise modified prior to the Effective Date (as defined below), the “Pre-Export Agreement”), among USINA MOEMA AÇÚCAR E ÁLCOOL S.A., MONTEVERDE AGRO-ENERGETICA S.A., USINA GUARIROBA LTDA., PEDRO AFONSO AÇÚCAR & BIOENERGIA LTDA., USINA ITAPAGIPE AÇÚCAR E ÁLCOOL LTDA., USINA FRUTAL AÇÚCAR E ÁLCOOL LTDA., AGROINDUSTRIAL SANTA JULIANA LTDA., USINA OUROESTE AÇÚCAR E ÁLCOOL LTDA., each organized and domiciled in Brazil (collectively, the “Pre-Export Borrowers”), the Pre-Export Lenders named therein, and SUMITOMO MITSUI BANKING CORPORATION, as Pre-Export Administrative Agent (the “Pre-Export Administrative Agent”) and (ii) the Framework Agreement, dated as of May 1, 2018 (as amended, supplemented or otherwise modified prior to the Effective Date (as defined below), the “Framework Agreement”), among the Revolving Borrower, the Pre-Export Borrowers, the Revolving Lenders, the Pre-Export Lenders, the Revolving Administrative Agent and the Pre-Export Administrative Agent.  Terms defined in the Pre-Export Agreement are used herein with the same meanings.

_______________ (the “Assignor”) and ________________ (the “Assignee”) agree as follows:

1.          The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, a _____% interest (the “Assigned Interest”) in and to the Assignor’s rights and obligations (x) as a Pre-Export Lender under the Pre-Export Agreement with respect to those credit facilities contained in the Pre-Export Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”) and (y) as a Pre-Export Lender under the Framework Agreement, in a principal amount for each Assigned Facility as set forth on Schedule 1 (the aggregate principal amount of which is not less than $5,000,000, except in the case of an assignment of all the Assignee’s interests under the Pre-Export Agreement).

2.          The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Pre-Export Agreement, the Framework Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Pre-Export Agreement, the Framework Agreement, or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Pre-Export Borrowers, any of its Subsidiaries or any other obligor or the performance or observance by the Pre-Export Borrowers, any of its Subsidiaries or any other obligor of any of their respective obligations under the Pre-Export Agreement, the Framework Agreement, or any other instrument or document furnished pursuant hereto or thereto; and (iii) attaches the promissory note(s) (if any) held by it evidencing the Assigned Facilities and (a) requests that the Pre-Export Administrative Agent (upon request by the Assignee) exchange such promissory note(s) for a new promissory note or promissory notes payable to the Assignee and (b) if the Assignor has retained any interest in the Assigned Facilities, requests that the Pre-Export Administrative Agent exchange the attached promissory note(s) for a new promissory note or promissory notes payable to the Assignor, in each case, in the amount which reflects the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

EXHIBIT B-1

3.          The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance, the Framework Agreement and the Pre-Export Credit Agreement; (ii) confirms that it has received a copy of the Framework Agreement and the Pre-Export Credit Agreement, together with copies of the financial statements delivered pursuant to subsections 5.1(f) and 5.1(g) of the Pre-Export Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor, the Pre-Export Administrative Agent or any other Pre-Export Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Pre-Export Agreement or the Framework Agreement or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes the Pre-Export Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Pre-Export Agreement or the Framework Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Pre-Export Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (v) agrees that it will be bound by the provisions of the Pre-Export Agreement and the Framework Agreement and will perform in accordance with its terms all the obligations which by the terms of the Pre-Export Agreement and the Framework Agreement required to be performed by it as a Pre-Export Lender including its obligation pursuant to subsection 2.13(f) or (g) of the Pre-Export Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Pre-Export Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4.          The effective date of this Assignment and Acceptance shall be _________, 20__ (the “Effective Date”).  Following the execution of this Assignment and Acceptance, it will be delivered to the Pre-Export Administrative Agent for acceptance by it and recording by the Pre-Export Administrative Agent pursuant to subsection 8.6(c) of the Pre-Export Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Pre-Export Administrative Agent, be earlier than five (5) Business Days after the date of such acceptance and recording by the Pre-Export Administrative Agent).

5.          Upon such acceptance and recording, from and after the Effective Date, the Pre-Export Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue on or subsequent to the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Pre-Export Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

EXHIBIT B-2

6.          From and after the Effective Date, (i) the Assignee shall become and be deemed a party to the Pre-Export Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Pre-Export Lender thereunder with a Pre-Export Commitment and/or Pre-Export Loans as set forth herein and shall be bound by the provisions thereof, (ii) the Assignee shall become and be deemed a party to the Framework Agreement and a “Pre-Export Lender” and a “Revolving Lender” thereunder for all purposes thereof and, to extent provided in such Assignment and Acceptance, shall enjoy all rights and assume all of the obligations of the Assignor as a Revolving Lender and a Pre-Export Lender set forth in the Framework Agreement, and (iii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Pre-Export Agreement, the Framework Agreement and the Revolving Credit Agreement.

7.          This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of ________, 20__ by their respective duly authorized officers on Schedule 1 hereto.

EXHIBIT B-3

Schedule 1
to Assignment and Acceptance
relating to (i) the Amended and Restated Pre-Export Financing Agreement, dated as of dated May 1, 2018, among the Pre-Export Borrowers named therein, the Pre-Export Lenders named therein, and SUMITOMO MITSUI BANKING CORPORATION, as administrative agent (in such capacity, the “Pre-Export Administrative Agent”), and (ii) the Framework Agreement, dated as of May 1, 2018, among the Revolving Borrower, the Pre-Export Borrowers, the Revolving Lenders, the Pre-Export Lenders, the Revolving Administrative Agent and the Pre-Export Administrative Agent.

Export Administrative Agent.

Name of Assignor: Name of Assignee: Effective Date of Assignment:
Dollar Equivalent of Principal Amount Assigned
Pre-Export Commitment Percentage
and corresponding rights and
obligations under Framework
Agreement Assigned
(to at least fifteen decimals) (shown
as a percentage of aggregate
principal amount of all Pre-Export
Lenders)

Accepted: [ASSIGNOR] By:__________________________________ Name: Title:	[ASSIGNEE] By:__________________________________ Name: Title:
Consented To:[1]

1 Consent of the Pre-Export Administrative Agent and the Pre-Export Borrower is required only with respect to assignments to a Person not then a Pre-Export Lender or a Pre-Export Lender Affiliate and any assignment of the Pre-Export Commitment to a Person that does not have a Pre-Export Commitment (except that the consent of the Pre-Export Borrower shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing).
EXHIBIT B-4

SUMITOMO MITSUI BANKING CORPORATION, as Agent By:__________________________________ Name: Title:	[●] By:__________________________________ Name: Title:

EXHIBIT B-5

EXHIBIT C

FORM OF FUNDING INDEMNITY LETTER

EXHIBIT C-1

EXHIBIT D

FORM OF NOTE

FORM OF NOTE

NOTA PROMISSORIA	PROMISSORY NOTE
Valor: U.S.$ [●] ([●] milhões de Dólares Norte Americanos)	Amount: U.S.$ [●] ([●] million United States Dollars)
Local de Emissão: [São Paulo – SP, Brasil]	Place of Issuance: [São Paulo – SP, Brazil]
Data de Vencimento: À vista	Pre-Export Maturity Date: At sight
Usina Moema Açúcar E Alcool S.A., Monteverde Agro-Energética S.A., Usina Guariroba Ltda., Pedro Afonso Açúcar & Bioenergia Ltda., Usina Itapagipe Açúcar e Alcool Ltda., Usina Frutal Açúcar E Alcool Ltda., Agroindustrial Santa Juliana Ltda., Usina Ouroeste Açúcar e Alcool Ltda. (a “Devedora”), por esta nota promissória, de maneira irrevogável e irretratável obriga-se a pagar, à vista, ao [●] (o “Credor”), ou à sua ordem, o valor em Reais correspondente a U.S. $[•] ([•] milhões de Dólares Norte Americanos), a ser pago sem qualquer compensação ou dedução e livre de quaisquer tributos, encargos e taxas de qualquer natureza, presentes ou futuros, em recursos imediatamente disponíveis na moeda corrente da República Federativa do Brasil.

Usina Moema Açúcar E Alcool S.A., Monteverde Agro-Energética S.A., Usina Guariroba Ltda., Pedro Afonso Açúcar & Bioenergia Ltda., Usina Itapagipe Açúcar e Alcool Ltda., Usina Frutal Açúcar E Alcool Ltda., Agroindustrial Santa Juliana Ltda., Usina Ouroeste Açúcar e Alcool Ltda., each organized and domiciled in Brazil (collectively, the “Pre-Export Borrowers”), by this Promissory Note, irrevocably and unconditionally undertakes to pay, at sight, to [●] (the “Pre-Export Lender”), or to its order, the amount in Brazilian Reais corresponding to U.S.$ [●] ([●] million United States Dollars), to be paid without set-off or deduction and free of any taxes, levies, imposts or duties of any nature, present or future, in immediately available funds in the Federative Republic of Brazil national currency.

Para pagamento no Brasil, o valor constante desta Nota Promissória deverá ser convertido em moeda corrente nacional, de acordo com a taxa de venda do Dólar dos Estados Unidos da América divulgada por meio da página da internet do Banco Central do Brasil sobre taxas de câmbio na opção “Todas as moedas”, ou de qualquer outra página do Banco Central do Brasil que venha a substituí-la com relação a divulgação da referida taxa, no fechamento do dia útil anterior ao do pagamento, contra a apresentação desta Nota Promissória à Devedora.

For payment in Brazil, the amount indicated in this Promissory Note shall be converted into national currency, in accordance with the sale rate of United States Dollars published by means of the website of the Central Bank of Brazil over the foreign exchange rates in the option “All currencies”, or any replacement page of the Central Bank of Brazil which displays that rate, on the closing of the business day preceding the date of payment, upon presentation of this Promissory Note to the Pre-Export Borrower.

EXHIBIT D-1

Esta Nota Promissória é vinculada ao Contrato de Pré-Pagamento de Exportação datado de 1 de Maio de 2018, entre Usina Moema Açúcar E Alcool S.A., Monteverde Agro-Enérgetica S.A., Usina Guariroba Ltda., Pedro Afonso Açúcar & Bioenergia Ltda., Usina Itapagipe Açúcar e Alcool Ltda., Usina Frutal Açúcar E Alcool Ltda., Agroindustrial Santa Juliana Ltda., Usina Ouroeste Açúcar e Alcool Ltda. and Sumitomo Mitsui Banking Corporation, ABN AMRO Bank N.V. and ING Bank N.V. e os credores e agentes partes do contrato.

This Promissory Note has been issued in connection with the Amended and Restated Pre-Export Financing Agreement dated as of May 1, 2018, among Usina Moema Açúcar E Alcool S.A., Monteverde Agro-Energética S.A., Usina Guariroba Ltda., Pedro Afonso Açúcar & Bioenergia Ltda., Usina Itapagipe Açúcar e Alcool Ltda., Usina Frutal Açúcar E Alcool Ltda., Agroindustrial Santa Juliana Ltda., Usina Ouroeste Açúcar e Alcool Ltda. and Sumitomo Mitsui Banking Corporation, ABN AMRO Bank N.V. and ING Bank N.V. and the lenders and agents party thereto.

De acordo com o Artigo 34 do Anexo I do Decreto n° 57.663/1966, o Credor poderá apresentar esta Nota Promissória em até 10 (dez) anos a partir da data de emissão.	According to Article 34 of the Exhibit I of the Brazilian Decree No. 57.663/1966, the holder may present this Promissory Note up to 10 (ten) years from the issuance date.
A Devedora dispensa quaisquer exigências de notificação, apresentação ou protesto, de qualquer natureza, em relação a esta Nota Promissória e sua apresentação para pagamento imediato em favor do Credor.

Each Pre-Export Borrower waives any notification, presentation or protest requirements, of any nature, in relation to this Promissory Note and its presentation for immediate payment to the Pre-Export Lender.

Local de Pagamento: [Cidade de São Paulo, Estado de São Paulo, Brasil]	Place of Payment: [City of Sao Paulo, State of Sao Paulo, Brazil]
Esta Nota Promissória é emitida simultaneamente nos idiomas inglês e português. No caso de quaisquer discrepâncias e/ou inconsistências entre a versão em inglês e a versão em português, prevalecerá a versão em português.

This Promissory Note is issued in both English and Portuguese.  Should there be any conflict and/or inconsistency between the English version and the Portuguese version, the Portuguese version shall prevail.

Esta Nota Promissória é regida de acordo com as leis da República Federativa do Brasil e toda e qualquer disputa decorrente ou em conexão a esta Nota Promissória será resolvida no foro da comarca de São Paulo, Estado de São Paulo, Brasil.

This Promissory Note shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil and any and all disputes arising out of or in connection with this Promissory Note shall be settled at the forum of the city of São Paulo, State of São Paulo, Brazil.

[●], Brasil	[●], Brazil

EXHIBIT D-2

Usina Moema Açúcar E Alcool S.A., as Pre-Export Borrower

By:
Name:
Title:

Monteverde Agro-Energética S.A., as Pre-Export Borrower

By:
Name:
Title:

Usina Guariroba Ltda., as Pre-Export Borrower

By:
Name:
Title:

Pedro Afonso Açúcar & Bioenergia Ltda., as Pre-Export Borrower

By:
Name:
Title:

Usina Itapagipe Açúcar e Alcool Ltda., as Pre-Export Borrower

By:
Name:
Title:

Usina Frutal Açúcar E Alcool Ltda., as Pre-Export Borrower

By:
Name:
Title:

EXHIBIT D-3

Agroindustrial Santa Juliana Ltda., as Pre-Export Borrower

By:
Name:
Title:

Usina Ouroeste Açúcar e Alcool Ltda., as Pre-Export Borrower

By:
Name:
Title:

GARANTIDO POR AVAL POR:	UNCONDITIONALLY GUARANTIED (BY “AVAL”) BY:

[●],

By:

Name:
Title:

WITNESSES:

Name:	Name:
CPF/MF:	CPF/MF

EXHIBIT D-4

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

EXHIBIT E-1